     As filed with the Securities and Exchange Commission on April 12, 2000

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                --------------

                                 Comdisco, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                --------------

              Delaware                                  36-2687938
  (State or Other Jurisdiction of                    (I.R.S. Employer
   Incorporation or Organization)                 Identification Number)

                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                          JEREMIAH M. FITZGERALD, Esq.
                     Vice President and Chief Legal Officer
                                 Comdisco, Inc.
                             6111 North River Road
                            Rosemont, Illinois 60018
                                 (847) 698-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
         LOLA M. HALE, Esq.                     ROBERT J. DONATUCCI, Esq.
      MICHAEL J. BOLAND, Esq.                        Brown & Wood LLP
       McBride Baker & Coles                One World Trade Center, 58th Floor
    500 West Madison, 40th Floor                 New York, New York 10048
      Chicago, Illinois 60661                         (212) 839-5300
           (312) 715-5700

                                --------------

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                  Proposed
                                                  maximum
   Title of each class of securities to be       aggregate       Amount of
                  registered                   offering price registration fee
------------------------------------------------------------------------------
Comdisco, Inc.--Comdisco Ventures Stock, par
 value $0.10 per share.......................   $150,000,000     $39,600(1)
------------------------------------------------------------------------------
Rights to purchase Preferred Stock, Series D,
 par value $0.10 per share(2)................       N/A             N/A
------------------------------------------------------------------------------
Comdisco Stock, par value $0.10 per
 share(3)....................................       N/A             N/A
------------------------------------------------------------------------------
Rights to purchase Preferred Stock, Series C,
 par value $0.10 per share(4)................       N/A             N/A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Prior to the occurrence of certain events, the rights will not be evidenced or traded separately from the Comdisco Ventures Stock. Value, if any, of the rights is reflected in the market price of the Comdisco Ventures Stock. Accordingly, no separate fee is paid.
(3) Registered solely because the shares of Comdisco Ventures Stock registered under this Registration Statement may be converted, at the option of the Registrant, into shares of Comdisco Stock in accordance with the terms of the Comdisco Ventures Stock. No additional consideration would be paid by the holders of Comdisco Ventures Stock upon a conversion of the Comdisco Ventures Stock into Comdisco Stock. Accordingly, no separate fee is paid.
(4) Prior to the occurrence of certain events, the rights will not be evidenced or traded separately from the Comdisco Stock. Value, if any, of the rights is reflected in the market price of the Comdisco Stock. Accordingly, no separate fee is paid.

                                --------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to such Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

      This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. and Canadian offering of the Comdisco Ventures Stock of the registrant and one to be used in a concurrent international offering of the Comdisco Ventures Stock. The international prospectus will be identical to the U.S. prospectus except that it will have a different front cover page, underwriting section and back cover page. The U.S. prospectus is included herein and is followed by the alternate front cover page, underwriting section and back cover page to be used in the international prospectus, each of which has been labeled "Alternative Page for International Prospectus."

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 12, 2000

PROSPECTUS

                                           Shares


                                     [LOGO]


                            Comdisco Ventures Stock

    Comdisco, Inc. is a Delaware corporation. Our principal executive office is 6111 North River Road, Rosemont, Illinois 60018. Our telephone number is (847) 698-3000.

    This is our initial public offering of Comdisco Ventures Stock, a new series of our common stock intended to reflect the performance of Comdisco Ventures, our venture financing business. The U.S. underwriters are offering shares in the U.S. and Canada and the international managers are
offering               shares outside the U.S. and Canada.

    We anticipate that the price to the public will be between $     and $
per share. Currently, no public market exists for Comdisco Ventures Stock. We intend to list our Comdisco Ventures Stock on the Nasdaq National Market, under the symbol "CDOV."

  Investing in Comdisco Ventures Stock involves risks. See "Risk Factors," beginning on page 8.

                                                       Per Share Total
                                                       --------- -----
     Public offering price............................  $           $
     Underwriting discount............................  $           $
     Proceeds, before expenses, to Comdisco...........  $           $

    The U.S. underwriters may also purchase up to an additional shares of Comdisco Ventures Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly
purchase up to an additional                 shares.

    The shares of Comdisco Ventures Stock will be ready for delivery on or
about                , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              Merrill Lynch & Co.

            The date of this prospectus is                   , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   2
Risk Factors.............................................................   8
Special Note Regarding Forward Looking Statements........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Historical Financial Data.......................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations of Comdisco Ventures......................................  25
Business of Comdisco Ventures............................................  32
Description of Comdisco Capital Stock....................................  52
Certain Management and Allocation Policies...............................  70
Material U.S. Federal Income Tax Considerations..........................  77
Underwriting.............................................................  80
Legal Matters............................................................  84
Experts..................................................................  84
Where You Can Find More Information......................................  84
Incorporation of Information Comdisco Files With the SEC.................  85
Annex I--Illustration of Terms of Comdisco Ventures Stock................ I-1
Comdisco Ventures Financial Statements................................... F-1

                               -----------------

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that is important to you in making an investment decision. To better understand the offering, you should read this entire prospectus carefully, as well as those additional documents to which we refer you. See "Where You Can Find More Information," on page 84. All references to "we," "our," or "us" in this prospectus are to Comdisco, Inc. All references to fiscal years are to Comdisco's fiscal years ended September 30, unless otherwise indicated.

Comdisco

     Comdisco provides global technology infrastructure solutions to help its customers maximize their technology's reliability, efficiency and flexibility.

     From an accounting standpoint, we have separated our venture financing business--which we call Comdisco Ventures--from the rest of our businesses-- which we call Comdisco Group. We intend our Comdisco Ventures Stock to reflect the economic performance of Comdisco Ventures, and we intend our Comdisco Stock to reflect the economic performance of Comdisco Group. We have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flows between Comdisco Group and Comdisco Ventures.

     Comdisco Group includes:

     . our technology services businesses, including: continuity services, managed network services, desktop management solutions and web hosting and availability services;

     . our global leasing and remarketing businesses in areas such as electronics, communications, laboratory and scientific and industrial automation equipment;

     . our interest in Prism Communication Services, Inc., a majority-owned subsidiary through which we provide integrated communications services; and

     . our retained interest in Comdisco Ventures, which is currently 100%.
       This retained interest will decline to reflect the initial issuance of Comdisco Ventures Stock as well as any future issuances.

     Our principal executive offices are located at 6111 North River Road, Rosemont, Illinois 60018. Our telephone number is (847) 698-3000. Our Web site address is www.comdisco.com. The information on our Web site is not part of this prospectus.

Comdisco Ventures

     Comdisco Ventures is a leading provider of venture leases, venture debt and direct equity financing to venture capital-backed companies. Comdisco Ventures' relationships with leading venture capital firms help it identify what it believes are the best positioned companies in the most attractive high-growth industries. Comdisco Ventures offers a broad range of innovative equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders. Comdisco Ventures also plans to offer a number of additional services to its network of customers. During the last two years, some of Comdisco Ventures' notable customers include Ariba, Ask Jeeves, Be Free, Copper Mountain Networks, Critical Path, E-Loan, E.piphany, eToys, Extreme Networks, Gadzoox Networks, Inktomi, NextCard, Niku, Northpoint Communications, Siara Systems and StratumOne Communications.

     Comdisco Ventures provides its customers with financing "commitments"-- agreements to provide up to a stated dollar amount of financing over a stated period of time. Comdisco Ventures was formed in 1987, and since that time, has committed over $2 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $310 million in the first quarter of fiscal 2000. Of the 740 companies Comdisco Ventures has helped finance, over 170 have gone public and over 120 have been acquired.

     Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors. In addition, while financings from venture-oriented banks and asset-based lenders generally result in no or minimal dilution of the ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

     Comdisco Ventures believes these two primary sources of capital do not optimize the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures.

Comdisco Ventures' Solution

     Comdisco Ventures believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

     Comdisco Ventures has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings. Venture leases are leases with warrants that compensate Comdisco Ventures for providing the leases at more attractive financing terms than leases without warrants. Venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms and security conditions than more traditional debt financing. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures' purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

Comdisco Ventures' Strategy

     Comdisco Ventures intends to expand its position as a leading provider of venture leases and venture debt and to introduce complementary services to venture capital-backed companies. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures' strategy include:

     . leveraging relationships with leading venture capitalists;

     . providing capital through innovative products;

     . maintaining a diversified customer base;

     . expanding funding sources;

     . capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

     Comdisco Ventures expects to generate future revenues from:

     . the sale of common stock holdings in public companies;

     . the disposition of current equity holdings in private companies, through the sale of common stock following initial public offerings or in connection with a merger, acquisition or other liquidity event;

     . returns it receives from ownership interests in alternative funding sources, such as limited partnership funds;

     . lease payments, interest payments on venture debt and related proceeds from its customers; and

     . fees or equity components received in connection with its service offerings.

The Distribution

     The Comdisco Ventures Stock we will issue in this initial public offering will reflect only a percentage interest in the economic performance of Comdisco Ventures. Comdisco Group will continue to hold an interest in Comdisco Ventures that reflects the balance of the economic performance of Comdisco Ventures in the form of a retained interest. We currently intend to follow this initial public offering with a distribution of newly issued shares of Comdisco Ventures Stock to holders of Comdisco Stock. These newly issued shares would represent Comdisco Group's retained interest in Comdisco Ventures. We expect to make this distribution of newly issued shares by means of either a split-off, where the holders of Comdisco Stock may exchange shares of Comdisco Stock for new shares of Comdisco Ventures Stock, or a spin-off, where we would distribute newly issued Comdisco Ventures Stock to all holders of Comdisco Stock as a dividend. The exact method and timing of this distribution has not yet been determined. Following such distribution, we expect that the outstanding shares of Comdisco Ventures Stock would reflect 100% of the economic performance of Comdisco Ventures. There is no guarantee, however, that a distribution of Comdisco Group's retained interest will ever occur or occur in the manner described above.

Selected Rights and Terms of Comdisco Ventures Stock

     Voting Rights. On all matters as to which all series of our common stock vote together as a single class, each outstanding share of Comdisco Ventures Stock will have one vote prior to the 31st trading day after the effective date of our restated charter. For each vote of stockholders on or after that day, each share of Comdisco Ventures Stock will have a number of votes equal to the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a specified 20 trading day period prior to the record date of that vote; provided, however, that outstanding Comdisco Ventures Stock will in no event represent more than 35% of the total voting power of all outstanding shares of our capital stock.

     Dividends. Provided that we have sufficient assets to pay a dividend under applicable law, Comdisco may declare and pay dividends on Comdisco Ventures Stock up to an "available dividend amount." This amount is designed to be equivalent to the amount that would legally be available for dividends on that stock if Comdisco Ventures were a stand-alone corporation. We do not, however, expect to pay dividends on Comdisco Ventures Stock.

     Rights on Disposition of the Assets of Comdisco Ventures. If we dispose of all or substantially all of the assets of Comdisco Ventures, and the disposition is not an exempt disposition, as described beginning on page 55, we would be required to choose one of the following alternatives:

     . pay a dividend to the holders of Comdisco Ventures Stock in an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures);

     . if the disposition involves all of the assets of Comdisco Ventures, redeem all outstanding shares of Comdisco Ventures Stock in exchange for an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures);

     . if the disposition involves substantially all, but not all, of the assets of Comdisco Ventures, redeem a number of whole shares of Comdisco Ventures Stock in exchange for an amount equal to the net proceeds of the disposition (net of corresponding amounts allocated to Comdisco Group in respect of its retained interest in Comdisco Ventures); or

     . convert each share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock, calculated during a specified 20-day trading period prior to the disposition.

     Conversion of Comdisco Ventures Stock at Option of Comdisco. We will have the right, at any time, to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a specified 20-day trading period prior to the mailing of the conversion notice for conversions occurring in the first quarter after we first issue Comdisco Ventures Stock. The percentage applied to the ratio of market values will decline ratably each quarter over a period of ten quarters to 115%.

     Notwithstanding the conversion provisions outlined above, if an adverse tax law change identified beginning on page 56 were to take place, we will have the right to convert shares of Comdisco Ventures Stock into a number of shares
of Comdisco Stock equal to      % of the ratio of their average market values,
regardless of when the adverse tax law change takes place.

Risk Factors

     See "Risk Factors" beginning on page 8 for a discussion of risk factors relating to the business of Comdisco Ventures and an investment in the Comdisco Ventures Stock offered through this prospectus.

The Offering

     Unless we specifically state otherwise, the information in this prospectus does not take into account the possible issuance of up to additional shares of Comdisco Ventures Stock, which the underwriters have the option to purchase from us solely to cover over-allotments. If the underwriters
exercise this option in full, there will be             shares of Comdisco
Ventures Stock outstanding following this offering.

Comdisco Ventures Stock offered:

  U.S. and Canadian offering.......              shares

  International offering...........              shares

    Total..........................              shares

Comdisco Ventures Stock to be
 outstanding after this offering...              shares

Equivalent shares of Comdisco
 Ventures Stock represented by
 Comdisco Group's retained
 interest..........................              shares

Total Comdisco Ventures Stock and
 equivalent shares of Comdisco
 Ventures Stock to be outstanding
 after this offering...............              shares

Use of proceeds.................... The proceeds from this offering, after expenses, will be used by Comdisco Ventures
                                    to repay inter-group loans to Comdisco
                                    Group and for general corporate purposes.
                                    Comdisco Group will use those funds it
                                    receives from Comdisco Ventures for general
                                    corporate purposes. See "Use of Proceeds,"
                                    on page 20.

Preferred share purchase rights.... As part of Comdisco's stockholder rights plan, one preferred share purchase right
                                    will be attached to each share of Comdisco
                                    Ventures Stock sold in the offering and
                                    thus the rights are also being offered
                                    hereby. See "Description of Comdisco
                                    Capital Stock--Amended and Restated Rights
                                    Agreement," beginning on page 64.

Proposed Nasdaq National Market
 symbol............................ "CDOV"

     The number of shares of Comdisco Ventures Stock to be outstanding after this offering does not include shares of Comdisco Ventures Stock underlying stock-based awards that we expect to issue to senior executives of Comdisco Ventures under the Management Incentive Plan. See "Business of Comdisco Ventures--Management--Management Incentive Plan," beginning on page 49.

     Following the initial public offering and before the distribution (if any), the remaining interest not represented by Comdisco Ventures Stock issued in the offering will be reflected in the financial statements of Comdisco Group as a "retained interest" in Comdisco Ventures.

Summary Financial Data of Comdisco Ventures

     The following summary financial data should be read in conjunction with Comdisco Ventures' financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures," beginning on page 25 of contained elsewhere in this prospectus. You should also review the audited financial information of Comdisco provided in Comdisco's Form 10-K, as amended by Form 10-K/A, for fiscal 1999, and the unaudited financial information of Comdisco provided in Comdisco's Form 10-Q, as amended by Form 10-Q/A, for the quarter ended December 31, 1999. The summary statements of operations data for fiscal 1999, 1998 and 1997 are derived from audited financial statements of Comdisco Ventures which are included elsewhere in this prospectus. The summary income statement data for the three months ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 1999 and 1998 are derived from unaudited financial statements of Comdisco Ventures which are also included elsewhere in this prospectus. The unaudited summary financial data reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the three months ended December 31, 1999 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year.

                               COMDISCO VENTURES

                       SUMMARY HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                       Three Months
                                          Ended
                                       December 31,   Years Ended September 30,
                                     ---------------- -------------------------
                                       1999    1998     1999     1998    1997
                                     -------- ------- -------- -------- -------
Income Statement Data:
Revenue:
 Leasing............................ $ 37,993 $25,515 $118,403 $ 85,086 $68,620
 Sales..............................    2,318   1,269    6,142    7,136   6,942
 Interest income on notes...........   11,759   2,314   22,580    6,655   3,139
 Warrant sale proceeds and capital
  gains.............................   88,725   7,000   80,731   14,938  16,435
 Other..............................      408     151      683      483     195
                                     -------- ------- -------- -------- -------
Total revenue.......................  141,203  36,249  228,539  114,298  95,331
                                     -------- ------- -------- -------- -------
Costs and expenses:
 Leasing............................   28,294  18,405   88,114   60,363  46,355
 Sales..............................    1,008   1,036    4,460    3,980   4,423
 Selling, general & administrative..   18,422   1,562   18,166    5,793   5,436
 Interest...........................   10,791   4,014   23,373   10,835   7,670
 Bad debt expense...................   21,800     800   23,200    4,786   6,250
                                     -------- ------- -------- -------- -------
Total costs and expenses............   80,315  25,817  157,313   85,757  70,134
                                     -------- ------- -------- -------- -------
Earnings before income taxes........   60,888  10,432   71,226   28,541  25,197
Income taxes........................   23,685   4,160   28,402   11,381  10,047
                                     -------- ------- -------- -------- -------
Net earnings........................ $ 37,203 $ 6,272 $ 42,824 $ 17,160 $15,150
                                     ======== ======= ======== ======== =======

                                              December 31,       September 30,
                                           ------------------- -----------------
                                              1999      1998     1999     1998
                                           ---------- -------- -------- --------
Balance Sheet Data:
Equity securities......................... $  423,280 $ 52,884 $197,335 $ 16,995
Receivables, net..........................    413,815  132,811  341,061   66,425
Net leased assets.........................    330,807  206,590  288,347  189,747
Total assets..............................  1,190,205  402,215  845,574  281,243
Inter-group payable.......................    638,299  282,353  533,297  189,281
Division equity...........................    351,007   93,726  199,649   71,080

                                  RISK FACTORS

      You should carefully consider the risks described below, as well as the other information included in this prospectus, before making a decision to buy Comdisco Ventures Stock. The risks described below are not the only ones facing Comdisco Ventures. Additional risks not presently known to us or that we currently deem immaterial may also impair Comdisco Ventures' business operations. Comdisco Ventures' business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of Comdisco Ventures Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Relating to the Business of Comdisco Ventures

Comdisco Ventures' customers typically consist of venture capital-backed companies. Providing financings to these companies involves a high degree of business and financial risk, which can result in substantial losses, and accordingly, an investment in Comdisco Ventures should be considered speculative

      Comdisco Ventures' customers often have yet to generate revenues and often need substantial additional capital to expand, compete or even meet current obligations. Typically, these venture capital-backed companies are in a start-up development stage and may be more vulnerable to changes in economic conditions, particularly changes that would adversely affect their ability to raise necessary capital. If changes in economic conditions--a rise in interest rates, for example--make it more difficult and costly for these companies to raise the capital they require, their businesses would be adversely affected. Additionally, these customers may have substantial variations in operating results from period to period, face intense competition, and experience failures or substantial declines in value at any stage. All of these factors will affect Comdisco Ventures' customers' ability to meet their obligations to Comdisco Ventures, and will affect the fair market value of any of their equity securities held by Comdisco Ventures. At the time that Comdisco Ventures provides financing, a customer may lack one or more key attributes (e.g., proven technology, marketable product, complete management team, or strategic alliances) necessary for success, and may never achieve these attributes. In certain cases, returns on financings will be long term in nature and may require many years from the date of initial financing before they can be achieved, if at all.

Market conditions, along with contractual and regulatory restrictions, may affect Comdisco Ventures' ability to dispose of its equity positions in the most economically advantageous manner

      Comdisco Ventures generates a significant part of its revenues and profits when it sells the public equity securities it holds in its customers who have had their initial public offering or have merged with or been acquired by a public company. The current economic environment has accelerated the ability of Internet-based and other high-technology companies to position themselves for a public offering, merger, acquisition or other liquidity event. Continuation of these favorable economic conditions is beyond our control. Historically, Comdisco Ventures' general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity positions for several months after a liquidity event. Comdisco Ventures' management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures' policy, with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holding. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both the ability of Comdisco Ventures to dispose of those equity securities and the value of those equity securities prior to the dates on which they are disposed. See "Business of Comdisco Ventures--Overview of Financing Commitments and Equity Holdings of Comdisco Ventures--Equity Holdings--Public Equity Holdings," beginning on page 40.

The market price of Comdisco Ventures Stock may fluctuate because the value of some of Comdisco Ventures' assets fluctuates

      A significant portion of Comdisco Ventures assets may include the equity securities of both publicly traded and non-publicly traded companies. The market price and valuations of the securities that Comdisco Ventures holds in these and other companies may fluctuate significantly due to market conditions and other conditions over which Comdisco Ventures has no control. Fluctuations in the market price and valuations of the securities that Comdisco Ventures holds in other companies may result in fluctuations in the market price of Comdisco Ventures Stock.

      Fluctuations in future periods may be greater than those experienced in past periods as a result of Comdisco Ventures' focus on Internet-related, communications and other high-technology companies. The market prices of equity securities of companies in these industries can fluctuate significantly. We expect the market price of Comdisco Ventures Stock to be particularly susceptible to such volatility, because Comdisco Ventures may be valued in the future in part on the basis of a number of interests it holds in public and private Internet-related, communications and other high-technology companies. Therefore, fluctuations in the valuations of any of Comdisco Ventures' customers may cause the market price of Comdisco Ventures Stock to fluctuate. The trading prices of many public Internet-related, communications and other high-technology companies have reached historical highs since January 1999 and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below these historical highs. In addition, for those customers whose securities are not publicly traded, the realizable value of Comdisco Ventures' interests may prove to be lower than the carrying value reflected in Comdisco Ventures' financial statements.

      The value of the warrants that Comdisco Ventures generally receives in connection with its venture leases and venture debt is dependent on the value of the equity securities for which the warrants can be exercised. The value of those securities is dependent primarily on the success of the underlying company's business strategy, but also depends on general economic and equity market conditions. The prospects for achieving consistent profitability in the case of many companies to which Comdisco Ventures provides financing are speculative. The warrants and equity securities for which the warrants can be exercised generally will be restricted securities that cannot readily be sold for some period of time. If the value of the equity securities underlying a warrant does not increase above the exercise price during the life of the warrant, Comdisco Ventures would permit the warrant to expire unexercised and the warrant would then have no value.

The market price of Comdisco Ventures Stock may fluctuate or decline due to an inability to predict future earnings and substantial variation in earnings from quarter-to-quarter and year-to-year

      A substantial portion of Comdisco Ventures' income comes from the sale of the equity interests that it holds in its customers. Profits are recognized upon those sales.

      The sales of these equity interests are dependent on the sale, merger, or initial public offering of the customer as well as the sales price of the equity interest. Comdisco Ventures has no control over the sale, merger, initial public offering or market price of its customers. Moreover, whether or not a sale, merger or initial public offering takes place depends on both general market conditions as well as the success of Comdisco Ventures' customers. Adverse market conditions may prevent or deter sales, mergers and initial public offerings from taking place. These factors, when combined with Comdisco Ventures' practice of disposing of equity interests in an orderly way as soon as reasonably and legally possible, mean that income and profits from the sale of equity interests can and will vary substantially from quarter-to-quarter and year-to-year. This will make it difficult or impossible to project future performance based on past results.

      Fluctuations in earnings and uncertainty about future earnings may result in a lower and more volatile price for Comdisco Ventures Stock than would be achieved with predictable, steadily growing earnings.

If Comdisco Ventures is unable to maintain its strong relationships with the venture capital community its ability to identify and evaluate financing opportunities would be impaired

      Comdisco Ventures has established working relationships with leading venture capital organizations. These venture capital organizations serve as referral sources utilized by Comdisco Ventures to broaden its customer base. There can be no assurance that these relationships can be maintained or sustained. To the extent that Comdisco Ventures is unable to maintain these relationships, its ability to identify potential customers may be substantially impaired.

Comdisco Ventures' venture debt and direct equity financing products are new and Comdisco Ventures has no reliable loss history with these products. We cannot assure you that those products will continue to be accepted by venture capital-backed companies as an attractive source of capital

      Comdisco Ventures has provided its venture debt and direct equity financing products for a short period of time. While Comdisco Ventures has experienced substantial growth in originations of these products, we cannot assure you that this growth will continue. Furthermore, there has not been a long enough period of time in which to assess the potential loss history of these products. Finally, Comdisco Ventures cannot predict how a change in current favorable economic conditions would affect the market for, or performance of, these financing products.

If the current favorable economic conditions that have encouraged the growth of early-stage companies and investment in these companies change, it could materially affect Comdisco Ventures' business

      The current economic environment has been sustained over a number of years and is currently the longest continuous period of economic growth in the last thirty years. This environment has encouraged entrepreneurs to conceive, develop and bring to market new products and services, especially in high-technology industries. Comdisco Ventures targets those early-stage companies that have been able to attract venture capital financing to their businesses. Any adverse change in the current economic environment could materially affect the market in which Comdisco Ventures operates.

      Many of the companies to which Comdisco Ventures provides financing are dependent on third parties for liquidity. Venture capitalists have been able to raise significant funds for investment in Internet-related, communications and other high-technology companies. Additionally, a number of public companies have funds available for investments in these industries as part of their strategic plans. Any significant change in the availability of these funds would have a material impact on Comdisco Ventures' customer base, and, potentially, Comdisco Ventures' ability to collect on its venture leases and venture debt, as well as the fair market value of its equity holdings.

If Comdisco Ventures cannot raise additional capital on acceptable terms from alternative funding sources, it may not be able to grow its business

      Historically, Comdisco Ventures has funded its financings out of cash flow from operations and by borrowing funds from Comdisco. To take advantage of the increased market and demand for its venture financing products, Comdisco Ventures must substantially increase its funding levels. To do so, it intends to identify and raise alternative sources of funds with acceptable economic terms, such as the formation of limited partnership funds. If Comdisco Ventures cannot do so, its business would be limited to whatever growth could be funded by cash flow, additional sales of Comdisco Ventures Stock to the public or borrowings from Comdisco, which is not under any current obligation to provide those borrowings. If Comdisco Ventures is unable to expand its funding sources, its growth may be limited. See "Business of Comdisco Ventures--Funding Sources," beginning on page 44.

      Any adverse changes in the current favorable economic environment would impact potential investors in any alternative funding source Comdisco Ventures may use, and this in turn, would have a material impact on Comdisco Ventures' liquidity and access to funds.

Conflicts could occur between Comdisco Ventures and any alternative funding source it establishes over the use of resources and financing decisions

      As Comdisco Ventures establishes alternative funding sources, or "funds," we anticipate that

     . senior management of Comdisco Ventures would be involved in the management of these funds; and

     . Comdisco Ventures would provide these funds with support and other administrative services using Comdisco Ventures' employees and resources.

      Conflicts may occur between Comdisco Ventures and these funds over the allocation of management time, support and administrative resources. Additionally, Comdisco Ventures and any fund it establishes may be both asked to provide financing products to the same customer. Financing decisions for Comdisco Ventures and its funds likely will be made by the same persons. However, decisions with respect to different financing products are made on different criteria. For example, a decision to provide a customer venture lease financing by Comdisco Ventures will involve a different financial and credit analysis than a decision to provide the same customer direct equity financing by a fund. A decision by Comdisco Ventures or a fund not to provide financing to a customer could adversely affect the other's relationship with that customer. In some circumstances, financing could also be provided to a "joint" customer of Comdisco Ventures or a fund where it would not have been provided if that joint relationship did not exist. If Comdisco Ventures and a fund both provide financing products to the same customer, actions taken by one of them with respect to the customer could adversely affect the other's ability to collect amounts due from the customer or otherwise adversely affect the other's relationship with the customer.

Intense competition to provide capital to start-up companies could adversely impact Comdisco Ventures' financial performance

      Comdisco Ventures faces intense competition, including competition from venture capital firms, companies with acquisition and collaborative business network strategies, venture-oriented banks and other asset-based lenders, leasing companies and other capital providers, to provide capital to start-up companies. Many of these competitors have greater financial and management resources, brand name recognition or industry contacts than Comdisco Ventures. Also, the barriers to entry for companies wishing to provide capital and other resources to entrepreneurs and their emerging technology companies are minimal. Comdisco Ventures expects that competition from both private and public companies with business models based on providing capital to Internet-based, communications and other high-technology companies will intensify. In order to compete effectively, Comdisco Ventures may be required to provide financing under terms which would result in lower returns than it has historically obtained.

Comdisco Ventures depends on certain important employees, and the loss of any of these employees may harm Comdisco Ventures' business

      Comdisco Ventures' performance is substantially dependent of the performance of its executive officers and other key employees. The familiarity of senior management with the venture capital industry makes them important to Comdisco Ventures' future business prospects. The loss of the services of any of Comdisco Ventures' executive officers or key employees may harm its business.

Comdisco Ventures' growth places strains on its managerial, operational and financial resources

      Comdisco Ventures' rapid growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. Furthermore, if we are successful in expanding Comdisco Ventures' funding sources through the organization and participation in limited partnership funds and other entities, it is anticipated that those entities would utilize Comdisco Ventures' managerial and operational resources. Further growth of Comdisco Ventures will increase this strain on Comdisco Ventures' managerial, operational and financial resources, which could inhibit Comdisco Ventures' ability to implement its business plan. Comdisco Ventures' continued success will depend on its ability to attract, train, retain and motivate high-quality personnel, especially for its management team. The demand for these kinds of persons in a growing venture capital market is high, and Comdisco Ventures cannot assure you that it will be able to obtain and retain the necessary personnel to meet its needs.

If Comdisco Ventures' management fails to identify properly and to select financing opportunities appropriately, it will adversely affect the business of Comdisco Ventures

      Identifying and participating in attractive financing opportunities is difficult. Comdisco Ventures' success depends on the ability of its management to identify desirable businesses, to propose financings and to successfully negotiate the terms of those financings. Management will have sole and absolute discretion in identifying and selecting these companies. There is generally no publicly available information about potential financing customers, and Comdisco Ventures must rely on the diligence of its employees and business contacts to obtain information in connection with Comdisco Ventures' financing decisions. You will not be able to evaluate the merits of providing financing to any particular company before Comdisco Ventures provides financing.

The collateral for Comdisco Ventures' venture leases and venture debt may not be adequate or available to Comdisco Ventures if a customer defaults

      Comdisco Ventures' venture leases and venture debt are typically secured by a lien on the underlying equipment. This collateral may not be of adequate value to protect Comdisco Ventures in the event of a customer's default, either as a result of the depreciating value of that collateral over the life of the venture lease or venture debt or, in the case of some venture leases, because the value of the venture lease includes items in addition to the equipment collateral (e.g., software) for which no security is provided. Additionally, more of Comdisco Ventures' venture debt financings are being made on a basis subordinated to the customer's senior creditors or on an unsecured basis. In those cases, Comdisco Ventures' right to liquidate the collateral in the event of a default by a customer will be subject to the superior rights of the customer's senior creditors. There can be no assurance that the collateral for a venture lease or for venture debt will be available to satisfy a customer's obligations to Comdisco Ventures or, if available, will be sufficient to satisfy those obligations. See "Business of Comdisco Ventures--Comdisco Ventures' Products," beginning on page 35 and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures--Liquidity and Capital Resources," beginning on page 30.

Comdisco may incur significant costs to avoid investment company status and Comdisco Ventures may suffer adverse consequences if Comdisco is deemed an investment company

      Certain investment positions we hold through Comdisco Ventures may be considered "investment securities" under the Investment Company Act of 1940. Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and government securities) is an "investment company" subject to registration under, and compliance with, the 1940 Act unless a particular exemption or safe harbor applies. While the current value of investment securities held by Comdisco is less than 15% of Comdisco's total assets, if the dramatic and broad-based appreciation in the market values of Internet-related businesses continues, it is possible that at some point in the future, the value of the investment securities Comdisco holds through Comdisco Ventures and otherwise may exceed the 40% threshold. The 1940 Act, however, provides a company that has a bona fide intent to be primarily engaged in a business other than that of investing or trading in securities with one year to reduce the value of its investment securities assets to a level below 40%. If we are ever required to reduce the value of investment securities we hold we may accomplish this by selling investment securities or increasing our other assets. As a result, we may be obligated to dispose of assets sooner than we otherwise would at prices which could be lower than they otherwise might be. We will also incur tax liabilities in connection with any asset dispositions. In addition, we may be forced to forego an opportunity to purchase an investment security that would be important to our core operating strategy. Accordingly, the investment security dispositions and asset purchases may harm our business and results of operations.

      Regardless of the 40% test, we could also be deemed an investment company if we were judged to be, or hold ourselves out as, being primarily engaged in the business of investing in, reinvestment in, or trading in securities.

      If Comdisco were deemed to be in violation of the 1940 Act, we would be prohibited from engaging in business or selling our securities and could be subject to civil and criminal actions for doing so. Therefore, classification as an investment company would harm our business and results of operations.

Risks Relating to Ownership of Comdisco Ventures Stock

Holders of Comdisco Ventures Stock will be common stockholders of Comdisco and will not have any legal rights relating to specific assets of Comdisco Ventures

      Comdisco Ventures will not be a separate legal entity but rather will be a part of Comdisco. Accordingly, holders of Comdisco Ventures Stock will be common stockholders of Comdisco. As a result, stockholders will continue to be subject to all of the risks of an investment in Comdisco and all of our businesses, assets and liabilities, including those of Comdisco Group. The issuance of Comdisco Ventures Stock, and the allocation of assets and liabilities and stockholders' equity between Comdisco Group and Comdisco Ventures will not result in a distribution or spin-off to stockholders of any of our assets or liabilities and will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries, and will not affect the rights of the holders of any debt of Comdisco or its subsidiaries. The assets we attribute to Comdisco Ventures will be subject to the liabilities of Comdisco Group, whether those liabilities arise from lawsuits, contracts or indebtedness that we attribute to Comdisco Group. If we are unable to satisfy one group's liabilities out of the assets we attribute to it, we may be required to satisfy those liabilities with assets we have attributed to another group. Furthermore, holders of Comdisco Ventures Stock will only have the rights specified in our restated charter, and will not have any legal rights related to specific assets of any specific group.

Financial performance of Comdisco Group could adversely affect Comdisco
Ventures

      The financial performance of Comdisco Group will affect Comdisco's consolidated results of operations and financial condition and could affect the results of operations or financial condition of Comdisco Ventures and the market price of Comdisco Ventures Stock. In addition, net losses of either group and dividends and distributions on, or repurchases of, any series of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each series of common stock under Delaware law. For these reasons, you should read Comdisco's consolidated financial information in addition to the financial information we provide for each group.

Holders of Comdisco Ventures Stock will vote together with holders of Comdisco Stock as a single class and will have limited separate voting rights

      Holders of Comdisco Ventures Stock will vote together with holders of Comdisco Stock as a single class, except in certain limited circumstances required by Delaware General Corporation Law or New York Stock Exchange or Nasdaq Stock Market rules. In addition to the approval of the holders of a majority of the voting power of all shares of Comdisco common stocks voting together as a single class, the approval of a majority of the outstanding shares of Comdisco Stock and Comdisco Ventures Stock, each voting as a separate class, would be required under Delaware law to approve any amendment to our restated charter that would change the par value of the shares of the series or alter or change the powers, preferences or special rights of the shares of the series so as to affect them adversely.

Limits exist on voting power of Comdisco Ventures Stock and, as a result, the holders of Comdisco Stock will be able to control majority votes

      The aggregate voting power of all of the outstanding shares of Comdisco Ventures Stock is limited to 35% of the total voting power of all of the outstanding shares of all series of Comdisco common stock. Consequently, the aggregate voting power of all of the outstanding shares of Comdisco Ventures Stock will never represent a majority of the outstanding voting power of all of the outstanding shares of all series of Comdisco common stock. Currently, if matters come before the stockholders of Comdisco which require a majority vote, the holders of Comdisco Stock, if they vote in a similar manner, will be able to control the vote. These matters may include mergers or other extraordinary transactions. In addition, the issuance or repurchase of shares of either series of common stock could cause changes in the relative voting power of the groups, subject to the 35% limitation on the voting power of the Comdisco Ventures Stock described above. In particular, if a substantial number of additional shares of Comdisco Ventures Stock are issued, for example in connection with the distribution of Comdisco Group's retained interest in Comdisco Ventures, this 35% limitation is more likely to limit the voting power of Comdisco Ventures Stock, including Comdisco Ventures Stock purchased in this initial public offering.

Conversion of Comdisco Ventures Stock into Comdisco Stock may adversely affect the holders of Comdisco Ventures Stock

      At any time, the board of directors, in its sole discretion and without stockholder approval, could choose to convert shares of Comdisco Ventures Stock into shares of Comdisco Stock, including a conversion at a time when either or both series of our common stock may be considered to be overvalued or undervalued. Any conversion would preclude holders of Comdisco Ventures Stock from retaining their investment in a security that is intended to reflect the separate performance of Comdisco Ventures. It would also give holders of shares of Comdisco Ventures Stock a greater or lesser premium than any premium that might be paid by a third-party buyer of all or substantially all of the assets of Comdisco Ventures.

Having multiple series of common stock could create conflicts between the interests of the holders of each series, and our board of directors could resolve those conflicts in a manner that adversely affects holders of Comdisco Ventures Stock

      Having multiple series of common stock could give rise to occasions when the interests of holders of Comdisco Ventures Stock might diverge or appear to diverge from the interests of holders of the remaining series. In addition, given the inter-group relationships between Comdisco Ventures and Comdisco Group, there will likely be inherent conflicts of interest between the groups. Inter-group issues that could give rise to conflicts of interest include:

     . whether to allocate the proceeds of issuances (or the costs of repurchases) of Comdisco Ventures Stock to Comdisco Group in respect of its retained interest in Comdisco Ventures, on the one hand, or to the equity of Comdisco Ventures on the other;

     . how to allocate consideration received in connection with a merger involving Comdisco among holders of each series of common stock;

     . whether and when to issue Comdisco Stock in exchange for Comdisco Ventures Stock;

     .  whether or when to approve dispositions of assets of either group;

     . how to allocate available cash between Comdisco Group and Comdisco Ventures and decisions as to whether and how to make transfers of funds from one group to another;

     . how to allocate assets and resources, such as management time, between the groups;

     . how to allocate costs and expenses between Comdisco Group and Comdisco Ventures; and

     . whether and to what extent the groups compete with each other and how corporate opportunities are allocated between the groups.

      Our board of directors has adopted certain policies relating to management and allocations between Comdisco Ventures and Comdisco Group. For a more comprehensive description of these policies, see "Certain Management and Allocation Policies," beginning on page 70. We cannot assure you that the policies determined by our board of directors are as favorable to the holders of Comdisco Ventures Stock as policies that could be set by Comdisco Ventures if it were a separate company. Our board of directors will make operational and financial decisions concerning the groups and implement these policies in a manner that may affect these businesses differently, potentially favoring one group at the expense of the other. Our board of directors will be required to make any decision relating to these matters in the good faith business judgement that the decision is in the best interests of Comdisco and all of our stockholders as a whole. Although it has no present intention to do so, the board of directors also may, in the exercise of its business judgment in accordance with the directors' fiduciary duties to Comdisco and our stockholders, modify, rescind or add to any of these policies. A decision to modify or rescind these policies, or adopt additional policies, could have different effects on the holders of either Comdisco Ventures Stock or Comdisco Stock, or could adversely affect the holders of one series of common stock compared to the other.

      If directors own disproportionate interests (in percentage or value terms) in Comdisco Stock or Comdisco Ventures Stock, that disparity could create, or appear to create, potential conflicts of interest when those directors are faced with decisions that could affect the holders of one series of common stock differently than the holders of the other series.

Principles of Delaware law may protect decisions of our board of directors that have a disparate impact upon holders of Comdisco Ventures Stock

      Delaware law provides that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Comdisco Ventures Stock, if the board of directors is adequately informed with respect to those decisions and acts in good faith and in the honest belief that it is acting in the best interest of our stockholders and does not have a conflict of interest.

Holders of Comdisco Ventures Stock have no right to vote on how to allocate consideration received in connection with a merger of Comdisco

      Our restated charter does not contain any provisions governing how consideration received in connection with a merger or consolidation involving Comdisco is to be allocated among the holders of Comdisco Ventures Stock and Comdisco Stock. None of the holders of Comdisco Ventures Stock or Comdisco Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration among these holders in a manner we determine, in our sole discretion, to be fair. As a result, depending on our allocation decision, the consideration to be received by holders of Comdisco Ventures Stock in these mergers or consolidations may be materially less valuable than the consideration they would have received if Comdisco Ventures had been sold separately or if a separate class vote on the merger or consolidation occurred.

We may dispose of assets of Comdisco Ventures without your approval

      Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Comdisco. Any disposition requiring stockholder approval would require a vote of all Comdisco stockholders voting as a single class. As long as the assets attributed to Comdisco Ventures represent less than substantially all of our assets, we may approve sales and other dispositions of any amount of the assets of Comdisco Ventures without stockholder approval. If we dispose of all or substantially all of the assets attributed to Comdisco Ventures, we would be required, if the disposition is not an exempt disposition under the terms of our restated charter, to choose one of the following three alternatives:

     .  declare and pay a dividend to holders of Comdisco Ventures Stock;

     .  redeem the outstanding shares of Comdisco Ventures Stock; or

     . convert shares of Comdisco Ventures Stock into outstanding shares of Comdisco Stock.

      Holders of Comdisco Ventures Stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets attributed to Comdisco Ventures. The board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Comdisco Ventures Stock.

Corporate-level income taxes may be incurred on a sale of Comdisco Ventures' assets that would not be incurred if Comdisco Ventures were a separate corporation

      Comdisco may incur a tax liability upon a sale of the assets of Comdisco Ventures, which would be allocated to Comdisco Ventures and reduce the amount available for distribution to the holders of Comdisco Ventures Stock. By contrast, if Comdisco Ventures were a separate corporation whose stock was held directly by those holders, they could sell their stock directly to the buyer, in which case no corporate-level tax would be incurred. Consequently, the holders of Comdisco Ventures Stock could receive less upon a disposition of Comdisco Ventures than they would if they held stock of a separate corporation.

We do not intend to pay dividends on Comdisco Ventures Stock, and even if we decide to do so, are not required to pay dividends equally on Comdisco Ventures Stock and Comdisco Stock

      We do not intend to pay cash dividends in the foreseeable future on Comdisco Ventures Stock. Under our restated charter, however, if our board of directors decides to pay dividends on Comdisco Ventures Stock, we are not required to pay dividends on that stock in amounts equal to any dividends we pay on Comdisco Stock or any other authorized series of common stock. This decision would not necessarily have to reflect:

     .  the financial performance of any group;

     . the amount of assets available for dividends on any series of common stock; or

     . the amount of prior dividends declared on any series of common stock.

Having multiple series of common stock may inhibit or prevent acquisition bids for Comdisco or Comdisco Ventures

      If Comdisco Ventures were a separate company, any person interested in acquiring it without negotiating with management could seek control of Comdisco Ventures by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Comdisco Ventures Stock to reflect the separate performance of Comdisco Ventures, a person interested in acquiring Comdisco Ventures without negotiation with Comdisco's management could obtain control of Comdisco Ventures only by obtaining control of the outstanding voting stock of Comdisco.

      The existence of multiple series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of multiple series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      In addition, some of the provisions of our restated charter, bylaws, and Delaware law may inhibit changes of control not approved by the board of directors. For additional anti-takeover constraints, see "Description of Comdisco Capital Stock--Anti-Takeover Considerations," on page 69.

The market price of Comdisco Ventures Stock could decline if we issue more Comdisco Ventures Stock

      In addition to any distribution of Comdisco Ventures Stock representing Comdisco Group's retained interest in Comdisco Ventures, our board of directors may issue additional Comdisco Ventures Stock to, among other things:

     .  raise capital;

     .  pay stock dividends or provide for stock splits;

     .  acquire companies or businesses; or

     .  provide compensation or benefits to employees.

      Under Delaware law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any of these issuances unless NYSE or Nasdaq Stock Market regulations or other applicable law require approval, or the board of directors deems it advisable. These issuances could cause the market price of Comdisco Ventures Stock to decline as more stock becomes available.

The IRS could assert that an exchange of Comdisco Ventures Stock is taxable to you or us

      There are no court decisions or other authorities that control the tax treatment of tracking stock such as Comdisco Ventures Stock. In addition, the IRS has announced that it will not issue rulings on the characterization of stock with characteristics similar to Comdisco Ventures Stock. It is possible, therefore, that the IRS could successfully assert that the sale of Comdisco Ventures Stock by Comdisco is taxable to Comdisco, or that any subsequent conversion of Comdisco Ventures Stock into Comdisco Stock could be taxable to you or Comdisco. See "Material U.S. Federal Income Tax Considerations," beginning on page 77.

A recent Clinton Administration proposal, if enacted, could result in taxation on issuances of tracking stock

      In February 2000, the Clinton Administration proposed legislation that would tax stockholders on the receipt of tracking stock as a distribution on or in exchange for their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity. While this proposal, if enacted, would not directly apply to Comdisco Ventures Stock sold pursuant to this offering prior to the date of enactment, it could impede Comdisco's ability to distribute or sell Comdisco Ventures Stock after it is enacted. The enactment of the Clinton Administration proposal could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures
Stock into a number of shares of Comdisco Stock equal to    % of the ratio of
the average market values of Comdisco Ventures Stock and the Comdisco Stock over a specified trading period prior to such conversion. See "Material U.S. Federal Income Tax Considerations," beginning on page 77, and "Description of Comdisco Capital Stock--Description of Comdisco Ventures Stock," beginning on page 53.

The market price of Comdisco Ventures Stock may fluctuate widely, and this volatility could result in stockholder lawsuits

      We will determine the initial public offering price for Comdisco Ventures Stock through negotiations with the underwriters and that price may not be indicative of the market price that will prevail after this offering. For a description of the factors that will be taken into account to determine the offering price, please see "Underwriting," on page 80. We believe the following factors could cause the market price of Comdisco Ventures Stock to fluctuate widely and could possibly cause Comdisco Ventures Stock to trade at a price below the initial public offering price:

     .  announcements of financing transactions by us or our competitors;

     . announcements of new services, products, technological innovations, acquisitions or strategic relationships by our customers;

     . trends or conditions in the Internet-related, communications and other high-technology industries;

     . changes in valuation estimates by securities analysts and in analysts' recommendations;

     .  failure to meet or exceed expectations of analysts or investors;

     . changes in the stock prices of our customers that are publicly traded;

     . changes in market valuations of other capital and service providers for Internet-related, communications and other high-technology companies;

     .  changes in interest rates;

     .  changes in the public equity markets for initial public offerings;
        and

     .  general political, economic and market conditions.

      Many of these factors are beyond our control. These factors may decrease the market price of Comdisco Ventures Stock regardless of the operating performance of Comdisco Ventures.

      In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us as a result of fluctuations in the trading prices of Comdisco Ventures Stock, we could incur substantial costs and our and Comdisco Ventures' management's attention and resources could be diverted from its business.

You will suffer immediate dilution in the book value of your Comdisco Ventures Stock and may suffer further dilution in the future

      Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase Comdisco Ventures Stock are exercised, there will be further dilution. In addition, other elements of our employee compensation arrangements may cause dilution to investors in Comdisco Ventures Stock. We may issue shares of Comdisco Ventures Stock in the future to raise capital or make acquisitions to carry out Comdisco Ventures' business strategy. These issuances may cause further dilution to Comdisco Ventures' stockholders. For additional information regarding this dilution, see "Dilution," on page 22, and "Business of Comdisco Ventures--Management--Management Incentive Plan," beginning on page 49.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest or other costs and income, in each case, relating to Comdisco, Comdisco Group and Comdisco Ventures, wherever they occur in this prospectus, are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation, those factors set forth under "Risk Factors," beginning on page 8 in this prospectus.

      The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and throughout other documents incorporated herein by reference, including, but not limited to, Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, and Comdisco's Form 10-Q, as amended by Form 10-Q/A, for the quarter ended December 31, 1999. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the filing in which the statement appears, unless otherwise specified. Comdisco undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect the occurrence of unanticipated events. Moreover, in the future, Comdisco and its officers may make forward-looking statements about the matters described in the prospectus or other matters concerning Comdisco, Comdisco Ventures or Comdisco Group.

                                USE OF PROCEEDS

      The net proceeds from this offering, estimated to be $               ,
after deducting underwriting discounts and commissions and estimated offering
expenses of approximately $         , will be used by Comdisco Ventures to
repay $        of inter-group loans to Comdisco Group and for general corporate
purposes. As of       , 2000 this indebtedness was approximately $    million,
with a weighted average maturity of approximately    days and bearing a
weighted average interest rate of approximately   % per annum. Comdisco Group
will use the funds it receives from Comdisco Ventures for general corporate purposes.

                                DIVIDEND POLICY

      We do not expect to pay any dividends for the foreseeable future on Comdisco Ventures Stock. However, should we decide to pay dividends on Comdisco Ventures Stock, we may do so (and transfer corresponding amounts to Comdisco Group in respect of its retained interest in Comdisco Ventures) out of the assets of Comdisco legally available for the payment of dividends under Delaware law. The limit on any dividends we desire to pay will generally be that amount that would be legally available for the payment of dividends under Delaware law if Comdisco Ventures was a single, separate Delaware corporation. We call this the "available dividend amount" for Comdisco Ventures in this prospectus.

      We expect that a decision to pay dividends on Comdisco Ventures would be based primarily upon Comdisco Ventures' financial condition, results of operations, regulatory and business capital requirements, any restrictions contained in financing or other agreements binding upon Comdisco Ventures or us and other factors that our board of directors deems relevant.

                                 CAPITALIZATION

Comdisco, Inc.

      The following table sets forth the total capitalization of Comdisco, Inc. at December 31, 1999 and as adjusted to reflect (1) the sale of newly-issued shares of Comdisco Ventures Stock pursuant to this offering and
(2) the re-classification of the existing common stock of Comdisco into Comdisco Stock. This table should be read in conjunction with the consolidated financial statements of Comdisco and Notes thereto appearing in Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, that is incorporated by reference into this prospectus.

                                                            December 31, 1999
                                                            -------------------
                                                            Actual  As Adjusted
                                                            ------  -----------
                                                              (in millions,
                                                              except for per
                                                               share data)
   Interest bearing liabilities
     Notes payable and term notes.......................... $1,609
     Senior notes..........................................  3,686
     Other.................................................    546
   Preferred stock, $.10 par value; authorized 100,000,000
    shares; issued 0 shares................................    --
   Comdisco Stock, $.10 par value; authorized 750,000,000
    shares; issued 223,007,939 shares......................     22
   Comdisco Ventures Stock, $.10 per value per share;
    authorized 750,000,000 shares; issued      shares; and
           notional shares in respect of Comdisco Group's
    retained interest (1)..................................    --
   Additional paid-in capital..............................    337
   Accumulated other comprehensive income..................    182
   Retained earnings.......................................  1,172
                                                            ------    ------
                                                             1,713
   Common stock held in treasury, at cost..................   (485)
                                                            ------    ------
     Total stockholders' equity............................  1,228
                                                            ------    ------
       Total capitalization................................ $7,069
                                                            ======    ======

--------
      (1) The number of shares of Comdisco Ventures stock outstanding excludes shares of Comdisco Ventures Stock that have been reserved for issuance under the Management Incentive Plan, and we anticipate we will grant
options to purchase approximately         shares of Comdisco Ventures Stock
under this plan immediately after completion of this offering. See "Business of Comdisco Ventures--Management--Management Incentive Plan," beginning on page 49.

Comdisco Ventures

      The following table sets forth as of December 31, 1999 the total capitalization of Comdisco Ventures as adjusted to give effect to the issuance
of                newly-issued shares of Comdisco Ventures Stock and the use of proceeds from this offering as described above in "Use of Proceeds." This table should be read in conjunction with the historical financial information we include elsewhere in this prospectus, and assumes no exercise of the underwriters' options to purchase additional shares that are described under "Underwriting," beginning on page 80.

                                                             December 31, 1999
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
                                                               (in thousands)
   Inter-group payable....................................  $638,299  $
   Division equity........................................   351,007
                                                            --------  --------
     Total capitalization.................................  $989,306  $
                                                            ========  ========

                                    DILUTION

      At December 31, 1999, Comdisco Ventures had a net tangible book value of
approximately $               or $             per share equivalent. Net
tangible book value per share equivalent at any date represents the amount of Comdisco Ventures' total tangible assets minus total liabilities divided by the total number of notional shares of Comdisco Ventures Stock deemed outstanding.
After giving effect to the sale of               newly-issued shares of
Comdisco Ventures Stock offered hereby at the initial public offering price of
$         per share and the application of the estimated net proceeds by
Comdisco Ventures, the pro forma net tangible book value of Comdisco Ventures
would be approximately $                 or $       per share equivalent. Thus,
under these assumptions, purchasers of Comdisco Ventures Stock offered by this
prospectus will pay $         per share and will receive shares with a net
tangible book value per share equivalent of $      , which represents an
immediate dilution of $       per share.

      The following table illustrates this per share dilution:

      Initial public offering price per share.........................  $
      Net tangible book value per share equivalent at December 31,
       1999...........................................................
      Increase in pro forma net tangible book value per share
       equivalent attributable to new investors.......................
      Pro forma net tangible book value per share equivalent after the offering.......................................................
      Dilution per share to new investors.............................  $

      The foregoing computation of dilution excludes an aggregate of
approximately                shares of Comdisco Ventures Stock purchasable at
$        per share upon the exercise of outstanding employee stock options under the Management Incentive Plan. See "Business of Comdisco Ventures-- Management--Management Incentive Plan," beginning on page 49.

                       SELECTED HISTORICAL FINANCIAL DATA

      This information is only a summary and you should read it together with the financial information we include elsewhere in this prospectus or incorporate by reference in this prospectus. For copies of the financial information we incorporate by reference, see "Where You Can Find More Information," on page 84.

Comdisco Ventures

      The following selected financial information should be read in conjunction with Comdisco Ventures' financial statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Comdisco Ventures" contained elsewhere in this prospectus. The selected statements of operations data for fiscal 1999, 1998 and 1997 are derived from Comdisco Ventures' audited financial statements which are included elsewhere in this prospectus. The selected income statement data for the three months ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 1999 and 1998 are derived from Comdisco Ventures' unaudited financial statements which are also included elsewhere in this prospectus. The unaudited selected financial information reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The operating results for the three months ended December 31, 1999 and 1998 are not necessarily indicative of the results to be expected for any other interim period or any future fiscal year. Generally accepted accounting principles require that Comdisco Ventures be consolidated with Comdisco Group. The selected financial data should be read in conjunction with the financial information of Comdisco Ventures contained elsewhere in this prospectus as well as the audited financial information of Comdisco, Inc. provided in Comdisco's Form 10-K, as amended by Form 10-K/A, for fiscal 1999.

                               COMDISCO VENTURES

                       SELECTED HISTORICAL FINANCIAL DATA
                                 (in thousands)

                                       Three Months
                                      Ended December
                                           31,        Years Ended September 30,
                                     ---------------- -------------------------
                                       1999    1998     1999     1998    1997
                                     -------- ------- -------- -------- -------
Income Statement Data:
Revenue:
 Leasing............................ $ 37,993 $25,515 $118,403 $ 85,086 $68,620
 Sales..............................    2,318   1,269    6,142    7,136   6,942
 Interest income on notes...........   11,759   2,314   22,580    6,655   3,139
 Warrant sale proceeds and capital
  gains.............................   88,725   7,000   80,731   14,938  16,435
 Other..............................      408     151      683      483     195
                                     -------- ------- -------- -------- -------
  Total revenue.....................  141,203  36,249  228,539  114,298  95,331
                                     -------- ------- -------- -------- -------
Costs and expenses:
 Leasing............................   28,294  18,405   88,114   60,363  46,355
 Sales..............................    1,008   1,036    4,460    3,980   4,423
 Selling, general & administrative..   18,422   1,562   18,166    5,793   5,436
 Interest...........................   10,791   4,014   23,373   10,835   7,670
 Bad debt expense...................   21,800     800   23,200    4,786   6,250
                                     -------- ------- -------- -------- -------
  Total costs and expenses..........   80,315  25,817  157,313   85,757  70,134
                                     -------- ------- -------- -------- -------
Earnings before income taxes........   60,888  10,432   71,226   28,541  25,197
Income taxes........................   23,685   4,160   28,402   11,381  10,047
                                     -------- ------- -------- -------- -------
Net earnings........................ $ 37,203 $ 6,272 $ 42,824 $ 17,160 $15,150
                                     ======== ======= ======== ======== =======

                                              December 31,       September 30,
                                           ------------------- -----------------
                                              1999      1998     1999     1998
                                           ---------- -------- -------- --------
Balance Sheet Data:
Equity securities......................... $  423,280 $ 52,884 $197,335 $ 16,995
Receivables, net..........................    413,815  132,811  341,061   66,425
Net leased assets.........................    330,807  206,590  288,347  189,747
Total assets..............................  1,190,205  402,215  845,574  281,243
Inter-group payable.......................    638,299  282,353  533,297  189,281
Division equity...........................    351,007   93,726  199,649   71,080

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                   RESULTS OF OPERATIONS OF COMDISCO VENTURES

      This discussion should be read along with the Comdisco Ventures' financial statements included in this prospectus. Historical results and percentage relationships may not necessarily be indicative of operating results for any future periods. The financial statements of Comdisco Ventures include the balance sheets, statements of earnings and division equity, and cash flows of our venture financing business.

      Comdisco Ventures' financial statements and Comdisco Group's financial statements comprise all of the accounts included in the consolidated financial statements of Comdisco. The separate business financial statements give effect to all allocation and related party transaction policies as adopted by the board of directors of Comdisco. These policies are described in the Notes to Financial Statements of Comdisco Ventures beginning on page F-6 in this prospectus. Comdisco Ventures' financial statements have been prepared in a manner which management believes is reasonable and appropriate. These financial statements include the financial position, results of operations and cash flows of Comdisco Ventures, presented to give effect to the accounting principles applicable to Comdisco's tracking stock capital structure.

      Comdisco will provide to the holders of Comdisco Ventures Stock separate financial statements, financial reviews, descriptions of the business, and other relevant financial information for Comdisco Ventures and Comdisco Group as well as consolidated financial information for Comdisco. Notwithstanding the allocation of assets and liabilities, including contingent liabilities, between Comdisco Ventures and Comdisco Group for the purposes of preparing their respective financial statements, this allocation and the change to a tracking stock capital structure by Comdisco will not result in the distribution or spin-off to stockholders of any of Comdisco's assets and liabilities and will not affect ownership of its assets or responsibility for its liabilities or those of its subsidiaries. Holders of Comdisco Ventures Stock are common stockholders of Comdisco. The assets attributed to one business will be subject to the liabilities of the other business, even if these liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other business. If Comdisco is unable to satisfy one business's liabilities out of the assets attributed to it, Comdisco may be required to satisfy those liabilities with assets Comdisco has attributed to the other business. Furthermore, holders of Comdisco Ventures Stock and Comdisco Stock will have no legal rights related to specific assets of either business and in any liquidation will receive a fixed share of the net assets of Comdisco, which may not reflect the actual trading prices, if any, of the respective businesses at such time.

      Financial effects from one business that affect Comdisco's consolidated results of operations or financial condition could affect the results of operations or financial condition of the other business and the market price of the stock relating to the other business. In addition, net losses of either business and dividends and distributions on, or repurchases of, either series of common stock or repurchases of preferred stock at a price per share greater than par value will reduce the funds we can pay on each class of common stock under Delaware law. Accordingly, Comdisco Ventures' financial statements should be read in conjunction with Comdisco's audited consolidated financial information contained in Comdisco's 1999 Annual Report on Form 10-K, as amended by Form 10-K/A, incorporated by reference into this prospectus.

Overview

      Comdisco Ventures is a leading provider of venture leases, venture debt and direct equity financing to venture capital-backed companies. Comdisco Ventures' relationships with leading venture capital firms help it identify what it believes are the best positioned companies in the most attractive high growth industries. Comdisco Ventures offers a broad range of innovative equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders. Comdisco Ventures also plans to offer a number of additional services to its network of customers. Comdisco Ventures is a division of Comdisco.

      On April 20, 2000, the stockholders of Comdisco, at a special meeting, approved the authorization of a new series of Comdisco common stock, "Comdisco Ventures Stock," that is intended to track the economic performance of Comdisco Ventures.

Revenue

      Currently, Comdisco Ventures' revenues are derived primarily from leasing, interest income on venture debt and the sale of public equity holdings.

     . Lease revenue: Comdisco Ventures leases almost all types of equipment from all manufacturers. Although these leases are "full payout" leases, Comdisco Ventures records these transactions as operating leases in accordance with FAS 13, "Accounting for Leases" which requires operating lease accounting where the collectability of the lease payments is not assured. As part of the lease transaction, Comdisco Ventures receives warrants to purchase an equity interest in the borrower at a stated exercise price based on the price paid by venture capitalists.

     . Interest income: Venture debt is generally structured as an equipment loan or a subordinated loan. The debt bears fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum, although the effective rate may be greater. In addition, fees may be paid at closing. As part of the transaction, Comdisco Ventures receives warrants to purchase an equity interest in its customer, or a conversion option, in each case at a stated exercise price based on the price paid by venture capitalists.

     . Sale of equity holdings: Comdisco Ventures also provides financing to its customers by purchasing convertible preferred stock or common stock. Comdisco Ventures generates capital gains when the equity is sold. In addition, Comdisco Ventures records the proceeds from the sale of warrants received in conjunction with its lease and loan transactions as income when received. Historically, Comdisco Ventures' general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity position for several months after a liquidity event. Comdisco Ventures' management consults with its outside asset manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures' policy with respect to disposition of its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holding. Furthermore, because the creation of a public market or an acquisition/merger (collectively referred to as a "liquidity event") is beyond Comdisco Ventures' control and is difficult, if not impossible, to predict, Comdisco Ventures' operating results are subject to significant and material quarterly fluctuations. Fluctuations in future quarters may be greater than those experienced in past quarters as a result of the growth in the number of direct equity financings made by Comdisco Ventures, market volatility for emerging growth companies and as a result of Comdisco Ventures' focus on Internet-related, communications and other high-technology companies. For those securities without a public trading market, the realizable value of Comdisco Ventures' interests may prove to be lower than the carrying value currently reflected in the financial statements.

      Comdisco Ventures also generates revenue from buy/sell activities and from selling equipment at lease termination, generally to the original lessee.

      Comdisco Ventures expects continued growth in all revenue sources in fiscal 2000. In addition, the valuation of Comdisco Ventures' warrant and equity holdings has increased significantly during the last eighteen months, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures expects, based upon current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors--Risks Relating to the Business of Comdisco Ventures," beginning on page 8.

Costs and Expenses

      Leasing: Costs and expenses are principally depreciation of equipment. Depreciation is recognized on a straight-line basis over the lease term to Comdisco Ventures' estimate of the equipment's fair market value at lease termination. In addition to depreciation, initial direct costs related to operating leases, primarily salespersons' commissions, are capitalized and amortized over the lease term.

      Selling, general and administrative: Comdisco Ventures' selling, general and administrative expenses consist primarily of costs relating to management compensation, personnel, customer service, finance, billing, administrative services, recruiting, insurance, legal services and depreciation expense. Comdisco has provided to Comdisco Ventures finance, billing, administrative services, insurance, budgeting, legal services and other functions through a shared services program and going forward will provide these services under a master inter-group agreement. As part of its business plan, Comdisco Ventures has hired and expects to continue to hire additional employees. As a result, Comdisco Ventures expects these expenses to increase as the number of employees increases. In addition, since management compensation is based upon pretax earnings of Comdisco Ventures, compensation expenses are expected to increase in fiscal 2000, primarily as a result of higher earnings contributions from the sale of equity holdings.

      Interest: Comdisco Ventures funds its business with cash flow from operations and with inter-group loans from Comdisco. See "--Liquidity and Capital Resources," on page 30. Interest on inter-group loans is computed monthly based on the average inter-group balance.

      Bad debt expense: Comdisco Ventures records an expense for credit losses based on management's estimate of the amounts expected to be lost on specific accounts and for losses on other as-of-yet unidentified accounts included in the venture lease and venture debt portfolio.

Results of Operations

Three Months Ended December 31, 1999 Compared to Three Months Ended December 31, 1998

      The first quarter of fiscal 2000 was a record quarter for Comdisco Ventures, with record revenues from leasing, interest income on venture debt and the sale of equity holdings. Total revenue of approximately $141.2 million in the three months ended December 31, 1999 and $36.2 million in the three months ended December 31, 1998, represented increases of 290% and 24%, respectively over the prior year quarterly periods.

      Lease revenue: Total leasing revenue of $38.0 million for the quarter ended December 31, 1999 represented an increase of 49% over $25.5 million recorded for the quarter ended December 31, 1998. Total leasing revenue was $34.7 million in the fourth quarter of fiscal 1999. Cost of equipment placed on lease was $79.2 million during the quarter ended December 31, 1999, compared to $38.1 million and $57.5 million during the quarters ended December 31, 1998 and September 30, 1999, respectively. These increases are the result of increases in both number of customers and average lease size.

      Operating lease revenue minus operating lease cost (the "Operating Lease Margin") was $9.6 million, or 25.3% of operating lease revenue, and $6.9 million, or 27.3% of operating lease revenue, in the three months ended December 31, 1999 and 1998, respectively. The Operating Lease Margin was $8.2 million, or 24.3% in the quarter ended September 30, 1999. The decrease in the Operating Lease Margin in the current year period compared to the prior year period is due to an increase in the lease volume. Generally, new leases written have lower margins in their initial quarter compared to future quarters.

      Interest income: Interest income on venture debt was $11.8 million in the quarter ended December 31, 1999 compared to $2.3 million and $9.8 million during the quarters ended December 31, 1998 and September 30, 1999, respectively. During the quarter ended December 31, 1999, Comdisco

Ventures funded loans totaling $128.6 million, compared to $67.4 million and $95.2 million in the quarters ended December 31, 1998 and September 30, 1999, respectively.

      Sale of equity holdings: Revenue from the sale of equity holdings (warrant sale proceeds and capital gains) for the quarter ended December 31, 1999 and 1998 were as follows:

                                             Three months ended December 31,
                                             -------------------------------
                                                   1999             1998
                                             ----------------  ---------------
                                                      (in millions)
      Proceeds from sale of equity
       securities........................... $           55.8  $          --
      Less: Cost of equity securities.......             (3.3)            --
                                             ----------------  --------------
      Capital gains.........................             52.5             --
      Warrant sale proceeds.................             36.2             7.0
                                             ----------------  --------------
      Total................................. $           88.7  $          7.0
                                             ================  ==============

      Revenue from the sale of equity holdings was $43.7 million in the quarter ended September 30, 1999.

      During the quarter ended December 31, 1999, Comdisco Ventures funded equity financings totaling $36.2 million, compared to $3.6 million and $19.4 million in the quarters ended December 31, 1998 and September 30, 1999, respectively.

      The increase in revenue from the sale of equity holdings in the current quarter compared to the prior year period is due to an increase in the number of companies in which Comdisco Ventures has equity holdings that have experienced liquidity events, which impacts the number of securities available for sale. Market valuations from an initial public offering can also significantly affect the revenue from the sale of equity investments. During the quarter ended December 31, 1999, approximately 35 companies were acquired/merged or completed an initial public offering, compared to 4 companies in the year earlier period.

      The valuation of Comdisco Ventures' warrant and other equity holdings has increased significantly during the last twelve months, primarily as a result of strong equity markets for these securities. Accordingly, Comdisco Ventures expects, based on current stock market valuations, an increase in revenue and earnings contributions from its equity holdings in fiscal 2000. See "Risk Factors," beginning on page 8 for a discussion of the factors that may affect proceeds from the sale of warrants and capital gains.

      Total costs and expenses for the quarter ended December 31, 1999 were $80.3 million compared to $25.8 million in the prior year period. Total costs and expenses were $66.0 million in the quarter ended September 30, 1999. The increase in total costs and expenses in the current quarter compared to the prior year's quarter is due to the increase in venture lease and venture debt activities, and higher selling, general and administrative expenses related to increased personnel costs and higher incentive compensation expenses.

      Selling, general and administrative: Selling, general and administrative expenses totaled $18.4 million in the quarter ended December 31, 1999 compared to $1.6 million in the quarter ended December 31, 1998 and $9.4 million in the quarter ended September 30, 1999. The principal reason for the increase in the current year quarter compared to the year earlier period is an increase in incentive compensation expenses as a result of higher revenue from the sale of equity holdings.

      Interest: Interest expense for the three months ended December 31, 1999 was $10.8 million compared to $4.0 million in the prior year period and $8.2 million in the quarter ended September 30, 1999. The increase in the current quarter compared to the prior year period and prior quarter is due to higher average daily inter-group borrowings resulting from the growth in Comdisco Ventures' business.

      Bad debt expense: Bad debt expense for the three months ended December 31, 1999 totaled $21.8 million compared to $0.8 million in the quarter ended December 31, 1998 and $20.8 million in the quarter ended September 30, 1999. The increase in the current quarter compared to the prior year period reflects the increase in the reserve related to increased venture lease, venture debt and direct equity financing volume.

      Income taxes: The effective income tax rate was 39% in the quarter ended December 31, 1999 compared to 40% in the quarters ended December 31, 1998 and September 30, 1999. The effective income tax rate approximates the statutory rate.

Fiscal 1999 compared to Fiscal 1998 and Fiscal 1998 compared to Fiscal 1997

      Total revenue of approximately $228.5 million and $114.3 million in fiscal 1999 and 1998, respectively represent increases of 100% and 20%, respectively over the prior year periods. The increases were due to higher total leasing revenue and interest income on venture debt and, in fiscal 1999, an increase in the sale of equity holdings.

      Lease revenue: Total leasing revenue of $118.4 million for fiscal 1999 represented an increase of 39% compared to the prior year. Total leasing revenue of $85.1 million in fiscal 1998 represented an increase of 24% over fiscal 1997 total leasing revenue of $68.6 million.

      Leasing volume increased in both fiscal 1999 and 1998 as compared to the prior years. Lease volume in the last fiscal year was the highest annual volume in Comdisco Ventures' history. Cost of equipment placed on lease was $204.2 million in fiscal 1999 compared to cost of equipment placed on lease of $116.1 million and $92.0 million in fiscal 1998 and 1997, respectively.

      The Operating Lease Margin was $28.8 million, or 24.7% of operating lease revenue and $23.3 million, or 28.0% of operating lease revenue in fiscal 1999 and 1998, respectively. This decrease in the Operating Lease Margin in fiscal 1999 versus fiscal 1998 is due to an increase in the lease volume. Comdisco Ventures expects the Operating Lease Margin to remain at approximately 25% of operating lease revenue in fiscal 2000.

      Interest income: Interest income on venture debt was $22.6 million in fiscal 1999 compared to $6.7 million and $3.1 million in fiscal 1998 and 1997, respectively. During fiscal 1999, Comdisco Ventures funded loans totaling $323.9 million, compared to $57.2 million in fiscal 1998 and $34.3 million in fiscal 1997. See Note 3 of Notes to Financial Statements beginning on page F-8 for information concerning Comdisco Ventures' notes receivable and "Risk Factors," beginning on page 8, for a discussion of factors that may affect earnings contributions from notes receivable and Comdisco Ventures' financial condition.

      Sale of equity holdings: Warrant sale proceeds and capital gains for fiscal 1999, 1998 and 1997 were as follows:

                                                            Fiscal Year Ended
                                                              September 30,
                                                            -------------------
                                                            1999   1998   1997
                                                            -----  -----  -----
                                                              (in millions)
   Proceeds from sale of equity securities................. $10.9  $ 2.0  $ 3.9
   Less: Cost of equity securities.........................  (5.7)   (.6)   (.5)
                                                            -----  -----  -----
   Capital gains...........................................   5.2    1.4    3.4
   Warrant sale proceeds...................................  75.5   13.5   13.0
                                                            -----  -----  -----
     Total................................................. $80.7  $14.9  $16.4
                                                            =====  =====  =====

      During fiscal 1999, approximately 60 companies were acquired or merged or completed an initial public offering, compared to approximately 30 companies in fiscal 1998.

      Total costs and expenses were $157.3 million, $85.8 million and $70.1 million in fiscal 1999, 1998 and 1997, respectively. The increase in fiscal 1999 and 1998 compared to the prior years is primarily due to the growth in leasing volume and loan originations including higher interest and bad debt expense and increased leasing costs related to increased operating lease revenue.

      Selling, general and administrative expenses: Selling, general and administrative expenses totaled $18.2 million in fiscal 1999, $5.8 million in fiscal 1998, and $5.4 million in fiscal 1997. Charges for shared services from Comdisco were $3.0 million, $1.0 million and $1.0 million in fiscal 1999, 1998 and 1997. The primary reason for the increase in selling, general and administrative expenses in fiscal 1999 compared to 1998 was higher incentive compensation expenses. Management incentive compensation is based upon pretax earnings of Comdisco Ventures, which increased 150% in fiscal 1999 compared to fiscal 1998. The increase in fiscal 1998 compared to fiscal 1997 is primarily due to increased personnel costs.

      Interest: Interest expense for fiscal 1999 totaled $23.4 million in comparison to $10.8 million in fiscal 1998 and $7.7 million in fiscal 1997. The increases in fiscal 1999 and 1998 compared to the prior year is due to higher average daily borrowings resulting from the Comdisco Ventures' larger lease and venture debt portfolios. Interest rates on inter-group loans from Comdisco were 7.5% in fiscal 1999, 1998 and 1997.

      Bad debt expense: Bad debt expense for fiscal 1999 totaled $23.2 million compared to $4.8 million in fiscal 1998 and $6.3 million in fiscal 1997. The increase in fiscal 1999 compared to the prior year reflects the increase in the reserve related to increased venture lease, venture debt and direct equity financing volume.

      Income taxes: The effective income tax rate was 40% in each of fiscal 1999, 1998 and 1997. The effective income tax rate approximates the statutory rate.

Liquidity and Capital Resources

      Comdisco Ventures' operating activities during fiscal 1999, including capital expenditures for equipment and venture debt originations, were funded primarily by inter-group loans from Comdisco. Total net cash provided (used) by Comdisco was $295.7 million in fiscal 1999, compared to $32.9 million in fiscal 1998 and ($1.9) million in fiscal 1997. The increase in fiscal 1999 is primarily due to increased business opportunities in venture leases, venture debt and direct equity financings. In order to continue to be able to pursue these increased opportunities, Comdisco Ventures is pursuing alternative means of funding its activities, including, but not limited to, the establishment of limited partnerships to raise funds from third parties, in addition to Comdisco Ventures. One or more limited partnerships could become a significant source of capital for Comdisco Ventures for fiscal 2000.

      The first of these alternate funding sources, Hybrid Fund, was established in October 1999 to act as a funding vehicle for origination of venture debt and direct equity financings. The general partner of Hybrid Fund is entitled to be paid a management fee for managing and investing the partnership funds and also will participate in the earnings of the partnership. Comdisco Ventures is a non-managing member of the general partner entitled to participate in the profits and losses of the general partner.

      As of September 30, 1999, Comdisco Ventures estimates that future contractual cash flows from venture leases and venture debt could generate gross cash receipts of approximately $724 million, including approximately $262 million in fiscal 2000.

      Comdisco Ventures' capital requirements may vary based upon the timing and the success of implementation of its business plan and as a result of competitive developments or if:

     . demand for Comdisco Ventures' services or its cash flow from operations is less than or more than expected;

     .  development plans or projections change or prove to be inaccurate;

     . Comdisco Ventures makes any acquisitions or commitments in excess of the current plan; or

     . Comdisco Ventures accelerates or otherwise alters the schedule or targets of its business plan implementation.

      While Comdisco has been the primary source of funds for Comdisco Ventures, Comdisco has made no formal commitments about its ability or willingness to continue to provide funds beyond fiscal year 2000. There can be no assurance that Hybrid Fund, or subsequent funds formed by Comdisco Ventures, will be funded at levels that will permit Comdisco Ventures to effectively pursue its business strategy. If Comdisco Ventures were otherwise unable to obtain funding, from Comdisco or otherwise, on acceptable terms, Comdisco Ventures' ability to fund its expansion or respond to competitive pressures would be significantly impaired.

Risk Factors that May Affect Liquidity and Future Results

      See "Risk Factors," beginning on page 8.

Qualitative Information About Market Risk

      Comdisco Ventures' primary market risk exposures are interest rate risk and market price risk.

      Comdisco Ventures' interest rate risk is primarily related to its interest-bearing obligations to Comdisco. Comdisco Ventures' leased assets and notes receivable are at fixed rates, whereas its interest-bearing obligations to Comdisco are floating. For new venture lease or venture debt transactions, the effects of higher or lower borrowing costs would be reflected in the rates on these transactions. However, for the existing venture lease and venture debt portfolio at September 30, 1999, a hypothetical increase of 1% in prevailing interest rates would result in a decrease in net earnings of approximately $3 million.

      Comdisco Ventures' holdings of equity securities are subject to market price risk. A 10% decrease in market values would reduce the September 30, 1999 market value of the Comdisco Ventures' publicly traded equity securities by $20 million. Many of these equity securities are highly volatile stocks.

                         BUSINESS OF COMDISCO VENTURES

Overview

      Comdisco Ventures is a leading provider of venture leases, venture debt and direct equity financing to venture capital-backed companies. Comdisco Ventures' relationships with leading venture capital firms help it identify what it believes are the best positioned companies in the most attractive high growth industries. Comdisco Ventures offers a broad range of innovative equity-linked financing products, which complement equity from venture capital firms and debt from venture-oriented banks and asset-based lenders. Comdisco Ventures also plans to offer a number of additional services to its network of customers. During the last two years, some of Comdisco Ventures' notable customers include Ariba, Ask Jeeves, Be Free, Copper Mountain Networks, Critical Path, E-Loan, E.piphany, eToys, Extreme Networks, Gadzoox Networks, Inktomi, NextCard, Niku, Northpoint Communications, Siara Systems and StratumOne Communications.

      Comdisco Ventures provides its customers with financing "commitments"-- agreements to provide up to a stated dollar amount of financing over a stated period of time. Comdisco Ventures was formed in 1987, and since that time, has committed approximately $2 billion in venture leases, venture debt and direct equity financings, including $738 million in fiscal 1999 and $310 million in the first quarter of fiscal 2000. Of the 740 companies Comdisco Ventures has helped finance, over 170 have gone public and over 120 have been acquired.

      Net earnings increased 150% to $42.8 million for fiscal 1999, as compared to $17.2 million for fiscal 1998, and were $37.2 million in the first quarter of fiscal 2000.

The Market for Venture Financing

      The emergence of Internet-related, communications and other high-technology companies has been unprecedented in the last few years. The need for capital to support the growth of these industries has likewise been unprecedented. Due to changing dynamics in the marketplace, venture capital-backed companies are currently facing substantial challenges in building their companies. Primary among these challenges are:

     . compressed timeframes (6-24 months) within which to establish themselves as a leader in a new category; and

     . increased capital requirements for expenditures such as product and brand development, information technology infrastructure and sales force expansion.

      According to the National Venture Capital Association and Venture Economics, venture capital firms invested a record $48.3 billion in portfolio companies in 1999, representing a 151.6% increase over the $19.2 billion they invested in 1998. Additionally, those same sources report the number of companies receiving financing increased 25.6% in 1999 to 3,649 while the average venture capital investment per company has also increased significantly, to $13.2 million in 1999 from $6.6 million in 1998.

      Historically, two primary sources of capital for start-up companies have been venture capitalists and venture-oriented banks and asset-based lenders. While the availability of venture capital has increased along with the volume of start-up activity, venture capital generally represents the most dilutive and intrusive type of financing. Venture capitalists generally require substantial ownership and exercise substantial control when they make an investment in a company. Typically these positions are reflected in significant equity holdings, contractual shareholder rights and representation on the company's board of directors.

      Start-up companies also turn to venture-oriented banks and asset-based lenders for financing. While these financings generally result in no or minimal dilution of ownership of existing equity holders, they typically involve high monthly cash disbursements, limitations on the use of funds and adherence to restrictive financial covenants.

      Comdisco Ventures believes these two primary sources of capital do not optimize the capital needs of start-up companies in the current economic environment. Additionally, their disadvantages highlight the need for less costly and less dilutive financing sources, creating opportunities for alternative capital providers, like Comdisco Ventures.

Comdisco Ventures' Solution

      Comdisco Ventures believes it provides significant value to entrepreneurs and their venture capital investors through flexible financing products and services which allow entrepreneurs to build their companies quickly, while minimizing the dilution of their equity ownership positions.

      Comdisco Ventures has proven its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings. Venture leases are leases with warrants that compensate Comdisco Ventures for providing the leases at more attractive financing terms than leases without warrants. Venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms and security conditions than more traditional debt financing. The warrants or conversion feature of venture leases and venture debt generally provide Comdisco Ventures the ability to buy equity at a price based on the price paid by venture capitalists. The opportunity to realize higher returns from the exercise of the warrants or from the conversion feature enables Comdisco Ventures to offer more flexible financing and security terms. Direct equity financings involve Comdisco Ventures' purchase of convertible preferred stock and common stock from its customers. Comdisco Ventures also provides other ancillary financings, including convertible debt, bridge loans, expansion loans, acquisition financings and landlord guarantees.

      Venture leases and venture debt can be utilized at various stages of a company's development and for various purposes including the following:

     . early stage capital to supplement the initial venture capital raised and support growth requirements;

     . expansion capital between venture capital rounds to enable an emerging company to reach milestones and increase the prospect of raising future capital at higher valuations; and

     . late stage capital to provide financial flexibility to deal with the uncertainty of a liquidity event such as an initial public offering or the sale of the company.

      As a result of the specialized nature of venture leases and venture debt, Comdisco Ventures must have expertise in technology-related industry sectors, access to capital, the ability to assess risk, relationships with venture capital firms, access to deal flow, and the ability to structure transactions appropriately.

      In the future, Comdisco Ventures plans to offer a number of services to its network of customers. These services will be designed to save Comdisco Ventures' customers' time, effort and money as they race to build their businesses.

Comdisco Ventures' Strategy

      Comdisco Ventures intends to expand its position as a leading provider of venture leases and venture debt and introduce complementary services to venture capital-backed companies. Its strategy is to continue to leverage its management experience and resources to capitalize on the growing demand for financing by venture capital-backed companies. Components of Comdisco Ventures' strategy include:

     .  leveraging relationships with leading venture capitalists;

     .  providing capital through innovative products;

     .  maintaining a diversified customer base;

     .  expanding funding sources;

     .  capitalizing on the Comdisco affiliation and resources; and

     . developing complementary service offerings that respond to the changing needs of venture capital-backed companies.

Leveraging Comdisco Ventures' relationships with leading venture capitalists

      Comdisco Ventures believes that, increasingly, the best deals are awarded to leading venture capitalists. Comdisco Ventures has developed long-term relationships with many of these firms, which affords it access to attractive financing opportunities. Comdisco Ventures believes that these venture capitalists view it as an important financial partner for their customers, both at the initial and subsequent stages of growth, due to Comdisco Ventures' financial resources, innovative financing products and industry expertise.

Providing capital through innovative products

      Comdisco Ventures currently offers a broad range of innovative financing alternatives. The success of Comdisco Ventures has been fueled, in part, by its ability to understand the capital needs of its customers and to develop and customize attractive financings to meet those needs. Currently, Comdisco Ventures' primary financing products are venture leases, venture debt and direct equity financings through the purchase of convertible preferred stock and common stock. See "--Comdisco Ventures' Products," beginning on page 35.

Maintaining a diversified customer base

      Comdisco Ventures provides financing products to customers diversified across many industry sectors. This diversification reduces the impact to Comdisco Ventures should there be a downturn in any sector. The following chart illustrates customer industry sector diversification by aggregate commitments from October 1, 1996 through December 31, 1999.




                          [LOGO FOR COMDISCO SERVICES]

      Comdisco Ventures often provides financings to several venture capital-backed companies in a specific emerging industry sector in order to increase the likelihood of aligning itself with the most successful venture capital-backed companies within that sector. Because most venture capitalists have significant equity ownership, board representation and strategic alignment with management of the companies in which they invest, they can be limited in their abilities to invest in multiple companies within a single industry sector. Comdisco Ventures, due to its limited ownership and lack of strategic involvement (e.g. typically no board representation) generally avoids these kinds of conflict limitations.

This allows Comdisco Ventures to diversify its financings across several start-ups within an industry sector.

Expanding Comdisco Ventures' funding sources

      Historically, Comdisco Ventures has funded its financing activities through cash flows from its operations, as well as inter-group borrowings from Comdisco. As demand for its financing products has grown, Comdisco Ventures has explored possible additional sources of funds for its financing activities. With this in mind, Comdisco Ventures formed Hybrid Fund in October 1999 to offer venture debt and direct equity financing products. Comdisco Ventures committed $250 million as a limited partner to Hybrid Fund, all of which has been invested in, or committed to, customers. Comdisco Ventures has closed Hybrid Fund and it will not seek additional capital commitments. Hybrid Fund began funding direct equity financings in the second quarter of fiscal 2000 and venture debt during the third quarter of fiscal 2000. Comdisco Ventures sold those venture debt transactions it originated in the second quarter of fiscal 2000 to Hybrid Fund once Hybrid Fund began funding these types of transactions. Comdisco Ventures may, depending on market conditions, form additional funding vehicles. For a more detailed description of Hybrid Fund and its relationship to Comdisco Ventures' business, see "--Funding Sources--Hybrid Fund," beginning on page 44.

      Comdisco Ventures intends to continue to fund venture leases and equipment loans directly.

Capitalizing on the Comdisco affiliation and resources

      As a division of Comdisco, Comdisco Ventures is able to bring a number of benefits to its customers:

     . Equipment Procurement. As a result of our experience in leasing and remarketing equipment and our equipment purchasing power, Comdisco Ventures is able to offer its customers an equipment procurement service designed to save them time, effort and money.

     .  Technology Services. Comdisco Ventures offers a range of
        Comdisco's technology services to its customers in order to help them build their businesses more quickly. These services include continuity services, web availability and other hosting services, and managed network services.

     . Post-Venture Stage Services. Comdisco Ventures can also introduce Comdisco as a potential customer for, or partner, to a customer as the customer evolves beyond the start-up stage.

Developing complementary service offerings that respond to the changing needs of venture capital-backed companies

      In addition to financing products, Comdisco Ventures intends to provide value-added services to its network of customers in the future. These services will be designed to save Comdisco Ventures' customers' time, effort and money as they race to build their businesses. These services will also be designed to allow Comdisco Ventures' customers to take advantage of opportunities provided by the other members of Comdisco Ventures' network of customers.

Comdisco Ventures' Products

      Typically, Comdisco Ventures' products are structured as commitments by it to provide financing in one or more advances during a specified period of time. The total commitment made available to a customer may or may not be drawn upon and used by that customer over the life of the commitment, although Comdisco Ventures generally must keep those committed but undrawn amounts available for the customer. Comdisco Ventures also may receive the right, as part of a commitment, to purchase a specific amount of equity in a planned future equity round of its customer. Comdisco Ventures usually receives a fee for providing its financing commitment based on the original amount committed. Comdisco Ventures' commitment to finance is typically subject to the absence of any material adverse change or any default under the loan or lease and compliance by its customers with other loan or lease requirements.

      Comdisco Ventures generally will receive warrants to purchase equity securities or the right to convert some of its debt into equity securities of its customers in connection with the commitment. Warrants typically represent less than 5% of the customer's ownership at the date of origination. The terms of the warrants or equity conversion, including the expiration date, exercise price and terms of the equity security for which the warrant may be exercised, will be negotiated individually with each customer, and will likely be affected by the price and terms of securities issued by the customer to its venture capitalists and other holders. Based upon Comdisco Ventures' experience, it is anticipated that most warrants will be exercisable for a term of three to ten years. The equity securities for which the warrant will be exercised generally will be convertible preferred stock or common stock.

Venture Leases

      Comdisco Ventures' venture leasing activities consist primarily of the direct origination of non-cancelable, full-payout leases. These leases cover a variety of equipment including information technology, scientific hardware, production equipment and software. The rental rate and all other transaction terms are individually negotiated with Comdisco Ventures' customers.

      Substantially all equipment leases that Comdisco Ventures originates have specified non-cancelable initial terms ranging from 2 to 5 years. The general terms and conditions of all of these leases are substantially similar and are embodied in a master lease agreement. For each lessee, the lease term, rent interval, lease rate factor and other specific terms for each piece of leased equipment are set forth on equipment schedules, which also incorporate the terms and conditions of our master lease agreement. The lessee is also required to provide to Comdisco Ventures monthly and annual financial information.

      Comdisco Ventures may also structure transactions as a loan secured by the underlying equipment, and Comdisco Ventures considers these kinds of arrangements as part of its venture equipment financing activities.

      During fiscal 1999 and 1998, Comdisco Ventures originated leases through approximately 230 and 180 separate transactions, respectively, representing total commitments of approximately $332 million and $221 million, respectively.

      In the three months ended December 31, 1999, Comdisco Ventures' originated leases through approximately 80 separate transactions, representing total commitments of approximately $136 million.

Venture Debt

      Historically, Comdisco Ventures' venture debt activities have consisted primarily of the direct origination of debt financings to customers pursuant to subordinated, secured loan agreements. These loans bear fixed interest rates over the prime rate and are usually repaid in 36 monthly installments. Typically, the customer makes several months of interest-only payments, the balance being amortizing installments of principal and interest. In addition, fees may be paid to Comdisco Ventures at closing.

      These subordinated loans typically have been secured by a lien on all of the customer's assets, which, in most cases, is subordinated to the lien of the customer's senior lenders. Comdisco Ventures' loan documents usually contain cross-default provisions and may have specific provisions governing future financing or pledging of assets. More recently, Comdisco Ventures has been making venture debt financings on an unsecured basis as well.

      During fiscal 1999 and 1998, Comdisco Ventures originated subordinated loans through approximately 145 and 30 separate transactions, respectively, representing total commitments of approximately $367 million and $68 million, respectively.

      In the three months ended December 31, 1999, Comdisco Ventures originated subordinated loans through approximately 45 separate transactions, representing total commitments of approximately $140 million.

      Hybrid Fund began funding subordinated loan financings in the third quarter of fiscal 2000. Comdisco Ventures sold those subordinated loan financings it originated in the second quarter of fiscal 2000 to Hybrid Fund once Hybrid Fund began funding these types of transactions. Comdisco Ventures will participate in the returns generated by the fund as a limited partner and as a member of the general partner of Hybrid Fund. See "--Funding Sources-- Hybrid Fund," on page 44.

Direct Equity Financings

      Through December 31, 1999, Comdisco Ventures provided equity financing to its customers by directly purchasing common or convertible preferred stock. Comdisco Ventures generally purchases equity at a valuation based on the most recent previous financing round to venture capitalists or, as applicable, a current or contemplated financing round.

      During fiscal 1999 and 1998, Comdisco Ventures made direct equity investments with approximately 90 and 35 customers, representing approximately $39 million and $7 million, respectively.

      In the three months ended December 31, 1999, Comdisco Ventures made direct equity investments with approximately 60 customers, representing approximately $36 million. As of December 31, 1999, Comdisco Ventures has made total direct investments with an original investment value of approximately $97 million.

      Hybrid Fund began funding direct equity financings beginning in the second fiscal quarter of 2000. Comdisco Ventures will participate in the returns generated by the fund as a limited partner and as a member of the general partner of Hybrid Fund. See "--Funding Sources--Hybrid Fund," on page 44.

Overview of Financing Commitments and Equity Holdings of Comdisco Ventures

      Comdisco Ventures believes that it is one of the largest sources of venture leases and venture debt in its market.

New Lease, Debt and Equity Commitments

      The following table illustrates total new lease, debt and direct equity commitments made by Comdisco Ventures during each of the last five fiscal years and the first quarter of fiscal 2000.

                      Total New Commitments By Fiscal Year
                                  1995-Current
                             (Dollars in Millions)

                                                                           1st
                                                                         Quarter
                                       1995   1996   1997   1998   1999   2000
                                       ----- ------ ------ ------ ------ -------
Leases................................ $77.3 $103.5 $144.3 $220.6 $332.1 $135.8
Debt..................................   2.5    7.5   19.5   67.7  367.1  139.5
Equity................................   1.6    3.1    3.7    7.4   39.0   34.7
                                       ----- ------ ------ ------ ------ ------
  Total............................... $81.4 $114.1 $167.5 $295.7 $738.2 $310.0
                                       ===== ====== ====== ====== ====== ======

      The following table lists Comdisco Ventures' 15 largest commitments provided through December 31, 1999.

           15 Largest Commitments Provided Through December 31, 1999

                             Acusphere, Inc.
                             Avici Systems, Inc.
                             COLO.COM
                             Concur Technologies, Inc.
                             Corvis Corporation
                             Digital Generation Systems, Inc.
                             eGroups, Inc.
                             Equinix, Inc.
                             HomeGrocer.com, Inc.
                             living.com Inc.
                             New Edge Networks, Inc.
                             NextCard, Inc.
                             Silicon Access Technology, Inc.
                             StockPower, Inc.
                             Telocity, Inc.

      Comdisco Ventures tries to avoid concentrating its financing risk in a few customers. The largest commitment Comdisco Ventures has made to any single customer is approximately $25 million. At December 31, 1999, no commitment to any single customer represents more than 3% of Comdisco Ventures' total assets.

Equity Holdings

      Liquidity Events. Comdisco Ventures has been successful in identifying companies that ultimately proceed to a liquidity event, such as an initial public offering, or a merger with or sale to another company. In addition to its ability to identify these companies, Comdisco Ventures benefits from the IPO market's wide acceptance of transactions representing venture capital-backed companies. According to the National Venture Capital Association and Venture Economics, approximately 50%, or 271, of the 544 companies that went public in 1999 were venture capital-backed. These liquidity events give Comdisco Ventures the opportunity to sell or otherwise dispose of its equity interests in those companies in an orderly manner, subject to securities law and contractual lock-up agreements. The following table lists customers of Comdisco Ventures that have been acquired by a public company or have had their IPO, since October 1, 1996.

 Comdisco Ventures' Customers That Have Completed Their Initial Public Offering or Been Acquired by Public Companies Since October 1, 1996

                              First Quarter Fiscal 2000
                              -------------------------
                                                         Acquisition by Public
                             IPO                                Company
                             ---                         ---------------------
       Be Free, Inc.                                    Abaton.com, Inc.
       CacheFlow, Inc.                                  AdKnowledge, Inc.
       Caliper Technologies Corp.                       Arithmos, Inc.
       C-Bridge Internet Solutions, Inc.                FlowWise Networks
       Data Critical Corp.                              LeukoSite, Inc.
       Digital Impact, Inc.                             Novera Software, Inc.
       Digital Insight                                  Power Trends, Inc.
       DSL.net, Inc.                                    Quote.com, Inc.
                                                        Raycer, Inc.
       Edison Schools, Inc. (formerly, Edison Project)  Sandpiper Networks, Inc.
       Egreetings Network, Inc.                         Tycho Networks, Inc.

                              First Quarter Fiscal 2000
                              -------------------------
                                     (continued)
                                     -----------
                        IPO                     Acquisition by Public Company
                        ---                     -----------------------------
       GetThere.com, Inc.                     WaveSpan Corporation
       iGo Corporation                        WebSpective Software, Inc.
       Interwoven, Inc.
       MotherNature.com, Inc.
       OnDisplay, Inc.
       PlanetRx.com, Inc.
       QuickLogic Corp.
       SciQuest.com, Inc.
       Silicon Image, Inc.
       Tularik, Inc.
       Virata Corp.
       Webvan Group, Inc.

                                     Fiscal 1999
                                     -----------
                        IPO                     Acquisition by Public Company
                        ---                     -----------------------------
       Adforce, Inc.                          Academic Systems
       Agile Software Corporation             BabyCenter, Inc.
       Allaire Corporation                    BFC Enterprises, Inc.
       Ariba Technologies, Inc.               BioStar, Inc.
       Ask Jeeves, Inc.                       BrainPlay.com, Inc.
       Audible, Inc.                          Chabi.com
       Concur Technologies, Inc.              CytoMed, Inc.
       Continuus Software Corp.               DAS Devices, Inc.
       Copper Mountain Networks, Inc.         Diamond Lane Communications Corp.
       Critical Path, Inc.                    Excel Switching Corporation
       E.piphany, Inc.                        Expersoft Corp.
       Efficient Networks, Inc.               Fibex Systems, Inc.
       E-Loan, Inc.                           Internet Profiles Corp.
       eToys, Inc.                            Lightera Networks, Inc.
       Extreme Networks, Inc.                 LinkExchange, Inc.
       FlyCast Communications Corp.           Monterey Networks, Inc.
       Gadzoox Networks, Inc.                 Pivot Technologies, Inc.
       Intraware, Inc.                        Seeker Software
       Keynote Systems, Inc.                  Sentryl Software Corporation
       NetObjects, Inc.                       SpringStreet, Inc.
       Netro Corporation                      StratumOne Communications, Inc.
       NextCard, Inc.                         TransMedia Communications, Inc.
       NorthPoint Communications, Inc.        When, Inc. (when.com)
       NVidia Corporation                     Whistle Communications
       Packeteer, Inc.                        Zip2 Corporation
       Phone.com, Inc.
       Portal Software, Inc.
       Quokka Sports
       Ramp Networks, Inc.
       SalesLogix Corporation
       Select Comfort Direct Corp.
       Showcase Corporation
       TiVO, Inc.
       Ventro Corporation (formerly, Chemdex
        Corp.)
       Viant Corporation
       Vignette Corporation
       Vixel Corporation

                                     Fiscal 1998
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Com21, Inc.                        AnyRiver Entertainment, Inc.
       CombiChem, Inc.                    ComCore Semiconductor, Inc.
       Corixa Corporation                 CommQuest Technologies, Inc.
       FlexiInternational Software, Inc.  European Software Publishing Ltd.
       Focal, Inc.                        gene/Networks, Inc.
       FVC.COM                            Global Center, Inc.
       Gene Logic, Inc.                   Hotmail Corporation
       Hybrid Networks, Inc.              ICAST Corp.
       Information Advantage, Inc.        Insight Micro Array Systems
       Inktomi Corporation                Netbot, Inc.
       MicroMuse, Inc.                    OnLive! Technologies, Inc.
       Power Integrations, Inc.           PetCare Plus, Inc.
       Preview Travel, Inc.               Prominet Corporation
       SportsLine.com, Inc.               Research Holdings, Ltd.
       USWeb Corporation                  Wayfarer Communications, Inc.

                                     Fiscal 1997
                                     -----------
                      IPO                     Acquisition by Public Company
                      ---                     -----------------------------
       Cardima, Inc.                      Agile Networks, Inc.
       Cerus Corporation                  Alexon Biomedical, Inc.
       Concentric Network Corp.           Allelix Neuroscience, Inc.
       Corsair Communications, Inc.       Books That Work
       Cubist Pharmaceuticals, Inc.       ChemGenics/Millennium Pharmaceuticals
       Endocardial Solutions, Inc.        Digital Style Corp.
       Intensiva HealthCare Corp.         Dynasty Technologies, Inc.
       LeukoSite, Inc.                    Informed Access Systems, Inc.
       Lightbridge, Inc.                  Integrity QA Software, Inc.
       Micro Therapeutics, Inc.           Light Source Computer Images, Inc.
       NeoMagic Corporation               NetObjects, Inc.
       Netmoves Corporation               OnStream Networks, Inc.
        (formerly, faxSAV, Inc.)          PharmaGenics, Inc.
       Peapod, Inc.                       PharmaSource Group, Inc.
       Triangle Pharmaceuticals, Inc.     Quinta Corporation
       ViroPharma, Inc.                   Rapid City Communications Corp.
                                          Sahara Networks, Inc.
                                          Sneaker Stadium, Inc.
                                          TransGlobal Systems, Inc.
                                          TravelNet, Inc.
                                          TView, Inc.
                                          ViewStar Corporation
                                          Web TV Networks, Inc.
                                          Whitetree, Inc.
                                          Zane Publishing, Inc.

      Public Equity Holdings. Comdisco Ventures directs the management of its public equity holdings through a third party asset manager. Historically, Comdisco Ventures' general policy has been to sell its equity positions in an orderly manner as soon as reasonably possible after a liquidity event. In most cases, securities law restrictions on transfer and contractual lock-up provisions restrict Comdisco Ventures' ability to sell its equity position for up to six months after a liquidity event. Comdisco

Ventures' management consults with its outside manager on at least a quarterly basis and has adjusted its general policy on occasion to respond to market conditions. However, Comdisco Ventures' disposition policy with respect to its equity holdings is not intended to, and does not, assure that Comdisco Ventures will maximize its return on any particular holdings. Going forward, Comdisco Ventures may review and change this general policy.

      As of December 31, 1999, the current public equity holdings of Comdisco Ventures had an equity value of $435 million and represented ownership in approximately 70 companies. The 10 largest equity holdings represented 64% of the total equity value of these holdings and was composed of the following companies:

              Largest Public Equity Stakes as of December 31, 1999

                 Company                                Industry Sector
       ----------------------------               ----------------------------
       Agile Software Corporation                 Software & Computer Services
       Be Free, Inc.                              Internet
       CacheFlow, Inc.                            Communications & Networking
       Critical Path, Inc.                        Software & Computer Services
       E.piphany, Inc.                            Software & Computer Services
       FlyCast Communications Corp.               Internet
       Keynote Systems, Inc.                      Software & Computer Services
       OnDisplay, Inc.                            Internet
       Ventro Corporation                         Internet
       Vignette Corporation                       Internet

      The equity instruments Comdisco Ventures holds are generally subject to securities law restrictions on transfer and contractual lock-ups restricting its ability to sell them for up to approximately 180 days after an initial public offering or longer. The public market for high-technology and other emerging growth companies is extremely volatile. This volatility may adversely affect both Comdisco Ventures' ability to dispose of those equity securities and the value of those equity securities on disposal.

      Private Equity Holdings. In addition to the public equity holdings of Comdisco Ventures, as of December 31, 1999, it held warrants and other equity positions in approximately 345 companies that are still private. The following table sets forth those companies, grouped by business sector, to which Comdisco Ventures has committed $3 million or more in financing (whether as a venture lease, venture debt or direct equity purchase) as of December 31, 1999.

              Private Company Equity Holdings of Comdisco Ventures
                            as of December 31, 1999
                      Commitments Greater than $3 million

                          Communications & Networking

     2Wire, Inc.                           Metawave Communications Corp.
     AccessLan Communications, Inc.        Octave Communications, Inc.
     Airspan Communications Corporation    Optical Micro-Machines, Inc.
     Atmosphere Networks, Inc.             Optical Networks, Inc.
     Avici Systems, Inc.                   Optical Solutions, Inc.
     Bandwidth9                            Optimight Communications, Inc.
     Caly Networks, Inc.                   Oresis Communications, Inc.
     Chorum Technologies, Inc.             Pluris, Inc.
     COLO.COM                              Positive Communications, Inc.
     Corvis Corporation                    ProactiveNet, Inc.
     Endgate Corporation                   Promatory Communications
     Equinix, Inc.                         Quintessent Communications, Inc.
     eVoice, Inc. dba TalkStar.com         Shoreline Teleworks, Inc.
     Flashcom, Inc.                        Siara Systems, Inc.
     Geyser Networks, Inc.                 Telera, Inc.
     iBEAM Broadcasting Corporation        Tellium, Inc.
     Indus River Networks, Inc.            Telocity, Inc.
     iPass, Inc.                           TimeShift, Inc.
     Jetstream Communications, Inc.        Vertical Networks Incorporated
     LGC Wireless, Inc.                    Video Networks, Inc.
     New Edge Networks, Inc.               Warpspeed Communications, Inc.
     MainStreet Networks, Inc.             Wavtrace, Inc.
     Mapletree Networks, Inc.

                       Computer Hardware & Semiconductors

     Agere, Inc.                           Monterey Design Systems
     Aptix Corporation                     Quantum Effect Design, Inc.
     Censtor Corporation                   Silicon Access Technology, Inc.
     Chip2Chip, Inc.                       Silicon Spice, Inc.
     Cielo Communications, Inc.            Siros Technologies
     C-Port Corporation                    Stream Machine, Inc.
     Gemfire, Inc.                         Transmeta Corporation
     Handspring, Inc.                      Volterra Semiconductor Corporation
                                    Internet

     Accompany, Inc.                       Interactive Transaction Services, Inc.
     Affinia, Inc.                         iOwn Holdings, Inc.
     Andale, Inc.                          IQ commerce Corporation
     Asera, Inc.                           Lipstream Networks, Inc.
     Blue Nile, Inc.                       living.com Inc.
     Bowstreet.com, Inc.                   Lucy.com, Inc.
     BravoGifts.com, Inc.                  Miadora, Inc.
     Brightware, Inc                       Myteam.com, Inc.
     Broadband Sports, Inc.                Myplay, Inc.
     Carstation.com, Inc.                  Naxon Corporation
     Celarix, Inc.                         Neoforma.com, Inc.
     Chip Shot Golf Corporation            NetFlix.com, Inc.
     Collabria, Inc.                       NONSTOP Solutions, Inc.
     DoughNET Inc.                         NowDocs.com, Inc.
     eBates Shopping.com, Inc.             Obongo, Inc.
     eGroups, Inc.

     Embark.com, Inc.                     Onebox.com, Inc.
     essential.com, Inc.                  Onvia.com, Inc.
     e-STEEL Corporation                  Pogo.com Inc.
     eve.com, Inc.                        Qpass, Inc.
     Firstlook.com, Inc.                  remarQ Communities, Inc.
     Flyswat, Inc.                        Resonate, Inc.
     Food.com, Inc.                       RightWorks Corporation
     Furniture.com, Inc.                  RocketTalk, Inc.
     Great Entertaining, Inc.             ShoppingList.com, Inc.
     HomeGrocer.com, Inc.                 Snowball.com, Inc.
     HomeWarehouse.com, Inc.              SocialNet.com
     IAM.com, Inc.                        StockPower, Inc.
     iExchange.com, Inc.                  Xtra On-line Corporation
     iMark.com, Inc.

                                 Life Sciences

     Accumetrics, Inc.                    FeRx Incorporated
     Acusphere, Inc.                      Idun Pharmaceuticals, Inc.
     Adesso Specialty Services            Inspire Pharmaceuticals, Inc.
     Align Technology, Inc.               InterVentional Technologies, Inc.
     American WholeHealth, Inc.           Mitotix, Inc.
     Argonaut Technologies, Inc.          PercuSurge, Inc.
     asterion.com, Inc.                   Radiant Research, Inc.
     Cryogen, Inc.                        ScriptGen Pharmaceuticals, Inc.
     Cytokinetics, Incorporated           TheraSense, Inc.
     Diversa Corporation
     Eos Biotechnology, Inc.

                          Software & Computer Services

     2Bridge Software                     Linguateq, Incorporated
     Acta, Inc.                           Linuxcare, Inc.
     Angara E-Commerce Software, Inc.     Luminate Software Corporation
     Annuncio Software, Inc.              MarketTools, Inc.
     Arbortext, Inc.                      Market-Touch Corporation
     Corio, Inc.                          Net.Genesis Corp.
     CrossWorlds Software                 NewChannel, Inc.
     DataCore Software Corporation        NightFire Software, Inc.
     Docent, Inc.                         Niku Corporation
     eDocs, Inc.                          Oberon Software Inc.
     Efficient Market Services            Portera Systems
     Extensity, Inc.                      Saba Software, Inc.
     FirstSense Software, Inc.            Tioga Systems, Inc.
     Flashpoint Technology, Inc.          Torrent Systems, Inc.
     Foglight Software, Inc.              TriStrata, Inc.
     Instill Corporation                  ValiCert, Inc.
     Integral Development Corporation     Worldstreet Corporation
     Lightspan Partnership, Inc.          Yantra Corporation

                           Other Products & Services

     Advantage Schools, Inc.
                                          AnyTime Access, Inc.

Funding Sources

      Since inception, Comdisco Ventures has funded its financing activities through cash flows from operations and borrowings from Comdisco. To respond to the growing demand for Comdisco Ventures' financing products, and to reduce balance sheet risk to Comdisco's stockholders, Comdisco Ventures has explored possible additional sources of funds for its financing activities, including selling shares of Comdisco Ventures Stock to the public in the offering contemplated by this prospectus.

Hybrid Fund

      Comdisco Ventures formed Hybrid Venture Partners, L.P. ("Hybrid Fund"), a Delaware limited partnership, in October 1999 to originate venture debt and direct equity financing products. Comdisco Ventures committed $250 million as a limited partner to Hybrid Fund, all of which has been invested in, or committed to, customers. Comdisco Ventures has closed Hybrid Fund and it will not seek additional capital commitments. Comdisco Ventures has agreed to provide short-term loans to Hybrid Fund to facilitate its activities. Hybrid Fund began funding direct equity financings in the second quarter of fiscal 2000 and venture debt during the third quarter of fiscal 2000. Comdisco Ventures sold those venture debt transactions it originated in the second quarter of fiscal 2000 to Hybrid Fund once Hybrid Fund began funding these types of transactions. Comdisco Ventures may, depending on market conditions, form additional funding vehicles similar to Hybrid Fund.

      As a limited partner in Hybrid Fund and a non-managing member of its general partner, Comdisco Ventures will participate in the profits and losses of Hybrid Fund. Items of profit and loss of Hybrid Fund attributable to the short-term investment of idle cash will be allocated among the partners of Hybrid Fund in proportion to their respective capital commitments. All other items of net profit of Hybrid Fund will be allocated among its partners as follows:

     . First, 100 percent to all the partners in proportion to their respective capital commitments until each partner has been allocated net profits representing an 8 percent priority return on its unreturned capital contributions.

     . Next, 100 percent to the general partner until cumulative allocations of net profit over the term of Hybrid Fund have been made:

              (1) 80 percent to all the partners in proportion to their
                  respective capital commitments; and

              (2)20 percent to the general partner as a carried interest.

     . Next, 80 percent to all the partners in proportion to their respective capital commitments and 20 percent to the general partner as a carried interest.

      Net losses of Hybrid Fund will be allocated first to reverse prior allocations of net profits and thereafter to the partners in proportion to their respective capital commitments.

      Distributions by Hybrid Fund to its partners may be made in cash or in securities.

      The general partner of Hybrid Fund is Rosemont Venture Management I, L.L.C., a Delaware limited liability company. The managing members of the general partner primarily responsible for Hybrid Fund's investment activities initially will include certain members of the current senior management of Comdisco Ventures. In addition to its share of the profits and losses of Hybrid Fund, the general partner will receive an annual management fee equal to 2% of the aggregate committed capital of Hybrid Fund. Beginning in 2005, this fee will be equal to 2% of the aggregate cost basis of securities held by Hybrid Fund and reasonable reserves for the payment of fund expenses and the purchase of portfolio securities under pre-existing binding commitments. Comdisco Ventures is also a non-managing member of this general partner, and in that capacity is entitled to participate in the general partner's profits and losses.

      Comdisco Ventures has the right to participate in a manner and on an economic level similar to its participation in Hybrid Fund in any fund in which any of the members of current senior management responsible for its investment activities are substantially involved in the future, provided that Comdisco Ventures Stock remains outstanding and Comdisco commits to provide at least 25% of the committed capital of that subsequent fund.

      Instead of receiving payments of principal and interest and loan fees associated with venture debt and the payments of sales proceeds associated with its direct equity holdings, Comdisco Ventures will receive returns from venture debt and direct equity financings originated by Hybrid Fund through its limited partnership interests in Hybrid Fund and membership interests in the general partner.

      We anticipate the amounts Comdisco Ventures will receive as a limited partner of Hybrid Fund and member of Hybrid Fund's general partner to be substantially similar to the returns Comdisco Ventures would receive if Comdisco Ventures were to provide those venture debt and direct equity investment products offered by Hybrid Fund directly to its customers.

Financing Procedures

      The successful execution of Comdisco Ventures' business and operating strategy is dependent upon its underwriting and investment policies and procedures.

      Comdisco Ventures reviews business plans generated by its referral network in order to identify potential customers. After identifying potential customers that it believes merit further investigation, Comdisco Ventures evaluates those potential customers in more depth. This review process, described below, forms the basis of Comdisco Ventures' decision to fund or reject a lease, loan and/or direct equity financing.

Preliminary Evaluation

      Comdisco Ventures meets with the potential customer's management and performs a preliminary investigation of its management, business operations, and prospects. Comdisco Ventures generally consults with and gathers information from a wide variety of industry sources to assess the prospects of a potential customer and its industry. Comdisco Ventures reviews the commitments of the existing venture capitalists (including their intention to participate in future financing rounds) and the potential customer's capital structure. The customer also provides projected financial statements, a description of its market and competitive landscape, and a description of operations (marketing and sales, research and development, employee issues, and so forth). If Comdisco Ventures is satisfied with its preliminary investigation of management, operations and prospects, it typically issues a term sheet outlining a proposed transaction. After reaching an agreement on the term sheet, Comdisco Ventures begins due diligence.

Due Diligence

      Comdisco Ventures' due diligence may initially include on-site visits to the potential customer's headquarters and other facilities, interviews with key management and board members, references for senior management and discussions with industry research analysts, other industry participants, customers and suppliers where appropriate. Comdisco Ventures may also review the potential customer's charter, capital structure, subsidiaries, assets, liabilities, employee plans, litigation, tax matters and other relevant legal documentation.

Portfolio Monitoring and Risk Management

      Comdisco Ventures has three primary tools to monitor the performance and quality of its financings:

     . Comdisco Ventures monitors the progress of product development, cash burn and overall adherence to the business plan;

     . Comdisco Ventures maintains regular contact with management teams to discuss business enrichment, cash flow needs and potential financing and other capital structure issues; and

     . Comdisco Ventures reviews various financial statements received from its customers on a quarterly basis.

Workouts

      All loans that are 60 days or more overdue are classified as a work-out account. Whenever feasible, Comdisco Ventures attempts to use its position as a lender and equity investor to work with other investors and lenders to rehabilitate, rather than liquidate, defaulted loans. Comdisco Ventures' primary objective at this stage is to minimize its loss on the lease and loan obligations.

Loss experience

      Since the initiation of its financing activities, credit losses have been less than 3% of Comdisco Ventures' total commitments originated. This percentage does not reflect any significant loss experience from Comdisco Ventures' subordinated debt products, which were only first introduced on a large scale beginning in fiscal 1998.

      Comdisco Ventures believes that its low level of credit losses are largely a result of its (1) transaction structuring experience, (2) due diligence procedures specifically designed to analyze transactions with emerging growth companies, (3) extensive monitoring and review of these transactions, and (4) corrective approach to addressing delinquency. Comdisco Ventures' loss experience has also benefited from the experience and diligence of those leading venture capital firms that typically precede Comdisco Ventures into a financing relationship with its customers.

Competition

      Comdisco Ventures' primary competitors include financial institutions, equipment lessors and manufacturers, venture capital firms, and non-traditional lenders that provide debt and/or equity financing to emerging, high technology companies. An increasing number of public companies also provide substantial capital to companies who might otherwise be candidates for Comdisco Ventures' financing products. Comdisco Ventures believes that it competes effectively with these competitors based on creative and innovative deal structuring, flexibility, reputation, quality of service, timely credit analysis, and decision-making.

Employees

      As of December 31, 1999, Comdisco Ventures employed 41 people on a full time basis--12 personnel were involved in marketing and sales, 26 were in processing, servicing and administrative support and 3 were executive employees. No employees are represented by a labor union.

Facilities

      Comdisco Ventures' principal executive offices are located and its venture leasing and venture debt activities are conducted at 3000 Sand Hill Road, Menlo Park, California. In addition to its principal offices, Comdisco Ventures leases office space in Palo Alto, California, Waltham, Massachusetts and Rosemont, Illinois.

      Comdisco Ventures believes its current facilities are adequate for its existing needs and that additional, suitable space will be available as required.

Regulation, Licenses and Qualifications, Federal And State

      Because Comdisco Ventures is a non-bank, commercial lender, it is not subject to material federal regulation. Nevertheless, under certain circumstances, Comdisco Ventures may be required to comply with the Equal Credit Opportunity Act ("ECOA"). Under the ECOA, Comdisco Ventures is required to give full credit applicants notice of the right to receive a written statement of reasons an application for credit is denied, unless the applicant has gross revenues exceeding $1 million during its last fiscal year.

      Comdisco Ventures is not subject to material regulation in most states, although some states do require licensing for certain commercial financing activities. Most states' usury laws, which limit the amount of interest charged on loans originated in a state, either exempt commercial loans or do not extend the benefit of the usury laws to corporate borrowers.

      To date, substantially all documentation relating to Comdisco Ventures' financing products is accepted in, and funding is made through, Comdisco's principal offices in Illinois and these transactions are intended to be governed by Illinois law, which does not require licensing for those activities. Hybrid Fund is licensed as required in California, where the documentation acceptance and funding for its transactions occur. Comdisco Ventures anticipates applying for a license in California as well, as it expands its funding sources.

      Comdisco Ventures believes it is currently in material compliance with any applicable state usury laws as well as other applicable federal and state statutes and regulations.

      Comdisco Ventures believes existing federal and state laws and regulations have not had a material adverse effect on its operations. There can, however, be no assurance that future laws and regulatory changes will not occur and will not place additional burdens on its operations.

Legal Proceedings

      Comdisco Ventures is not currently a party to any material litigation.

Management

      The following table shows information about Comdisco Ventures' senior management.

                Name                     Age                          Position
                ----                     ---                          --------
      James P. Labe                      43                    Chief Executive Officer
      Geoffrey L. Tickner, Jr.           39                    Chief Operating Officer
      John J. Vosicky                    51                    Chief Financial Officer

      Jim Labe is Comdisco Ventures' Chief Executive Officer. He has been involved in the debt-financing field within venture capital for more than seventeen years. He founded Comdisco Ventures as a division of Comdisco in early 1987, and served as President of the division until 1999 when he became Chief Executive Officer. Prior to Comdisco, Jim spent four years with Equitec Financial Group, structuring "venture leases" with venture backed companies. His background also includes computer marketing and new business development. Jim has been a speaker at venture capital industry conferences. He has also participated in programs on venture leasing and other forms of creative equity-linked financing at both the University of Chicago Graduate School of Business and at Harvard Graduate School of Business. Jim received his MBA degree from the University of Chicago and his BA degree from

Middlebury College. He has been a corporate officer and Senior Vice President of Comdisco, Inc. since January, 1996.

      Geoff Tickner is Comdisco Ventures' Chief Operating Officer. He joined Comdisco Ventures in 1998 after fifteen years in investment banking at Smith Barney in San Francisco and New York. Geoff was a Managing Director in Smith Barney's Technology Investment Banking Group where he was responsible for the Communication Equipment and Enterprise Software sectors. Geoff received his BA from Princeton in 1982 and his MBA degree from Stanford in 1986.

      John Vosicky is Comdisco Ventures' Chief Financial Officer. He is also Executive Vice President and Chief Financial Officer of Comdisco and will continue to serve in those capacities. He has served as Executive Vice President of Comdisco since July, 1994 and Chief Financial Officer of Comdisco since November, 1984. John was Senior Vice President of Comdisco from November, 1985 to July, 1994. He joined Comdisco in 1975 as controller and prior to doing so, worked for Peat, Marwick, Mitchell & Company in Chicago, Illinois. John received his BA degree from St. Mary's University in 1970 in accounting, and received his CPA certificate from the State of Illinois in 1973.

      Glen Howard is Comdisco Ventures' Managing Director and Group Head of Venture Lease Investments. He has been involved in sales and marketing for more than twenty years. He has been with Comdisco for more than thirteen years, serving ten years in lease financing sales and marketing at Comdisco before joining Comdisco Ventures three years ago. Prior to joining Comdisco, he had more than six years of sales and financing experience at IBM Corporation. Glen received his BS degree in Systems Industrial Engineering from the University of Arizona and received his MBA degree from Saint Mary's College.

Senior Management Compensation And Benefits

      Cash Compensation. The following table shows fiscal 1999 cash compensation we paid to Comdisco Ventures' senior management.

Name                                                      Salary    Bonus
----                                                     -------- ----------
James P. Labe........................................... $300,000 $4,887,493 (a)
Geoffrey L. Tickner, Jr. ...............................  225,000    882,345 (a)
John J. Vosicky (b).....................................  260,000     65,000

--------

(a) Bonus payments earned for fiscal 1999.

(b) Mr. Vosicky is also the Executive Vice President and Chief Financial Officer of Comdisco. Additional information about his compensation appears in the proxy statement concerning the special meeting of stockholders held April 20, 2000 relating to the tracking stock proposal, filed with the SEC on March 20, 2000.

      Profit Sharing Plans. Each of Messrs. Labe and Tickner are participants in two Comdisco Ventures' profit sharing plans under which they are eligible to receive cash bonus payments. The first of these plans was established on October 1, 1996 ("1996 Plan"). Under the 1996 Plan, plan participants are entitled to receive cash bonus payments out of a total pool of 20% of the pre-tax earnings attributable to Comdisco Ventures' transactions documented and executed between October 1, 1996 and December 31, 1999. Bonus payments under the 1996 Plan are made semi-annually, and will continue until all profits attributable to those transactions covered by the 1996 Plan are realized by Comdisco Ventures. The amounts paid as a cash bonus to each of Messrs. Labe and Tickner under the 1996 Plan for fiscal 1999 are included in the cash compensation table above. Mr. Vosicky is not a participant in this plan.

      Comdisco Ventures established another profit sharing plan as of January 1, 2000 ("2000 Plan"). Under the 2000 Plan, plan participants are entitled to receive cash payments out of a total pool of 20% of the pre-tax earnings attributable to Comdisco Ventures' transactions documented and executed on or after

January 1, 2000 and before completion of this initial public offering. Bonus payments under the 2000 Plan are made semi-annually and will continue until all profits attributable to those transactions covered by the 2000 Plan are realized by Comdisco Ventures. Mr. Vosicky is not a participant in this plan.

      Employment Agreements. Each of Messrs. Labe and Tickner have entered into a management agreement with Comdisco Ventures, commencing effective on the closing of this offering, that contains these material provisions:

     .  a term of three years for Mr. Labe and two years for Mr. Tickner;

     . an increase in fiscal year 2000 current annual salary for Mr. Labe, from $300,000 to $500,000, and Mr. Tickner, from $300,000 to $450,000.

     . severance arrangements if the executive's employment is terminated without cause before the end of the agreement;

     . percentage participation in the Management Incentive Plan (as described in the immediately following section);

     . protection of Comdisco Ventures' confidential or proprietary information; and

     . limitations on the ability of the executive to compete with Comdisco Ventures' business, or to solicit Comdisco Ventures' employees, during the term of employment and for one year after a termination of employment with Comdisco Ventures.

Management Incentive Plan

      The Management Incentive Plan was approved by Comdisco stockholders at the April 20, 2000 special meeting. The Management Incentive Plan provides Comdisco Ventures' senior management with a proprietary stake in the performance of Comdisco Ventures and the creation of stockholder value and further aligns the interests of Comdisco Ventures' senior management with the stockholders of Comdisco Ventures Stock.

      The following is a summary of the material features of the Management Incentive Plan. You should review the full text of the Management Incentive Plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

      Grants of Awards. Under the Management Incentive Plan, we will grant options and/or restricted stock awards of Comdisco Ventures Stock to senior management of Comdisco Ventures (other than Mr. Vosicky).

      Shares Available for Issuance under the Management Incentive Plan. Under the Management Incentive Plan, the number of shares of Comdisco Ventures Stock
that will be available for grant will be limited to            shares,
representing 15% of the shares of Comdisco Ventures Stock deemed issued and outstanding upon completion of this offering assuming for this purpose that Comdisco Group's retained interest in Comdisco Ventures is represented by issued and outstanding Comdisco Ventures Stock. Shares subject to an award that expires unexercised, are forfeited, or terminated, or settled in cash instead of Comdisco Ventures Stock, and shares tendered to pay for the exercise of an option, will not again be available for grant under the Management Incentive Plan.

      Initial Awards Under the Management Incentive Plan. We have agreed to issue, effective as of the closing date of this initial public offering, non-qualified stock options for, or stock awards of, Comdisco Ventures Stock representing substantially all of the shares of Comdisco Ventures Stock authorized under the Management Incentive Plan to certain members of the current senior management of Comdisco Ventures and to a former employee who recently resigned his position as a senior investment professional with Comdisco Ventures.

      The exercise price per share of the options to purchase Comdisco Ventures Stock granted to Mr. Labe under the Management Incentive Plan will be $ per share. We set this exercise price based on the net book value of Comdisco Ventures at March 31, 2000, as follows:

     . if the Comdisco Ventures Option Value is equal to $800 million, the exercise price per share shall be equal to the Aggregate Comdisco Ventures Net Book Value divided by the Aggregate Comdisco Ventures Stock Outstanding at IPO;

     . if the Comdisco Ventures Option Value is less than $800 million, the price per share shall be equal to the aggregate Comdisco Ventures Net Book Value less that difference divided by the Aggregate Comdisco Ventures Stock outstanding at IPO, but not less than zero;

     . if the Comdisco Ventures Option Value exceeds $800 million, the exercise price per share shall be equal to the Aggregate Comdisco Ventures Net Book Value divided by the Aggregate Comdisco Ventures Stock outstanding at IPO; and

     . if the Aggregate Comdisco Ventures IPO Value is less than $700 million, Comdisco will have no obligation to grant any options.

      Where,

     . "Aggregate Comdisco Ventures IPO Value" is the aggregate market value of the Aggregate Comdisco Ventures Stock Outstanding at IPO reflected by the IPO Price Per Share.

     . "Aggregate Comdisco Ventures Net Book Value" is the net book value of the assets allocated to Comdisco Ventures, as of March 31, 2000.

     . "Aggregate Comdisco Ventures Stock Outstanding at IPO" is the number of shares of Comdisco Ventures Stock issued in this offering, together with that number of shares of Comdisco Ventures Stock that would represent Comdisco's Group's retained interest if those shares were issued and outstanding.

     . "Comdisco Ventures Option Value" is the Aggregate Comdisco Ventures IPO Value less the Aggregate Comdisco Ventures Net Book Value.

     . "IPO Price Per Share" is the initial public offering price per share for Comdisco Ventures Stock in this offering.

      Each of Messrs. Labe and Tickner will receive the following initial option grants under the Management Incentive Plan:

                                                Number of Shares  Exercise Price
      Name                                     Subject to Options   Per Share
      ----                                     ------------------ --------------
      James P. Labe...........................
      Geoffrey L. Tickner, Jr.................

      The initial options will vest in equal installments over a three year period. The number of shares subject to these options may be reduced over the life of the options to reflect cash bonuses paid to those executives under the Comdisco Ventures' profit sharing plans or other bonus arrangements.

      Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to awards under the Management Incentive Plan. The initial options granted under the plan will be non-qualified stock options.

      The grant of an option will create no tax consequences for the participant or Comdisco. Upon exercising an option other than an incentive stock option, the participant generally must recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. In the case of an employee, withholding will apply to amounts recognized as ordinary compensation income. A participant will not recognize taxable income upon exercising an incentive stock option (within the meaning of Section 422 of the Code) except that the alternative minimum tax may apply.

      If the participant does not hold the Comdisco Ventures Stock acquired upon exercise of an incentive stock option for at least one year from the date of exercise and two years from the date of grant (the "holding period"), the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise of the incentive stock option minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in those shares (the tax basis generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option). The holding period for purposes of determining whether this capital gain or loss is long-term or short-term does not begin until the option is exercised.

      We generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. We generally are not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, we will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding period prior to disposition of the shares.

      With respect to awards granted under the Management Incentive Plan that result in the payment or issuance of cash or shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

      With respect to awards involving the issuance of shares or other property that is restricted as to transferability and subject to a substantial risk of forfeiture (e.g., restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the shares or other property at the first time the shares or other property becomes transferable or is not subject to a substantial risk of forfeiture, whichever occurs earlier. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant.

Related Transactions with Management

      Mr. Labe is a managing member and Mr. Tickner is a special managing member of the general partner of Hybrid Fund. As managing members, they are entitled to participate in the profits and losses of the general partner. See "--Funding Sources--Hybrid Fund," beginning on page 44.

                     DESCRIPTION OF COMDISCO CAPITAL STOCK

      The following is a summary and should be read with our restated charter which we have filed as an exhibit to the registration statement of which this prospectus is a part.

Currently Authorized Capital Stock

      Our current certificate of incorporation authorizes us to issue 750,000,000 shares of common stock, par value $0.10 per share, and 100,000,000 shares of preferred stock, par value $0.10 per share. As of March 1, 2000, we had 152,183,133 shares of common stock and no shares of preferred stock issued and outstanding.

Our Restated Charter and Initial Designations of Series of Common Stock and Preferred Stock

      Under our restated charter there are 1,800,000,000 shares of common stock of Comdisco authorized. The board of directors may issue the common stock in multiple series. The board has designated two series of common stock as of the date of this prospectus--750,000,000 shares of Comdisco Ventures Stock and 750,000,000 shares of Comdisco Stock.

      We intend Comdisco Ventures Stock to reflect the performance of Comdisco Ventures, our venture financing business division.

      We intend Comdisco Stock to reflect the performance of Comdisco Group, which consists of our other businesses and a retained interest in Comdisco Ventures.

      We have allocated, for financial reporting purposes, all of Comdisco's consolidated assets, liabilities, revenue, expenses and cash flow between Comdisco Group and Comdisco Ventures. In the future, we will publish financial statements for each of Comdisco Group and Comdisco Ventures, together with consolidated financial statements of Comdisco covering all of Comdisco Group and Comdisco Ventures.

      This description refers in many places to "Comdisco Group's retained interest in Comdisco Ventures." This represents the ownership of Comdisco Group in that portion of Comdisco Ventures that is not represented by outstanding Comdisco Ventures Stock. The size of this retained interest relative to the interest represented by Comdisco Ventures Stock may change in the future if actions are taken such as:

     .  issuances of additional shares of Comdisco Ventures Stock,

     .  repurchases of Comdisco Ventures Stock, or

     . transfers of cash or other property between Comdisco Group and Comdisco Ventures that change either the total amount of the assets of Comdisco Ventures or the number of shares of Comdisco Ventures Stock that is outstanding.

      Our board of directors has designated             shares of Comdisco
Ventures Stock to represent those shares that would be deemed owned by Comdisco Group in respect of its retained interest in Comdisco Ventures. See "--General Conversion and Redemption Provisions--Retained Interest of Comdisco Group in Comdisco Ventures" beginning on page 61 and our restated charter for additional information about Comdisco Group's retained interest in Comdisco Ventures and the initial number of shares of Comdisco Ventures Stock that would be deemed owned by Comdisco Group in respect of its retained interest in Comdisco Ventures.

      Under our restated charter and to the extent permitted by Delaware law, our board of directors could, without the need to obtain stockholder approval:

     . designate common stock not previously designated by the board of directors, or re-designate previously designated but unissued common stock, into one or more additional new series of common stock; or

     . increase or decrease from time to time the total number of authorized shares of each designated series of common stock.

      However, the board of directors could not increase the number of shares of authorized stock of a designated series above a number which, when added to the number of authorized shares of all designated common stock, would exceed the total number of authorized shares of common stock. In addition, the board of directors could not decrease the number of shares authorized of any series of common stock below the number of shares outstanding of such series and shares reserved for options, warrants, the rights plan and, as applicable, any retained interest of one group by another.

      At the time it creates any new series of common stock, our board of directors would be authorized to determine and designate the number of shares of each new series and all rights and privileges of each new series, including dividend rights, exchange or redemption provisions, rights upon liquidation or merger, and voting rights.

      Authorized but unissued shares of Comdisco Ventures Stock and Comdisco Stock and previously undesignated common stock would be available for issuance by Comdisco from time to time, as determined by the board of directors, for any proper corporate purpose. These purposes could include raising capital, paying stock dividends, effecting a stock split, providing compensation or benefits to employees or acquiring other companies or businesses, or designating a new series of common stock. Comdisco would not be required to solicit your approval for any issuance described above, unless required by the Delaware law or NYSE or Nasdaq Stock Market rules.

Preferred Stock

      Our board of directors has the authority to issue preferred stock in one or more series, without stockholder approval and is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. Our restated charter designates two series of preferred stock:

     .200,000 shares of Series C Junior Participating Preferred Stock; and

     .  200,000 shares of Series D Junior Participating Preferred Stock.

      These shares are reserved for issuance in connection with Comdisco's preferred stock purchase rights described below. None of these shares are currently issued or outstanding.

Description of Comdisco Ventures Stock

      Under the restated charter, we will have the authority to issue up to 750,000,000 shares of Comdisco Ventures Stock. We plan to sell up to shares in this offering. The following additional shares of Comdisco Ventures Stock initially will be reserved for issuance:

     .          shares under the Management Incentive Plan described
        beginning on page 49;

     .          shares under Comdisco's other stock-based compensation
        plans; and

     .          shares to represent Comdisco Group's retained interest in
        Comdisco Ventures.

      Dividends. We will be permitted to pay dividends on Comdisco Ventures Stock out of assets of Comdisco legally available for the payment of dividends under Delaware law. Our restated charter, however, provides that the total amounts paid as dividends on Comdisco Ventures Stock cannot exceed the available dividend amount for Comdisco Ventures.

      The "available dividend amount" for Comdisco Ventures at any time is the amount that would then be legally available for the payment of dividends on Comdisco Ventures Stock under Delaware law if:

     .  Comdisco Ventures was an independent Delaware corporation; and

     . Comdisco Ventures had outstanding a number of shares of common stock, par value $0.10 per share, equal to the number of shares of Comdisco Ventures Stock that are then outstanding plus the number of shares of Comdisco Ventures Stock that would be issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

      The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

     .  the total assets of the corporation,

     .  less its total liabilities,

     . less the aggregate par value of the outstanding shares of its common and preferred stock.

      However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the available dividend amounts for Comdisco Ventures. These restrictions will also form the basis for calculating the aggregate amount of dividends that Comdisco as a whole can pay on its common stock (regardless of series). Thus, net losses of any business group, and any dividends and distributions on, or repurchases of, any series of common stock, will reduce the assets legally available for dividends on other series of common stock.

      Subject to the foregoing limitations (and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Comdisco from time to time), we have the right to pay dividends on none, any or all of the series of common stock, in equal or unequal amounts, notwithstanding the performance of any business group, the amount of assets available for dividends on any series, the amount of prior dividends declared on any series or any other factor.

      At the time of any dividend on the outstanding shares of Comdisco Ventures Stock (including any dividend required as a result of a disposition of all or substantially all of the assets of Comdisco Ventures), we will credit to Comdisco Group, and charge against Comdisco Ventures a corresponding amount in respect of Comdisco Group's retained interest in that group for purposes of calculating available dividend amounts for future dividends. Specifically, the corresponding amount will equal (1) the aggregate amount of that dividend times
(2) a fraction, the numerator of which is the number of shares that would be issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the denominator of which is the number of shares of Comdisco Ventures Stock then outstanding.

      Mandatory Dividend, Redemption or Conversion of Comdisco Ventures Stock. If we sell or dispose of all or substantially all of the properties and assets of Comdisco Ventures in a transaction other than one described below under "-- Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs" we will:

     . pay a dividend to the holders of Comdisco Ventures Stock in cash and/or securities or other property having a value equal to their proportionate interest in the net proceeds of the disposition; or

     . if the disposition involves all of the properties and assets, redeem all outstanding shares of Comdisco Ventures Stock in exchange for cash and/or securities or other property having a value equal to the proportionate interest of the holders of Comdisco Ventures Stock in the net proceeds of the disposition; or

     . if the disposition involves substantially all, but not all, of the properties and assets, redeem a number of whole shares of Comdisco Ventures Stock having an aggregate average market value, during the 20 trading day period beginning on the 16th trading day following consummation of that transaction, equal to the proportionate interest of the holders of Comdisco Ventures Stock in the value of the net proceeds of the disposition; or

     . convert each outstanding share of Comdisco Ventures Stock into a number of shares of Comdisco Stock equal to 115% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock during the 20 trading day period ending on the fifth trading day prior to the first public announcement of that disposition transaction.

      We will determine the proportionate interest of the holders of Comdisco Ventures Stock in the net proceeds of a disposition by assuming that Comdisco Group's retained interest in Comdisco Ventures is represented by issued and outstanding shares of Comdisco Ventures Stock.

      We may only pay a dividend or redeem shares of a series of common stock if we have legally available funds under Delaware law. We will pay the dividend or complete the redemption or conversion on or prior to the 90th trading day following the disposition date.

      For purposes of determining whether a disposition has occurred, "substantially all of the properties and assets" attributed to Comdisco Ventures means a portion of the properties and assets that represents at least 80% of the value of the properties and assets attributed to Comdisco Ventures.

      The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

     . any taxes payable by us, or which would have been payable but for the utilization of tax benefits attributable to Comdisco Group, in respect of the disposition or in respect of any resulting dividend or redemption;

     . any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

     . any liabilities of or attributed to Comdisco Ventures, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to Comdisco Ventures.

      We may elect to pay the dividend or redemption price either in the same form as the proceeds of the disposition or in any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate market value of not less than the value of the net proceeds.

      Exceptions to the Dividend, Redemption or Conversion Requirement if a Disposition Occurs. We are not required to take any of the above actions for any disposition of all or substantially all of the properties and assets attributed to Comdisco Ventures in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity which:

     . acquires those properties or assets or succeeds to the business conducted with those properties or assets or controls that acquirer or successor; and

     . is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by Comdisco Ventures prior to the disposition, as determined by our board of directors.

      The purpose of this exception is to enable us technically to dispose of properties or assets of Comdisco Ventures to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a dividend on, or a conversion or redemption of, Comdisco Ventures Stock, so long as we hold an equity interest in that entity. A joint venture in which we own a direct or indirect equity interest is an example of such an acquirer. We are not required to control that entity, whether by ownership or contract provisions.

      We are also not required to effect a dividend, redemption or conversion if:

     . the disposition is of all or substantially all of our properties and assets in one transaction or a series of related transactions in connection with our dissolution, liquidation or winding up and the distribution of our assets to stockholders;

     . the disposition is on a pro rata basis, such as in a spin-off, to the holders of all outstanding shares of Comdisco Ventures Stock;

     . the disposition is made to any person or entity controlled by us, as determined by the board of directors;

     . the disposition is made at a time when only one series of common stock is outstanding; or

     . before the 30th trading day following the disposition, we have mailed a notice stating that we are exercising our right to convert all of the outstanding shares of Comdisco Ventures Stock, as applicable, into newly issued shares of Comdisco Stock as contemplated under "Conversion of Comdisco Ventures Stock at Option of Comdisco" below.

      Sale of less than substantially all the assets of a group. The proceeds from any disposition of assets that do not comprise all or substantially all of the properties and assets attributed to Comdisco Ventures will be allocated to Comdisco Ventures and used for its benefit, subject to the policies described under "Certain Management and Allocation Policies," beginning on page 70.

      Conversion of Comdisco Ventures Stock at Option of Comdisco. We will have the right, at any time, to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock initially equal to 125% of the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock over a 20-day trading period ending on the fifth trading day prior to the mailing of the conversion notice for conversions occurring in the first quarter after the original issuance of Comdisco Ventures Stock. The percentage applied to the ratio of market values will decline ratably each quarter over a period of ten quarters to 115%.

      If, however, we convert Comdisco Ventures Stock into Comdisco Stock as a result of a tax event, as defined below, we will have the right to convert shares of Comdisco Ventures Stock into a number of shares of Comdisco Stock
equal to       % of the ratio of the average market values of the Comdisco
Ventures Stock and the Comdisco Stock described above, regardless of when that adverse tax law change takes place.

      "Tax event" means Comdisco's receipt of an opinion of our tax counsel that, as a result of:

     . any amendment to, or change in, the laws or regulations interpreting the laws of the United States or any political subdivision or taxing authority thereof or therein, including any announced proposed change in those regulations by an administrative agency; or

     . any official or administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations (regardless of whether that pronouncement, action or judicial decision involves Comdisco), it is more likely than not that for U.S. federal income tax purposes:

     . Comdisco or our stockholders are, or at any time in the future will be, subject to tax upon the issuance of shares of any of Comdisco Stock or Comdisco Ventures Stock, or

     . any Comdisco Stock or Comdisco Ventures Stock is not or at any time in the future will not be treated solely as stock of Comdisco, or

     . any Comdisco Stock or Comdisco Ventures Stock is or will be treated as section 306 stock under the Internal Revenue Code.

      For purposes of rendering this opinion, tax counsel will assume that any administrative proposals will be adopted as proposed. However, in the event of an announced proposed legislative change, tax counsel shall render an opinion only in the event of enactment.

      These provisions allow us the flexibility to recapitalize our outstanding series of common stocks into one class of common stock that would, after the recapitalization, represent an equity interest in all of our businesses. The optional conversion could be exercised at any future time if our board of directors determines that, under the facts and circumstances then existing, an equity structure consisting of multiple series of common stock was no longer in the best interests of all of our stockholders. A conversion could be exercised, however, at a time that is disadvantageous to the holders of Comdisco Ventures Stock. For additional information on the risks of a conversion and the limited remedies available to stockholders, see "Risk Factors--Risks Relating to Ownership of Comdisco Ventures Stock--Conversion of Comdisco Ventures Stock into Comdisco Stock may adversely affect the holders of Comdisco Ventures Stock," on page 14.

      The conversion ratio that will result in the specified premium will be calculated based on the average market value of one share of Comdisco Ventures Stock as compared to the average market value of one share of Comdisco Stock during the 20 consecutive trading day period ending on, and including, the fifth trading day immediately preceding the date on which we mail the notice of conversion to holders of Comdisco Ventures Stock.

      Conversion would be based upon the relative market values of Comdisco Stock, on the one hand, and Comdisco Ventures Stock, on the other. Many factors could affect the market values of Comdisco Stock and Comdisco Ventures Stock, including our results of operations and those of each group, trading volume and general economic and market conditions. Market values could also be affected by decisions by our board of directors or our management that investors perceive to affect adversely one series of common stock compared to the other. These decisions could include changes to our management and allocation policies, transfers of assets between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

      Redemption of Comdisco Ventures Stock in Exchange for Stock of Subsidiary. Although it currently has no intention to do so, our board of directors may redeem on a pro rata basis all of the outstanding shares of Comdisco Ventures Stock for shares of the common stock of one or more of our wholly owned subsidiaries which will then own all of the assets and liabilities attributed to Comdisco Ventures (and no other assets or liabilities), as applicable. We may redeem shares of Comdisco Ventures Stock for subsidiary stock only if we have legally available funds under Delaware law. In connection with any exchange, in the event that we have a retained interest in Comdisco Ventures, we could retain any remaining shares of common stock of the subsidiary holding Comdisco Ventures' assets or distribute those shares as a dividend on Comdisco Stock.

      As a result of a redemption in exchange for stock of a subsidiary, holders of the series of common stock redeemed would hold securities of a separate legal entity. This redemption could be authorized by the board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of multiple series of common stock designated as tracking stocks is no longer in the best interests of all of our stockholders as a whole.

      Because Comdisco Ventures would most likely be subject to the registration requirements of the 1940 Act if the exchange described above were to occur, it is unlikely that our board of directors would redeem Comdisco Ventures Stock in the manner described in this section.

General Conversion and Redemption Provisions

      Notices Upon Disposition of Group Assets. Not later than the 20th trading day after the consummation of a sale of all or substantially all of the properties and assets of Comdisco Ventures, we will announce publicly by press release:

     .  the estimated net proceeds of the disposition;

     .  the number of shares of Comdisco Ventures Stock outstanding;

     . the number of shares of any series of common stock into which Comdisco Ventures Stock is convertible and the conversion, exchange or exercise price of those convertible securities; and

     . the number of shares issuable with respect to our retained interest in Comdisco Ventures.

      Not later than the 40th trading day after the consummation of the disposition, we will announce publicly by press release whether we will:

     . pay a dividend or redeem shares of Comdisco Ventures Stock with the net proceeds of the disposition; or

     . convert the shares of Comdisco Ventures Stock into shares of Comdisco Stock.

      We will mail to each holder of shares of Comdisco Ventures Stock any additional notices and other information required by our restated charter.

      Notice upon Optional Conversion or Redemption in Exchange for Stock of a Subsidiary. If Comdisco determines to convert shares of Comdisco Ventures Stock into shares of Comdisco Stock or into shares of stock of a subsidiary as described above, Comdisco will send each holder of Comdisco Ventures Stock that is being converted or redeemed a notice not less than 30 nor more than 45 days prior to the conversion or redemption date. This notice will contain:

     . a statement that all outstanding shares of Comdisco Ventures Stock will be converted or redeemed, as applicable;

     .  the conversion or redemption date;

     . the number of shares of Comdisco Stock or the number of shares of stock of the subsidiary, as the case may be, which each holder of Comdisco Ventures Stock will receive;

     .  the place or method for redemption or conversion; and

     .  any other information required by our restated charter.

      Selection of Shares for Redemption. If less than all of the outstanding shares of Comdisco Ventures Stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of Comdisco Ventures Stock or by the method as may be determined by our board of directors to be equitable.

      Fractional Interests; Transfer Taxes. We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of Comdisco Ventures Stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

      We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of Comdisco Ventures Stock so exchanged or redeemed were registered, and no issue or delivery will be made unless and until the person requesting that issue pays to Comdisco the amount of any tax or establishes to our satisfaction that this tax has been paid.

      Stockholder Rights Upon Conversion or Redemption. If shares of Comdisco Ventures Stock are converted or redeemed as previously described, after this conversion or redemption all rights of a holder of shares of Comdisco Ventures Stock that were converted or redeemed will cease. The only right a holder of shares of Comdisco Ventures Stock converted or redeemed would have at that time is the right to receive the cash and/or the certificates representing shares of capital stock, securities or other property into which Comdisco Ventures Stock was converted or for which it was redeemed, together with any payments for fractional shares or rights to dividends, as provided above, without interest. No holder of a certificate that prior to the conversion or redemption represented shares of Comdisco Ventures Stock converted or redeemed will be entitled to receive any dividends or other distribution or interest payment with respect to shares of any kind of capital stock into, or in exchange for which, shares of the Comdisco Ventures Stock were converted or redeemed until surrender of the holder's certificate in exchange for a certificate representing shares of that capital stock. Upon the surrender of the holder's certificate, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of capital stock represented by the certificate or certificates issued upon that surrender. From and after a conversion, Comdisco will, however, be entitled to treat the certificates for Comdisco Ventures Stock that have not yet been surrendered for conversion as being evidence of the ownership of the number of whole shares of capital stock into which the shares of Comdisco Ventures Stock represented by those certificates should have been converted, notwithstanding the failure to surrender those certificates.

      Voting Rights. Holders of Comdisco Ventures Stock will generally vote together with holders of Comdisco Stock as a single class on all matters requiring a stockholder vote.

      Until the 31st trading day following the effective date of the restated charter, on all matters as to which all series of Comdisco's common stock will vote together as a single class:

     .  each share of Comdisco Ventures Stock will have one vote; and

     .  each share of Comdisco Stock will have one vote.

      On and after that 31st trading day, at each vote of stockholders, the aggregate voting power of the Comdisco Ventures Stock and Comdisco Stock will be adjusted as follows:

     . each share of Comdisco Ventures Stock will have a number of votes (or a fraction of a vote) based on the ratio of the average market value of one share of Comdisco Ventures Stock to the average market value of one share of Comdisco Stock during the 20 consecutive trading days ending on (and including) the record date of the vote; and

     .  each share of Comdisco Stock will have one vote.

      For example, if the average market value of one share of Comdisco Ventures Stock for the period specified above was $20.00, and the average market value of one share of the Comdisco Stock for the period specified above was $40.00, each share of Comdisco Stock would have one vote and each share of Comdisco Ventures Stock would have 0.5 votes based on the following calculation:

                               $20.00
                               -----
                                     = .5 votes per share
                               $40.00

      However, in the event that the foregoing calculation results in the holders of Comdisco Ventures Stock holding more than 35% of the total voting power of all outstanding shares of common stock, the vote of each share of Comdisco Ventures Stock that exceeds that amount will be reduced so that all of the outstanding shares of Comdisco Ventures Stock in the aggregate represent 35% of the total voting power of all outstanding shares of Comdisco's common stock.

      Subject to the 35% limitation, the voting formula above is intended to equate the relative voting rights of the series of common stock to their relative market capitalization at the time of each adjustment. The periodic adjustments could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of Comdisco's outstanding stock to acquire that percentage of all series of common stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other series.

      Because, of the limitations on the voting power of Comdisco Ventures Stock, when the holders of Comdisco Ventures Stock and Comdisco Stock vote together as a single class, the holders of Comdisco Stock will be in a position to control the outcome of a majority vote even if the matter involves a conflict of interest between the holders of Comdisco Ventures Stock and Comdisco Stock.

      If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate class with respect to any matter, each share of that series will, for purposes of that vote, have one vote on that matter.

      We will set forth the number of outstanding shares of Comdisco Ventures Stock and Comdisco Stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of each share of Comdisco Ventures Stock and Comdisco Stock.

      The holders of Comdisco Ventures Stock and Comdisco Stock will not have any rights to vote separately as a class on any matter coming before our stockholders, except for the limited class voting rights provided under Delaware law or by NYSE or Nasdaq Stock Market rules.

      Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of Comdisco Ventures Stock and Comdisco Stock will be entitled to receive our assets, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, and payment of the liquidation preference payable to any holders of our preferred stock), on a per share basis in proportion to the liquidation units per share of each series. Each share of Comdisco Stock shall have one liquidation unit. Each share of Comdisco Ventures Stock will have a number of liquidation units, including a fraction of one liquidation unit, equal to the ratio of the average market value of a share of Comdisco Ventures Stock during the 20 consecutive trading days next preceding the 300th day after the effective date of our restated charter, to the average of the market value of one share of Comdisco Stock over the same period, expressed as a decimal fraction rounded to the nearest five decimal places.

      If the voluntary or involuntary dissolution, liquidation or winding up of
Comdisco occurs prior to              , 2001, the average market value of one
share of Comdisco Ventures Stock will be determined based on:

          (1)the 20 consecutive trading day period immediately prior to the dissolution, liquidation or winding-up event, or

          (2)the actual number of consecutive trading days in the event that the dissolution, liquidation or winding-up event, if that event occurs prior to the 21st trading day after the effective date of our restated charter.

      After the number of liquidation units with respect to Comdisco Ventures Stock has been determined in the manner above, the number will not be changed except as described below. Thus, the liquidation rights of the holders of the Comdisco Ventures Stock or Comdisco Stock may not bear any relationship to the relative market values or the relative voting rights of that series.

      The liquidation units of the Comdisco Ventures Stock and Comdisco Stock were determined by Comdisco in consultation with our financial advisors and are based upon, among other factors, each group's initial level of debt and equity capitalization, each group's recent historical financial performance, the market prices of shares of comparable companies that are publicly traded and the current state of the markets for public offerings and other stock transactions.

      If Comdisco subdivides, by stock split, reclassification or otherwise, or combines, by reverse stock split, reclassification or otherwise, the outstanding shares of Comdisco Ventures Stock or Comdisco Stock, the number of liquidation units of the Comdisco Ventures Stock or Comdisco Stock, as applicable, shall be adjusted as determined by the board of directors so as to avoid any dilution in the aggregate liquidation rights of either series of common stock.

      In the absence of a public trading market for the shares of Comdisco Ventures Stock, our board of directors will exercise its good faith judgment to determine the market value of a share of that stock for purposes of this formula.

      In the case of our dissolution, liquidation or winding up:

     . no holder of Comdisco Stock will have any special right to receive specific assets of Comdisco Group; and

     . no holder of Comdisco Ventures Stock will have any special right to receive specific assets of Comdisco Ventures.

      Neither a merger nor consolidation of Comdisco into or with any other corporation, nor any sale, transfer or lease of all or any part of our assets, will, alone, be deemed a liquidation or winding up of Comdisco, or cause the dissolution of Comdisco, for purposes of these liquidation provisions.

      Comdisco considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to the value of Comdisco Ventures Stock.

      Retained Interest of Comdisco Group in Comdisco Ventures. The number of shares of Comdisco Ventures Stock that, if issued, would initially represent 100% of the equity value of Comdisco Ventures has been set by the board of directors. The board of directors made this determination following discussion with Comdisco's independent financial advisors, based on:

     . the historical and projected financial and operating information of Comdisco Ventures;

     . the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of Comdisco Ventures;

     .  prevailing equity market conditions; and

     . the range of the initial public offering price of the Comdisco Ventures Stock to be issued.

      The equity value of Comdisco Ventures remaining after we first distribute Comdisco Ventures Stock in this offering will be held by Comdisco Group. This retained interest, because it represents an interest between two business groups within Comdisco, would not constitute outstanding shares of common stock and, accordingly, would not be represented by shares of Comdisco Ventures Stock and would not be voted on any matter by the Comdisco Group, including any matter requiring the vote of the holders of Comdisco Ventures Stock as a separate class. However, the market value attributable to Comdisco Group's retained interest in Comdisco Ventures should be reflected in the market value of the Comdisco Stock, which in turn would affect the aggregate voting power represented by Comdisco Stock on any matter in which holders of Comdisco Stock and Comdisco Ventures Stock vote together as a single class.

      We will adjust Comdisco Group's retained interest in Comdisco Ventures to reflect further issuances or repurchases of Comdisco Ventures Stock that relates to Comdisco Ventures (including the grant of any restricted stock awards or exercises of any options granted to, Comdisco employees), capital contributions to, or returns of capital from, Comdisco Ventures and certain other events, including any distribution of that stock representing all of our retained interest in Comdisco Ventures to holders of Comdisco Stock.

      In this prospectus, we call the percentage interest in Comdisco Ventures intended to be represented at any time by the outstanding shares of the series of common stock that tracks that group the "Outstanding Interest Percentage", and we call the remaining percentage interest in Comdisco Ventures intended to be represented at any time by Comdisco Group's retained interest in that group the "Retained Interest Percentage." At any time, the Outstanding Interest Percentage equals the number of shares outstanding of Comdisco Ventures Stock divided by the total number of notional shares of Comdisco Ventures Stock deemed outstanding (expressed as a percentage) and the Retained Interest Percentage equals the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures divided by the total number of notional shares of Comdisco Ventures Stock deemed outstanding (expressed as a percentage). The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%.

      Prior to this offering, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

      Whenever we decide to issue shares of Comdisco Ventures Stock, we would determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to Comdisco Group in respect of its retained interest in Comdisco Ventures (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to Comdisco Ventures (in a manner analogous to a primary offering of common stock). If we issue any shares of Comdisco Ventures Stock and attribute that issuance (and the proceeds thereof) to Comdisco Group in respect of its retained interest in Comdisco Ventures, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be reduced by the number of shares of that series we issue, the number of outstanding shares of Comdisco Ventures Stock would be increased by the same amount, the total number of notional shares deemed outstanding of Comdisco Ventures Stock would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to Comdisco Ventures, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would remain unchanged, the number of outstanding shares of Comdisco Ventures Stock and the total number of notional shares deemed outstanding of Comdisco Ventures Stock would be increased by the number of shares we issue, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased.

      We have the right to issue shares of Comdisco Ventures Stock as a distribution on Comdisco Stock. If we did so, we would attribute that distribution to Comdisco Group in respect of its retained interest in Comdisco Ventures. As a result, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be reduced by the number of shares so distributed, the number of outstanding shares of Comdisco Ventures Stock would be increased by the same amount, the total number of notional shares deemed outstanding of Comdisco Ventures Stock would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If instead we issued shares of Comdisco Ventures Stock as a distribution on outstanding shares of Comdisco Ventures Stock, we would attribute that distribution to Comdisco Ventures, in which case we would proportionately increase the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures. As a result, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares deemed outstanding of Comdisco Ventures Stock would each be increased by the same percentage as the number of outstanding shares of Comdisco Ventures Stock is increased and the Retained Interest Percentage and Outstanding Interest Percentage would remain unchanged.

      At the time of any dividend on the outstanding shares of Comdisco Ventures Stock (including any dividend required as a result of a disposition of all or substantially all of the properties and assets of Comdisco Ventures, but excluding any dividend payable in shares of Comdisco Ventures Stock), we will credit to Comdisco Group, and charge against Comdisco Ventures, a corresponding amount in respect of Comdisco Group's retained interest in Comdisco Ventures. Specifically, the corresponding amount will equal (1) the aggregate amount of that dividend times (2) a fraction, the numerator of which is the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the denominator of which is the number of shares of Comdisco Ventures Stock then outstanding.

      If we decide to repurchase shares of Comdisco Ventures Stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to Comdisco Group (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to Comdisco Ventures (in a manner analogous to an issuer repurchase). If we repurchase shares of Comdisco Ventures Stock and attribute that repurchase (and the cost thereof) to Comdisco Group, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in the Comdisco Ventures would be increased by the number of shares so purchased, the number of outstanding shares of Comdisco Ventures Stock would be decreased by the same amount, the total number of notional shares of Comdisco Ventures Stock deemed outstanding would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased. If we instead attribute that repurchase of Comdisco Ventures Stock or (and the cost thereof) to Comdisco Ventures, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in the Comdisco Ventures would remain unchanged, the number of outstanding shares of Comdisco Ventures Stock and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would be decreased by the number of shares so repurchased, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly reduced.

      We may, in our sole discretion, determine to transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco Group's retained interest in Comdisco Ventures (in a manner analogous to a return of capital) or to transfer cash or other property of Comdisco Group to Comdisco Ventures in return for an increase in Comdisco Group's retained interest in Comdisco Ventures (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco Group's retained interest in Comdisco Ventures, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would each be decreased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures Stock on the day of transfer, the number of outstanding shares of Comdisco Ventures Stock would remain unchanged, the Retained Interest Percentage would be decreased and the Outstanding Interest Percentage would be correspondingly increased. If we instead determine to transfer cash or other property of Comdisco Group to Comdisco Ventures in return for an increase in Comdisco Group's retained interest in Comdisco Ventures, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures and the total number of notional shares of Comdisco Ventures Stock deemed outstanding would each be increased by an amount equal to the fair value of that cash or other property divided by the market value of a share of Comdisco Ventures Stock on the day of transfer, the number of outstanding shares of Comdisco Ventures Stock would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased.

      We may not attribute issuances of Comdisco Ventures Stock to Comdisco Group, transfer cash or other property of Comdisco Ventures to Comdisco Group in return for a decrease in Comdisco's retained interest in Comdisco Ventures or take any other action to the extent that doing so would cause the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures to decrease below zero.

      For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the number of shares of Comdisco Ventures Stock issuable with respect to Comdisco Group's retained interest in Comdisco Ventures, and the total number of notional shares deemed outstanding of Comdisco Ventures Stock after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex I to this prospectus.

Determinations by the Board

      Any determinations made by our board of directors in good faith under our restated charter or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Comdisco, subject to rights under applicable Delaware law and under the federal securities laws.

Preemptive Rights

      Holders of Comdisco Ventures Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

Amended and Restated Rights Agreement

      We have issued preferred stock purchase rights to all holders of our existing common stock under a rights agreement dated as of November 17, 1997, between Comdisco and ChaseMellon Shareholder Services L.L.C., as rights agent. Each existing right entitles the holder to purchase shares of Series C Junior Participating Preferred Stock under conditions described in the existing rights agreement.

      In connection with the creation and issuance of our Comdisco Ventures Stock, we will amend and restate our existing rights agreement, as of the effective date of the restated charter, to:

     . provide that each existing right will be redesignated as a Comdisco right, which will continue to allow holders to purchase shares of Series C Junior Participating Preferred Stock of Comdisco if a distribution date occurs; and

     . provide that for each share of Comdisco Ventures Stock issued between the date of the amended and restated rights agreement and the expiration date of the rights there shall be issued one Comdisco Ventures Stock right, which will allow holders to purchase shares of a newly designated Series D Junior Participating Preferred Stock of Comdisco if a distribution date occurs.

     . We refer to the Comdisco Stock rights and the Comdisco Ventures Stock rights collectively as the "rights."

      A "distribution date" will occur upon the earliest of:

     . the tenth day (or a later day determined by our board of directors) after a public announcement that a person or group of affiliated or associated persons other than us, any subsidiary of Comdisco, or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired beneficial ownership of 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day (or a later day determined by our board of directors) following the commencement of or announcement of the intention to commence a tender or exchange offer that would result in that person or group beneficially owning 15% or more of the voting power of all the shares of our common stock; or

     . the tenth business day after our board of directors declares a person to be an "adverse person."

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

      Any person or group that beneficially owns 20% or more of our outstanding common stock on the effective date of the amendment and statement of the rights plan (an "existing holder") will not be deemed an "acquiring person" until that existing holder acquires beneficial ownership of 30% or more of the voting power of our outstanding common stock. An adverse person is a person or group
(1) which beneficially owns 10% or more of the voting power of our outstanding common stock and (2) which our board of directors has determined has interests adverse to ours based on requirements set out in the amended and restated rights agreement.

      Until the distribution date, the rights will not be represented by a separate certificate and may be transferred only with their respective series of common stock.

      Following the distribution date, holders of rights other than any acquiring person or adverse person (whose rights will thereupon become null and void) will be entitled to purchase from us:

     . in the case of a Comdisco right, one one-thousandth of a share of Series C Junior Participating Preferred Stock at a purchase price of $75, subject to adjustment; and

     . in the case of a Comdisco Ventures Stock right, one one-thousandth of a share of Series D Junior Participating Preferred Stock at a purchase price of $180, subject to adjustment.

      The purchase prices discussed above are referred to as the "Series C purchase price" and the "Series D purchase price."

      Unless the rights are earlier redeemed, if any person or group becomes an acquiring person or our board of directors declares a person to be an "adverse person":

     . a Comdisco Stock right will entitle its holder other than any acquiring person or adverse person (whose rights will thereupon become null and void) to purchase, at the Series C purchase price, a number of shares of Comdisco Stock with a market value equal to twice that purchase price; and

     . any Comdisco Ventures Stock right will entitle its holder other than any acquiring person or adverse person (whose rights will thereupon become null and void) to purchase, at the Series D purchase price, a number of shares of Comdisco Ventures Stock with a market value equal to twice that purchase price.

      After the rights have been triggered, the board of directors may exchange the rights, other than rights owned by an acquiring person or adverse person, at an exchange ratio of:

     . one share of Comdisco Stock per Comdisco Stock right, subject to adjustment, and

     . one share of Comdisco Ventures Stock per Comdisco Ventures Stock right, subject to adjustment.

      Unless the rights are earlier redeemed, if, following the time a person becomes an acquiring person or adverse person:

     . Comdisco is acquired in a merger or other business combination transaction and Comdisco is not the surviving corporation;

     . any person consolidates or merges with Comdisco and all or part of the common stock is converted or exchanged for securities, cash or property of any other person or of Comdisco; or

     . 50% or more of Comdisco's assets or earning power is sold or transferred,

then, each right will entitle its holder other than any acquiring person to purchase, for the applicable purchase price, a number of shares of common stock of the surviving entity in that merger, consolidation or other business combination of, or the purchaser in, that sale or transfer with a market value equal to twice the applicable purchase price.

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      The rights will expire on November 17, 2007, unless we extend or terminate them as described below.

      At any time until the close of business on the fifteenth day following a public announcement that there is an acquiring person or our board of directors declares a person to be an "adverse person", our board of directors may redeem all of the rights at a price of $0.01 per right. On the redemption date, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive that redemption price.

      Prior to a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend any provision of the amended and restated rights agreement in any manner, whether or not that supplement or amendment is adverse to any holders of the rights. From and after a distribution date, the board of directors may, without the approval of any holders of rights, supplement or amend the amended and restated rights agreement only:

     .  to cure any ambiguity,

     . to correct or supplement any provision that may be defective or inconsistent with any other provision, or

     . in any manner that it may deem necessary or desirable and which does not materially adversely affect the interests of the holders of rights other than an acquiring person, adverse person and their associates and affiliates.

      A holder of a right will not have any rights as a stockholder of Comdisco, including the right to vote or to receive dividends, until a right is exercised.

      The amended and restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. A person will not be deemed an acquiring person if the board of directors of Comdisco approved the acquisition by that person of shares of common stock prior to that person otherwise becoming an acquiring person. In addition, the amended and restated rights agreement gives a person who has inadvertently acquired 15% or more of the voting power of all series of our common stock and does not have any intention of changing or influencing the control of Comdisco the opportunity to sell a sufficient number of shares so that the acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required if a person becomes the holder of 15% or more, or 30% or more in the case of an existing holder, of the voting power of all of our series of common stock, solely as a result of either (1) the reduction of our outstanding common stock as the result of our repurchase of any of our common stock or (2) any adjustment of the voting rights of Comdisco Ventures Stock in accordance with the provisions of our restated charter. However, any person who exceeds that threshold as a result of our stock repurchases or a voting rights adjustment will trigger the rights if the person subsequently acquires additional shares of our common stock. Our board may also further amend the amended and restated rights agreement in the future, including in connection with any distribution of Comdisco Group's retained interest in Comdisco Ventures, to compensate for any unintended effects of the variable voting rights associated with Comdisco Ventures Stock.

      The restated rights agreement will permit disinterested stockholders to acquire additional shares of our common stock or of an acquiring company at a substantial discount in the event of certain described changes in control. The restated rights agreement is intended to discourage anyone from buying shares of common stock having more than 15% of the voting power of all series of our common stock without prior approval by the board of directors.

      We have filed the form of amended and restated rights agreement with the SEC as an exhibit to the registration statement of which this prospectus is a part.

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

Other Provisions of Our Restated Charter, Bylaws and Delaware Law

      Authorized Shares. Our restated charter provides that we may from time to time designate and issue shares of common stock or preferred stock in one or more series, the terms of which will be determined by our board of directors, and authorize and issue additional common stock of any previously designated series. Our board of directors, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of common stock or preferred stock. We will not solicit further approval of our stockholders to designate, authorize or issue those shares unless our board of directors believes that approval is advisable or is required by NYSE or Nasdaq Stock Market rules or Delaware law. The purpose of authorizing the board of directors to determine these rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. This authority however could enable our board of directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      Classified Board of Directors; Removal of Directors; Limitation on Ability to Call Special Meetings. Our restated charter provides that our board of directors shall be divided into three classes and shall consist of such number of directors as is set in our bylaws. Our bylaws provide that the board of directors will be divided into three classes of an approximately equal number of directors with each class of directors having a three-year term of office. Our restated charter also provides that a director may be removed for cause only upon the vote of two-thirds of the voting stock of Comdisco. These provisions in our restated charter and bylaws may only be amended by a vote of two-thirds of the voting power of all series of common stock of Comdisco voting together as a class.

      Our bylaws further provide that stockholders of Comdisco may not call special meetings of the stockholders.

      The provisions regarding classification of our board of directors, removal of directors and the limitations on the stockholders' ability to call special meetings may have the effect of discouraging anyone from attempting to acquire control of Comdisco and thereby discouraging open market purchases of any series of common stock.

      Business Combinations with Substantial Stockholders. Our restated charter provides that business combinations with substantial stockholders will require the vote of two-thirds of the voting stock of Comdisco to approve that transaction.

      A "substantial stockholder" is defined as a person, other than a member of our board of directors as of September 30, 1985 or any of our employee benefit plans, who or which beneficially owns 10% or more of our outstanding shares of common stock.

      A "business combination" is defined to mean:

     . a merger or consolidation of Comdisco with a substantial stockholder;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of Comdisco or any subsidiary to a substantial stockholder (defined as 10% of the total book value of the assets);

     . a merger or consolidation of a substantial stockholder with Comdisco or any subsidiary;

     . a sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a substantial stockholder to Comdisco or a subsidiary;

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

     . any re-classification of our common stock or any recapitalization of Comdisco consummated within five years after a substantial stockholder became a substantial stockholder;

     . issuance of any securities of Comdisco or any subsidiary to a substantial stockholder (except proportionately as a stockholder);

     . acquisition by Comdisco or any subsidiary of securities of a substantial stockholder; or

     .  any agreement providing for any of these types of transactions.

      The business combination will not need to receive the two-thirds vote outlined above if the consideration to be paid by the interested stockholder in the business combination meets various tests set forth in our restated charter, designed to ensure that the form and amount of consideration to be paid by the interested stockholder is fair to the other holders of our common stock.

      The business combination provisions outlined above may have the effect of discouraging attempts to acquire control of Comdisco and thereby of discouraging open market purchases of our common stock.

      Stockholder Nominations and Proposals. Our bylaws provide that to nominate directors, stockholders must submit a written notice to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include the name and address of the stockholder and of the nominee, a description of any arrangements between the stockholder and the nominee, information about the nominee required by the SEC, the written consent of the nominee to serve as a director and other information.

      Similarly, to submit proposals at an annual meeting, a stockholder must provide our corporate secretary of notice of the proposal not less than 120 days nor more than 150 days before the first anniversary of the date of the mailing of the proxy statement for our last annual meeting. The notice must include:

     .  a description of the proposal;

     .  the reasons for presenting the proposal at the annual meeting;

     .  the text of any resolutions to be presented;

     .  the stockholder's name and address and number of shares held;

     .  any material interest of the stockholder in the proposal; and

     . a representation that the stockholder intends to appear at the meeting, in person or by proxy, to submit the proposal.

      In addition, the bylaws provide that only the board of directors, chairman of the board, chief executive officer or president of Comdisco can call special meetings of stockholders and that the only business that may be brought before a special meeting is that business specified in the notice of that meeting. These procedural requirements could have the effect of delaying or preventing the submission of matters proposed by any stockholder to a vote of the stockholders.

      Delaware Law. Section 203 of the General Corporation Law of the State of Delaware applies to Comdisco. Under certain circumstances, Section 203 limits the ability of an "interested stockholder" to effect various business combinations with Comdisco for a three-year period following the time that that stockholder became an interested stockholder. An "interested stockholder" is defined as a holder of 15% or more of our outstanding voting stock.

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

      An interested stockholder may engage in a business combination transaction with Comdisco within the three-year period only if:

     . our board of directors approved the transaction before the stockholder became an interested stockholder or approved the transaction in which the stockholder became an interested stockholder;

     . the interested stockholder acquired at least 85% of our voting stock in the transaction in which it became an interested stockholder; or

     . our board of directors and the holders of shares entitled to cast two-thirds of the votes entitled to be cast by all of our outstanding voting shares held by all disinterested stockholders approve the transaction.

Stock Transfer Agent and Registrar

      ChaseMellon Shareholder Services L.L.C. will act as the registrar and transfer agent for Comdisco Ventures Stock.

Stock Exchange Listing

      Comdisco intends to apply to the Nasdaq National Market for the listing of Comdisco Ventures Stock under the symbol "CDOV".

Anti-takeover Considerations

      If Comdisco Ventures were a separate company and not part of a single enterprise, any person interested in acquiring Comdisco Ventures without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend Comdisco Ventures Stock to reflect the separate performance of Comdisco Ventures, a person interested in acquiring Comdisco Ventures without negotiation with Comdisco's management could obtain control of that group only by obtaining control of all our outstanding voting stock.

      The existence of multiple series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of multiple series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Comdisco by delaying or preventing that change in control.

      An additional               shares of common stock is available for
future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and preferred stock could be to enable the board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Comdisco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. These additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Comdisco.

      For additional anti-takeover considerations, see "--Other Provisions of Our Restated Charter, Bylaws and Delaware Law", beginning on page 67.

                   CERTAIN MANAGEMENT AND ALLOCATION POLICIES

      Because Comdisco Group and Comdisco Ventures will not be separate legal entities, Comdisco has carefully considered a number of issues with respect to the financing of each group, competition between groups, inter-group business transactions, corporate opportunities and the allocation of shared services expenses, corporate general and administrative expenses, debt, interest, taxes, retirement benefit costs, and other support activities between the groups. Following is a summary of policies and guidelines that we plan to follow to help us to allocate costs and charges between the groups in a manner that will ensure that transactions between the groups are made on a basis that in management's judgment would be fair and equitable. These policies are not subject to approval by Comdisco's stockholders and may be changed at any time without stockholder approval.

      The description of the Comdisco Ventures Policy Statement below is not complete and is qualified in its entirety by reference to the Comdisco Ventures Policy Statement. For information on how to obtain this document, see "Where You Can Find More Information" on page 84. You are urged to read it in its entirety.

Fiduciary and Management Responsibilities

      Under Delaware law, absent an abuse of discretion, a director or officer will be deemed to have satisfied his or her fiduciary duties to Comdisco and to the holders of our Comdisco Stock and Comdisco Ventures Stock if that person is disinterested and acts in accordance with his or her good faith business judgment in the interests of Comdisco and all of our stockholders as a whole. Our board of directors and our chief executive officer, in establishing policies with regard to intracompany matters such as business transactions between groups and allocations of assets, liabilities, debt, shared services expenses, corporate general and administrative costs, taxes, interest, retirement benefit costs, corporate opportunities and other matters, will consider various factors and information which could benefit or cause detriment to the stockholders of the respective groups and will make determinations in the best interests of Comdisco and all of our stockholders as a whole. Comdisco will adhere to the principle that transactions and transfers between groups should be made on a basis that in management's judgment would be fair and equitable.

Comdisco Ventures Stock Committee

      The Comdisco Ventures Stock Committee of our board of directors will oversee the interaction between the businesses of Comdisco Group and Comdisco Ventures. The members of the Comdisco Ventures Stock Committee are selected by our board of directors. In accordance with our bylaws, our board of directors will delegate to the Comdisco Ventures Stock Committee authority to:

     . interpret, make determinations under, and oversee the implementation of the policies described in the Policy Statement Regarding Comdisco Ventures Stock Matters described under "-- Comdisco Ventures Policy Statement," beginning on page 71;

     .  review our policies, programs and practices relating to:

                . the business and financial relationships between Comdisco Group and Comdisco Ventures,

                . disclosures to stockholders and the public concerning, and transactions by Comdisco or any of its subsidiaries, in shares of Comdisco Ventures' tracking stock, and

                . any matters arising in connection with any of the foregoing, all to the extent the Comdisco Ventures Stock Committee may deem appropriate;

     . recommend changes in the policies, programs and practices that Comdisco Ventures Stock Committee may deem appropriate;

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

     . adopt additional policies governing the relationship between Comdisco Ventures and Comdisco Group; and

     . engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist the Comdisco Ventures Stock Committee in performing its duties.

The Comdisco Ventures Stock Committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the bylaws or adopt additional bylaws, at any time, without the approval of our stockholders, subject to our board of directors' fiduciary duties.

Comdisco Ventures Policy Statement

      We will, effective upon issuance of Comdisco Ventures Stock, adopt the Comdisco Ventures Policy Statement, which Comdisco intends to follow.

General Policy

      Our board of directors has determined that all material matters in which holders of Comdisco Stock and Comdisco Ventures Stock may have divergent interests will be generally resolved in a manner that is in the best interests of Comdisco and all of its common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of the common stock of Comdisco. Under the Comdisco Ventures Policy Statement, the relationship between Comdisco Group and Comdisco Ventures and the means by which the terms of any material transaction between them will be determined will be governed by a process of fair dealing.

Relationship Between the Comdisco Group and Comdisco Ventures

      The Comdisco Ventures Policy Statement provides that Comdisco will seek to manage Comdisco Group and Comdisco Ventures in a manner designed to maximize the operations, unique assets and value of both groups. Comdisco expects that the operating relationship between the two groups will include the coordination and use of bundled offers, marketing, sales, branding, and other intellectual property and technology. In addition, there will be various financial arrangements between the two groups, including with respect to debt, other financings and taxes.

      General. The Comdisco Ventures Policy Statement provides that, except as otherwise provided in the policy statement, all material commercial transactions between Comdisco Group and Comdisco Ventures will be on commercially reasonable terms taken as a whole and will be subject to the review and approval of our board of directors and/or the Comdisco Ventures Stock Committee as its designee.

      Allocation of corporate overhead and support services. Generally, Comdisco Ventures will have access to the support services of Comdisco Group, including human resources, legal, payroll, accounting, tax, information technology and network services.

      For shared corporate services that arise as a result of being part of a combined entity, including securities filing and financial reporting services, costs relating to these services will be:

     .  allocated directly to the group utilizing those services, and

     . if not directly allocable to a group, allocated between the groups on a fair and reasonable basis as our board of directors determines.

      For other support services, for example, billing and purchasing services, the Comdisco Ventures Policy Statement provides that the groups will seek to achieve enterprise efficiencies to minimize the aggregate costs incurred by the two groups combined, although each group also will be entitled to negotiate and procure other support services on their own from third parties.

      Sourcing and provision of other services. Other than corporate overhead and support services, Comdisco Ventures will use exclusively the services offered by Comdisco Group if those types of services are required in Comdisco Ventures transactions. The Comdisco Ventures Policy Statement further provides that Comdisco Group will provide these services to Comdisco Ventures at the best price offered by Comdisco Group to third parties in similar situations when taking into account all relevant factors. In establishing these prices, consideration of other factors, as appropriate, such as avoided costs and synergies to be shared between the groups are expected to be taken into account. In addition, each group will cooperate in good faith to develop offers that reflect such other factors.

      It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, Comdisco Group and Comdisco Ventures will each control the pricing of its respective services and receive the associated revenues.

      In a combined transaction offering where the services of the two groups are integrated and the total costs to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and are also permitted to source the services of the other group as described above; provided, however, that Comdisco Ventures may not offer a combination of services comprised primarily of Comdisco Group's services without Comdisco's agreement.

      Inter-Group Interest. The Comdisco Ventures Policy Statement provides that Comdisco Ventures will not acquire Comdisco Stock.

      No Employee Interest in Customers. The Comdisco Ventures Policy Statement states that all employees of Comdisco are governed by Comdisco's conflicts and insider trading policies. In addition, the Comdisco Ventures Policy Statement provides that no employee of Comdisco Ventures may acquire any interest in any customer of Comdisco Ventures.

Corporate Opportunities

      The Comdisco Ventures Policy Statement provides that our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the two groups, in whole or in part, as it considers to be in the best interests of Comdisco and its stockholders as a whole and as contemplated by the other provisions of the policy statement. If a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either group, our board of directors will allocate it using its business judgment or in accordance with procedures that our board of directors adopts from time to time to ensure that decisions will be made in the best interests of Comdisco and its stockholders as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a group's business and whether a group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability. Our board of directors currently intends, however, subject to and without limiting the provisions of the Comdisco Ventures Policy Statement, to allocate future venture financing opportunities to Comdisco Ventures.

Dividend Policy

      The Comdisco Ventures Policy Statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of Comdisco, and to the limitations of applicable law, holders of shares of Comdisco Ventures Stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

      Since Comdisco Ventures is expected to require significant capital commitments to finance its operations and fund its future growth, the Comdisco Ventures Policy Statement provides that Comdisco does not expect to pay any dividends on shares of Comdisco Ventures Stock. If and when our board of directors determines to pay any dividends on shares of Comdisco Ventures Stock, the Comdisco Ventures Policy Statement provides that this determination will be a business decision that our board of directors makes based upon the results of operations, financial condition and capital requirements of Comdisco and other factors that our board of directors considers relevant.

      We expect that our dividend policy with respect to Comdisco Stock will be consistent with the dividend policy we had for our prior existing common stock.

      While the board of directors does not currently plan to change the policy for payment of dividends referred to above, the board of directors has the discretion to change this policy at any time. The amount of funds legally available for dividends will reflect the gains or losses of all groups, and Comdisco may be unable to pay dividends on a series of common stock that tracks a group regardless of the financial condition or results of operations of that group. We cannot assure you that there will be amounts available for payment of dividends on any series of common stock.

      In addition, subject to the limitations described above, and the limitations set forth generally in this section, the board of directors may in its sole discretion declare and pay dividends on neither series of common stock, on one but not both series of common stock or on both series of common stock. The amount of any dividend may likewise vary between Comdisco Stock and Comdisco Ventures Stock in the sole discretion of the board of directors.

      We will otherwise be permitted to pay dividends on Comdisco Ventures Stock (and transfer corresponding amounts to Comdisco Group in respect of its retained interest in the relevant group), but the total of the amounts paid as dividends on the shares of Comdisco Ventures Stock and the corresponding amounts transferred to Comdisco Group in respect of its retained interest in the relevant group cannot exceed the available dividend amount for that group.

      We will otherwise be permitted to pay dividends on Comdisco Stock out of assets of Comdisco legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Comdisco Group Stock cannot exceed the available dividend amount for Comdisco Group.

      We expect that determinations to pay dividends on Comdisco Ventures Stock or Comdisco Stock would be based primarily upon the financial condition, results of operations, capital requirements, any restrictions contained in our financing or other agreements and those other factors as our board of directors deems relevant.

Financial Reporting

      The Comdisco Ventures Policy Statement provides that Comdisco will prepare and include in its filings with the SEC financial statements of Comdisco Group and Comdisco Ventures for so long as Comdisco Ventures Stock is outstanding. The financial statements of Comdisco Ventures will reflect the financial position, results of operations and cash flows of the businesses attributed to Comdisco Ventures and in the case of annual financial statements will be audited.

Comdisco Ventures Stock Committee

      We will, effective upon issuance of Comdisco Ventures Stock, establish the Comdisco Ventures Stock Committee of our board of directors that we describe above under "--Comdisco Ventures Stock Committee," beginning on page 70.

      In making determinations in connection with the policies set forth in the Comdisco Ventures Policy Statement, the members of our board of directors and Comdisco Ventures Stock Committee will act in a fiduciary capacity and in accordance with legal guidance concerning their respective obligations under applicable law. The delegation of responsibilities to Comdisco Ventures Stock Committee will be subject to changes our board of directors may determine.

Amendment and Modification to the Comdisco Ventures Policy Statement

      Our board of directors may amend, modify, suspend or rescind the policies set forth in the Comdisco Ventures Policy Statement, including any resolution implementing the provisions of the Comdisco Ventures Policy Statement. Our board may also adopt additional or other policies or make exceptions with respect to the application of the policies described in the Comdisco Ventures Policy Statement in connection with particular facts and circumstances, all as our board may determine, consistent with its fiduciary duties to Comdisco and all of our stockholders.

Preparation of Financial Statements

      We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for Comdisco Group and Comdisco Ventures and for Comdisco on a consolidated basis. The financial statements of Comdisco Group and Comdisco Ventures taken together will comprise all the accounts included in the corresponding consolidated financial statements of Comdisco. The financial statements of each of Comdisco Group and Comdisco Ventures will reflect the financial condition, results of operations and cash flows of the businesses included in the corresponding group.

      The financial statements of each group will also include the allocated portions of debt, interest, retirement benefit costs, shared services costs, corporate general and administrative costs and taxes for each group. We will make these allocations for the purposes of preparing the financial statements of each group. However, the holders of Comdisco Stock and Comdisco Ventures Stock will still be subject to all of the risks associated with an investment in Comdisco as a whole.

Treasury Activities

      Comdisco plans to continue to manage most financial activities on a centralized basis. These activities include the investment of surplus cash, the issuance and repayment of short-term and long-term debt and the issuance and repurchase of common stock. If we transfer cash or other property allocated to one group to another group, we may account for that transfer in one of the following ways:

     . as an adjustment to allocated pooled debt, or as a short-term or long-term loan between groups, or as a repayment of a previous borrowing, as described under "--Inter-group Loans" on the next page; or

     .  as a sale of assets between groups; or

     . as a reduction or increase in Comdisco Group's retained interest in Comdisco Ventures.

      Our board of directors has not adopted specific criteria to determine which of the foregoing will be applied to a particular transfer of cash or property from one group to another. Our board of directors and management will make these determinations, either in specific instances or by setting generally applicable policies, in the exercise of its business judgment. These determinations will be based on all relevant circumstances, including the financing needs and objectives of the receiving group, the investment objectives of the transferring group, the availability, cost and time associated with alternative financing sources, prevailing interest rates and general economic conditions. We will make all transfers of assets from one group to another on a fair and equitable basis for the foregoing purposes.

      Although we may allocate our debt and preferred stock between groups, the debt will remain the obligation of Comdisco as a whole and all of our stockholders will be subject to the risks associated with those obligations.

      Comdisco Debt and Preferred Stock. We may allocate our debt between the groups or, if we so determine, in its entirety to a particular group, for example, in the case of specific acquisition financing. We will allocate preferred stock, if issued, in a similar manner. We refer to debt and preferred stock allocated between groups as "pooled."

      The portion of the pooled debt allocated to Comdisco Ventures will bear interest for purposes of its financial statements at a rate to reflect the board of directors' good faith determination as to the relative credit risks of Comdisco Ventures, and applied to Comdisco Ventures' allocated portion of the pooled debt balance at the beginning of each period for which interest expense is calculable. The remainder of the interest expense on pooled debt for that period will be allocated to Comdisco Group. Preferred stock, if issued and if pooled in a manner similar to the pooled debt, will bear dividends for group financial statement purposes at a rate based on the weighted average dividend rate of the preferred stock similarly calculated and applied. Any expense related to increases in pooled debt or preferred stock will be reflected in the weighted average interest or dividend rate of that pooled debt or preferred stock as a whole.

      If we allocate debt for a particular financing in its entirety to one group, that debt will bear interest for group financial statement purposes at the rate applicable to that debt as determined by the board of directors as provided above. If we allocate preferred stock in its entirety to one group, we will charge the dividend cost to that group in a similar manner. Any additional expenses related to debt or preferred stock that is allocated in its entirety to a group will be allocated in whole to that group.

      Inter-group Loans. Cash or other property that we allocate to one group that is transferred to another group could be accounted for either as adjustments to allocated pooled debt, or as a short-term loan or as a long-term loan. We will establish guidelines for the terms on which loans between the groups will be made, including the interest rates, amortization schedule, maturity and redemption terms.

      Equity Issuances and Repurchases and Dividends. We will reflect all financial effects of issuances and repurchases of shares of Comdisco Ventures Stock or Comdisco Stock entirely in the financial statements of that group. We will reflect financial effects of dividends or other distributions on, and purchases of, shares of Comdisco Ventures Stock or Comdisco Stock entirely in the respective financial statements of the related group.

Transfers of Assets Between Groups

      Our restated charter permits the transfer of assets between groups without stockholder approval. Comdisco has established a policy that all these transfers will be made on a fair and equitable basis, as determined in good faith by our board of directors or management. The consideration for these transfers may be paid by one group to another in cash or other consideration.

Taxes

      We will generally determine the income tax provisions of Comdisco and its subsidiaries on a consolidated basis. We will allocate those consolidated income tax provisions and related tax payments or refunds between the groups based principally on the taxable income and tax credits directly attributable to each group. These allocations will reflect each group's contribution, whether positive or negative, to Comdisco's consolidated taxable income and the consolidated tax liability and tax credit position. We will credit tax benefits that cannot be used by the group generating those benefits but can be used on a consolidated basis to the group that generated those benefits.

      Current and deferred taxes and taxes payable or refundable allocated to each group in its historical financial statements may differ from those that would have been allocated to each group had they filed separate income tax returns.

      These policies are reflected in a tax sharing agreement between Comdisco and Comdisco Ventures.

Changes in Policies

      Neither our board of directors nor management has any current plans to change the above policies. However, these policies may be modified by the board of directors or management in its or their sole discretion without the approval of stockholders. Any modifications to the above policies will be made by the board of directors or management in its or their good faith business judgment of Comdisco's best interests, taking into consideration the interests of Comdisco and all of Comdisco's stockholders.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the ownership of Comdisco Ventures Stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, published positions of the Internal Revenue Service, and court decisions as of the date of this prospectus, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Comdisco Ventures Stock, or the Treasury Department could issue regulations that change current law. Any future legislation or regulations could apply retroactively to the offering of Comdisco Ventures Stock. See "--Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes" below. This discussion is based on the opinion of Hopkins & Sutter, our special tax counsel.

      The discussion below is included for general information only. It does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder, nor does it discuss state, local, and foreign tax consequences. Rather, it addresses only federal income tax considerations that may be relevant to United States stockholders who will hold their Comdisco Ventures Stock as capital assets within the meaning of Section 1221 of the Code. It may not apply to certain stockholders who are subject to special treatment under the federal income tax laws, such as insurance companies, corporations subject to the alternative minimum tax, banks, dealers in securities, tax-exempt organizations, persons that hold existing common stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is not the U.S. dollar, or stockholders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation. Certain U.S. federal income and estate tax consequences to non-U.S. stockholders are set forth further below.

      Each Comdisco stockholder should consult his, her or its own tax advisor as to the application of the federal income tax laws to their particular situation, as well as to the applicability and effect of any state, local, foreign or other federal tax laws.

Tracking Stock as Stock of Comdisco

      In the opinion of Hopkins & Sutter, our special tax counsel, Comdisco Ventures Stock will be considered stock of Comdisco for federal income tax purposes. Accordingly, for federal income tax purposes, we believe that neither you nor we will recognize any income, gain or loss as a result of the issuance of Comdisco Ventures Stock pursuant to this offering.

Absence of Authority Regarding Tracking Stock; Possible Legislative, Regulatory or Other Changes

      The tax treatment of tracking stock has not been authoritatively settled. The IRS has announced that it will not issue advance rulings on the classification of tracking stock, and there are no court decisions or other authorities that control the tax treatment of tracking stock. Hopkins & Sutter's opinion is not binding on the IRS or a court. It is possible, therefore, that the IRS could assert that Comdisco Ventures Stock represents property other than stock of Comdisco. In that event, we could be required to recognize significant taxable income or gain on the sale or distribution of Comdisco Ventures Stock, and we might not be permitted to include the operations of Comdisco Ventures in our consolidated federal income tax returns. Hopkins & Sutter is of the opinion, however, that the IRS would not prevail in those assertions under current law.

      It is also possible that Congress could enact legislation or the IRS could promulgate regulations that would adversely affect the tax treatment of tracking stock. In particular, a legislative proposal made by the Clinton Administration in February 2000 would, if enacted, tax stockholders on the receipt of tracking stock as a distribution on, or in exchange for, their existing stock, and grant the IRS authority to treat tracking stock as nonstock or stock of another entity, effective for tracking stock issued on or after the date of enactment. While this proposal would not directly apply to Comdisco Ventures Stock purchased pursuant to this Offering prior to the date of enactment, it could, if enacted, impede Comdisco's ability to thereafter distribute or sell Comdisco Ventures Stock. We cannot predict whether the proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed by the Clinton Administration. In addition, the IRS could issue regulations or other administrative guidance, including regulations issued pursuant to its broad authority under Section 337(d) of the Code, or a court could render a decision that changes current law or adversely affects existing interpretations of current law affecting tracking stock. Any of these changes, which may or may not be retroactive, could alter the tax consequences to us or to our stockholders discussed herein, and could be a "Tax Event" that would entitle Comdisco to convert each outstanding share of Comdisco Ventures Stock into a
number of shares of Comdisco Stock equal to    % of the ratio of the average
market values of the Comdisco Ventures Stock and the Comdisco Stock over a specified trading period prior to such conversion. See "Description of Comdisco Capital Stock--Description of Comdisco Ventures Stock," beginning on page 53. This conversion should qualify as a tax-free recapitalization so that no gain or loss is required to be recognized by us or by holders of the stock to be converted.

Dividends

      In general. In general, stockholders of a corporation are taxed (subject to the intercorporate dividends-received deduction in the case of corporate stockholders) on the receipt of dividends. In addition, under certain circumstances where some stockholders of a corporation receive cash or other dividends from the corporation while other stockholders increase their proportionate equity interest in the corporation, Section 305 of the Code can tax a stockholder whose proportionate equity interest in the earnings and profits or assets of the corporation is increased as if that stockholder received a constructive dividend. Based on the terms and conditions of the tracking stock proposal and other circumstances, we do not believe that this rule will apply to you for the foreseeable future.

      Backup Withholding. Certain non-corporate holders of Comdisco Ventures Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of that stock. Backup withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number, which, for an individual would be his or her social security number,
(2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to properly report payments of interest or dividends or (4) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining that exemption if applicable. The amount of any backup withholding from a payment to a holder of Comdisco Ventures Stock will be allowed as a credit against that stockholder's federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

Conversion of Comdisco Ventures Stock into Comdisco Stock

      Hopkins & Sutter has advised that, subject to unanticipated circumstances that may exist at the time of conversion, if we exercise any of our options to convert Comdisco Ventures Stock into Comdisco Stock, that conversion will be tax-free to you (except where cash is received in lieu of fractional shares). Your tax basis in the shares you receive as a result of that conversion will equal your adjusted tax basis in the shares you surrender (subject to adjustment for fractional shares redeemed for cash), and your holding period in the shares you receive will include the holding period of the shares you surrender in the exchange.

Certain U.S. Tax Consequences to Non-U.S. Holders

      The following discussion applies to you if you are a (1) a nonresident alien individual; (2) a foreign corporation, partnership or other entity; or
(3) a foreign estate or trust (Non-U.S. Holder).

      Dividends. Dividends paid to a Non-U.S. Holder generally will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividend is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, the dividend will instead be taxed at ordinary federal income tax rates on a net income basis. Further, if the Non-U.S. Holder is a corporation, this effectively connected dividend income may also be subject to an additional branch profits tax.

      Comdisco must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that investor and the amount, if any, of tax withheld with respect to those dividends. This information may also be made available to the tax authorities in the Non-U.S. Holder's country of residence.

      Sale or other Disposition of Comdisco Ventures Stock. A Non-U.S. Holder generally will not be subject to federal income tax on any gain recognized on the sale or other disposition of Comdisco Ventures Stock, except in the following circumstances:

     . The gain is effectively connected with a trade or business of the Non-U.S. Holder within the United States.

     . The Non-U.S. Holder is an individual who holds the Comdisco Ventures Stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and either the individual has a "tax home" in the United States for federal income tax purposes or the gain is attributable to an office or other fixed place of business maintained by the individual in the United States.

     . The Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

     . Comdisco is or has been during certain periods a "United States real property holding corporation." Comdisco believes that it will not constitute a United States real property holding corporation immediately after the offering and does not expect to become a United States real property holding corporation; however, no assurance can be given in this regard.

      Backup withholding. Upon the sale or other disposition of Comdisco Ventures Stock by a Non-U.S. Holder to or through a United States office of a broker, that broker may be required to impose backup withholding at a rate of 31% and report the sale to the IRS, unless the investor certifies its foreign status under penalties of perjury or otherwise establishes an exemption from backup withholding. Upon a sale or other disposition to or through a foreign office of a United States broker or a foreign broker with certain types of relationships with the United States, the broker is not required to impose backup withholding. However, the broker is required to report the sale or other disposition to the IRS, unless the broker has documentary evidence in its files that the seller is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

      Amounts withheld under these backup withholding rules are generally allowable as a refund or credit against the Non-U.S. Holder's federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

      Final United States Treasury regulations, effective for payments made after December 31, 2000, will affect the procedures to be followed by a Non-U.S. Holder in establishing that investor's foreign status for purposes of the withholding, backup withholding, and information reporting rules described in the preceding paragraphs. Prospective Non-U.S. Holders should consult their tax advisors concerning these regulations.

      Federal Estate Taxes. Comdisco Ventures Stock owned or treated as owned by an individual who is not a citizen or a resident of the United States at the time of death will be included in that individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

      We intend to offer the shares of Comdisco Ventures Stock in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S.
underwriters, and concurrently with the sale of               shares of
Comdisco Ventures Stock to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares of Comdisco Ventures Stock listed opposite their names below.

                                                                          Number
                                                                            of
          U.S. Underwriter                                                Shares
          ----------------                                                ------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...............................................
            .............................................................
            .............................................................
            .............................................................
            .............................................................
            .............................................................
            .............................................................
            .............................................................
            .............................................................
                                                                          -----
          Total..........................................................
                                                                          =====

      We have also entered into an international purchase agreement with the international managers for sale of the shares of Comdisco Ventures Stock outside the U.S. and Canada for whom Merrill Lynch International is acting as lead manager. Subject to the terms and conditions in the international purchase
agreement, and concurrently with the sale of                shares of Comdisco
Ventures Stock to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase, shares of Comdisco Ventures Stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares of Comdisco Ventures Stock sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures Stock to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The underwriters are offering the shares of Comdisco Ventures Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The U.S. representative has advised us that the U.S. underwriters propose initially to offer the shares of Comdisco Ventures Stock to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $.    per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $.    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                           Per   Without  With
                                                          Share  Option  Option
                                                         ------- ------- -------
      Public offering price............................. $       $       $
      Underwriting discount............................. $       $       $
      Proceeds, before expenses, to Comdisco............ $       $       $

      The expenses of the offering, not including the underwriting discount,
are estimated at $             and are payable by Comdisco.

Over-allotment Option

      We have granted options to the U.S. underwriters to purchase up to additional shares of Comdisco Ventures Stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures Stock proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted options to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of Comdisco Ventures Stock to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

Intersyndicate Agreement

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares of Comdisco Ventures Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to         shares of Comdisco Ventures Stock offered
by this prospectus for sale to some of Comdisco Ventures' employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures Stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we have agreed not to directly or indirectly:

     .  offer, pledge, sell or contract to sell any Comdisco Ventures
        Stock;

     .  sell any option or contract to purchase any Comdisco Ventures
        Stock;

     .  purchase any option or contract to sell any Comdisco Ventures
        Stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures Stock other than options granted pursuant to our stock-based compensation plans;

     .  lend or otherwise dispose of or transfer any Comdisco Ventures
        Stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures Stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures Stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to Comdisco Ventures Stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures Stock.

Quotation on the Nasdaq National Market

      We anticipate the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

   Before this offering, there has been no public market for our Comdisco Ventures Stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures;

     .  Comdisco Ventures' financial information;

     . the history of, and the prospects for, Comdisco Ventures and the industry in which Comdisco Ventures competes;

     . an assessment of Comdisco Ventures' management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures' future revenues;

     .  the present state of Comdisco Ventures' development; and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures Stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures Stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures Stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in Comdisco Ventures Stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures Stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures Stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures Stock to be higher than it might be in the absence of such purchases.

      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures Stock in the open market to reduce the underwriters' short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures Stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures Stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      Jeremiah M. Fitzgerald, Vice President and Chief Legal Officer of Comdisco and McBride Baker & Coles, Chicago, Illinois, will pass upon the validity of the issuance of the shares of Comdisco Ventures Stock offered by this prospectus. As of March 1, 2000, Mr. Fitzgerald held 71,292 shares of Comdisco Stock and options to purchase 164,415 shares of Comdisco Stock. McBride Baker & Coles has from time to time represented and may continue to represent, Comdisco and its affiliates in certain legal matters. As of March 1, 2000, attorneys at McBride Baker & Coles participating in the representation of Comdisco in this matter held approximately 2,500 shares of Comdisco Stock. Hopkins & Sutter will render an opinion to Comdisco with respect to certain tax matters relating to the issuance of the shares of Comdisco Ventures Stock offered by this prospectus. Brown & Wood llp will pass upon the validity of the issuance of the shares of Comdisco Ventures Stock offered by this prospectus for the underwriters.

                                    EXPERTS

      We incorporate by reference into this prospectus and our registration statement our consolidated financial statements of Comdisco, Inc. as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999, and we include in this prospectus and our registration statement the combined financial statements of Comdisco Ventures as of September 30, 1999 and 1998 and for each of the years in the three-year period ended September 30, 1999. We have relied on the reports of KPMG LLP, independent certified public accountants, incorporated by reference and included in this prospectus and our registration statement, and upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      Comdisco filed a registration statement on Form S-3 to register the Comdisco Ventures Stock offered by this prospectus with the SEC. This prospectus is part of the registration statement and constitutes a prospectus of Comdisco. The registration statement (including the attached exhibits and schedules) that we filed with the SEC contains additional relevant information about Comdisco. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. The full registration statement can be obtained from the SEC as indicated below, or from us.

      We also file reports, proxy statements, and other information with the SEC. You may read and copy any reports, proxy statements, and other information we file at the following locations of the SEC:

  Public Reference Room       New York Regional Office   Chicago Regional
  450 Fifth Street, N.W.      7 World Trade Center       Office
  Room 1024                   Suite 1300                 Citicorp Center
  Washington, D.C. 20549      New York, New York 10048   500 West Madison
                                                         Street
                                                         Suite 1400
                                                         Chicago, Illinois
                                                         60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial documents retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Our SEC filings are also available to the public at the Internet worldwide web site we maintain at www.comdisco.com.

      Comdisco Stock is listed on the New York Stock Exchange. Reports and other information concerning Comdisco can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

            INCORPORATION OF INFORMATION COMDISCO FILES WITH THE SEC

      The SEC allows us to "incorporate by reference" the information Comdisco files with them, which means:

     .  incorporated documents are considered part of this prospectus;

     . we can disclose important information to you by referring you to those documents; and

     . information that we file with the SEC will automatically be considered to update and supersede this prospectus.

      We incorporate by reference the documents listed below, which Comdisco filed with the SEC under the Securities Exchange Act of 1934, as amended:

     .  Annual Report on Form 10-K of Comdisco for the year ended
        September 30, 1999 as amended by Form 10-K/A filed with the SEC on February 24, 2000;

     . Quarterly Report on Form 10-Q of Comdisco for the quarter ended December 31, 1999, as amended by Form 10-Q/A filed with the SEC on February 29, 2000;

     .  Current Report on Form 8-K of Comdisco filed March 9, 2000; and

     . the description of Comdisco's Comdisco Ventures Stock contained in Comdisco's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating that description.

      We also incorporate by reference into this prospectus additional documents that may be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus prior to the termination of the offering of the securities made by this prospectus. These include periodic reports, such as Annual Reports on Form 10-K, quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference herein is deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein (or in a subsequently filed documents which also is incorporated by reference herein) modifies or supersedes that statement.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described on the preceding page under "Where You Can Find More Information."

      We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into those documents. You should direct your requests in writing or by telephone at the following address:

                              Comdisco, Inc.
                              6111 North River Road
                              Rosemont, Illinois 60018
                              Telephone: (847) 698-3000
                              Attention: Corporate Secretary

                                                                         ANNEX I

                ILLUSTRATION OF TERMS OF COMDISCO VENTURES STOCK

      The following illustrations show how to calculate the:

  .  Retained Interest Percentage;

  .  Outstanding Interest Percentage;

  . number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures; and

  . total number of notional shares deemed outstanding with respect to Comdisco Ventures,

      after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein.

      In these illustrations, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. Actual calculations may be slightly different due to rounding. The illustrations are not intended to be complete and are qualified in their entirety by the more detailed information contained in this document and the annexes to this document. The following illustrations are purely hypothetical and the numbers used herein, including assumptions of market values, were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Capitalized terms used but not otherwise defined in this illustration of terms have the respective meanings ascribed to them in this document.

      "Total number of notional shares deemed outstanding with respect to Comdisco Ventures" means the number of shares of Comdisco Ventures Stock outstanding plus the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

      At any given time, the percentage interest in Comdisco Ventures intended to be represented by the outstanding shares of Comdisco Ventures Stock--which we call the Outstanding Interest Percentage--is equal to:

            Number of outstanding shares of Comdisco Ventures Stock
    ------------------------------------------------------------------
  Total number of notional shares deemed outstanding with respect to Comdisco
                                    Ventures

      and the remaining percentage interest in Comdisco Ventures intended to be represented by Comdisco Group's retained interest in Comdisco Ventures--which we call the Retained Interest Percentage--is equal to:

Number of shares issuable with respect to Comdisco Group's retained interest in
                               Comdisco Ventures
 ---------------------------------------------------------------------------
  Total number of notional shares deemed outstanding with respect to Comdisco
                                    Ventures

      The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In our example, before the first issuance of shares of Comdisco Ventures Stock the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures is equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

                      ISSUANCE OF COMDISCO VENTURES STOCK

      The following illustrations reflect an assumed issuance by Comdisco of 20 shares of Comdisco Ventures Stock in the offering.

Offering For Account of Comdisco Ventures

      Assume the issuance is attributed to Comdisco Ventures as an increase in its equity, with the net proceeds credited solely to Comdisco Ventures.

      Shares previously issued and outstanding...............................   0
      Newly issued shares for account of Comdisco Ventures...................  20
                                                                              ---
          Total issued and outstanding after the offering....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the issued and outstanding shares (20) would represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       20
                                    ------
                                    20 + 100

      The Retained Interest Percentage would accordingly be about 83%.

  . In this case, in the event of any dividend or other distribution paid on the outstanding shares of Comdisco Ventures Stock (other than a dividend or other distribution payable in shares of Comdisco Ventures Stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the offering
     (20)) of the aggregate amount of such dividend or distribution.

Additional Issuance of Comdisco Ventures Stock

      The following illustrations reflect an assumed issuance of an additional 15 shares by Comdisco of Comdisco Ventures Stock after the assumed initial issuance of 20 shares attributed to Comdisco Ventures as an increase in its equity.

Additional Offering for Account of Comdisco Group

      Assume the issuance is attributed to Comdisco Group in respect of its retained interest, with the net proceeds credited solely to Comdisco Group.

      Shares previously issued and outstanding...............................  20
      Newly issued shares for account of Comdisco Group......................  15
                                                                              ---
          Total issued and outstanding after additional offering.............  35
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would decrease by the number of shares of Comdisco Ventures Stock issued for the account of Comdisco Group.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to the additional offering...... 100
      Newly issued shares for account of Comdisco Group....................  15
                                                                            ---
      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after the additional offering.........  85
                                                                            ===

  . As a result, the total issued and outstanding shares (35) would in the aggregate represent an Outstanding Interest Percentage of approximately 29%, calculated as follows:

                                       35
                                     -----
                                    35 + 85

      The Retained Interest Percentage would accordingly be reduced to approximately 71%.

  . In this case, in the event of any dividend or other distribution paid on Comdisco Ventures Stock (other than a dividend or other distribution payable in shares of Comdisco Ventures Stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to approximately 243% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (85) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the additional offering (35)) of the aggregate amount of such dividend or distribution.

Additional Offering for Account of Comdisco Ventures

      Assume the issuance is attributed to Comdisco Ventures as an increase in its equity, with the net proceeds credited solely to Comdisco Ventures.

      Shares previously issued and outstanding...............................  20
      Newly issued shares for account of Comdisco Ventures...................  15
                                                                              ---
          Total issued and outstanding after the additional offering.........  35
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the total issued and outstanding shares (35) would in the aggregate represent an Outstanding Interest Percentage of approximately 26%, calculated as follows:

                                       35
                                    ------
                                    35 + 100

      The Retained Interest Percentage would accordingly be reduced to approximately 74%.

  . In this case, in the event of any dividend or other distribution paid on Comdisco Ventures Stock (other than a dividend or the distribution payable in shares of Comdisco Ventures stock), Comdisco Group would be credited, and Comdisco Ventures would be charged, with an amount equal to approximately 286% (representing the ratio of number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of Comdisco Ventures Stock issued and outstanding following the additional offering (35)) of the aggregate amount of such dividend or distribution.

Offerings of Convertible Securities

      If Comdisco were to issue any securities convertible into or exercisable for shares of Comdisco Ventures stock, the Outstanding Interest Fraction and the Retained Interest Fraction would be unchanged at the time of such issuance. If any shares of Comdisco Ventures Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Fraction and the Retained Interest Fraction would be affected as shown above under "Additional Offering for Account of Comdisco Group", if such securities were attributed to Comdisco Group, or under "Additional Offering for Account of Comdisco Ventures", if such securities were attributed to Comdisco Ventures.

                    REPURCHASES OF COMDISCO VENTURES STOCK

      The following illustrations reflect an assumed repurchase by Comdisco of 5 shares of Comdisco Ventures Stock after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity.

Repurchase for the Account of Comdisco Group

      Assume the repurchase is attributed to Comdisco Group as an increase in its retained interest in Comdisco Ventures, with the cost charged solely against Comdisco Group.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Group.......................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . The Number of Shares Issuable with Respect to Comdisco Group's Retained Interest in Comdisco Ventures would be increased by the number of any shares of Comdisco Ventures Stock repurchased for the account of Comdisco Group.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to repurchase.................. 100
      Number of shares repurchased for the account of Comdisco Group......   5
                                                                           ---
      Number of shares Issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after repurchase..................... 105
                                                                           ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 12.5%, calculated as follows:

                                      15
                                    ------
                                   15 + 105

      The Retained Interest Percentage would accordingly be increased to approximately 87.5%.

Repurchase for Account of Comdisco Ventures Without Participation by Comdisco Group

      Assume the repurchase is attributed to Comdisco Ventures, with the cost being charged solely against Comdisco Ventures. Further assume that the board of directors does not determine to transfer assets from Comdisco Ventures to Comdisco Group to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Ventures....................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would remain unchanged.

  . As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 13%, calculated as follows:

                                      15
                                    ------
                                   15 + 100

      The Retained Interest Percentage would accordingly be increased to approximately 87%.

Repurchase for Account of Comdisco Ventures With Participation by Comdisco
Group

      Assume the repurchase is attributed to Comdisco Ventures, with the cost being charged solely against Comdisco Ventures. Further assume that the repurchase is made in connection with a tender offer for 5, or 25%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from Comdisco Ventures to Comdisco Group to hold constant the Outstanding Interest Fraction and Retained Interest Fraction.

      Shares previously issued and outstanding...............................  20
      Shares repurchased for account of Comdisco Ventures....................   5
                                                                              ---
          Total issued and outstanding after repurchase......................  15
                                                                              ===

  . In order to hold constant the Outstanding Interest Fraction and Retained Interest Fraction, the board of directors determines that the market value of a share of Comdisco Ventures Stock in this context is $20 and transfers from Comdisco Ventures to Comdisco Group an amount of cash or other assets equal to about 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the total number of shares of the Comdisco Ventures Stock issued and outstanding (20), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of the Comdisco Ventures Stock ($100), for a total of $500.

  . In that case, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would be decreased to reflect the amount of cash so transferred ($500) divided by the market value per share of the Comdisco Ventures Stock ($20).

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to transfer...................  100
      Adjustment in respect of Comdisco Group's retained interest to reflect transfer to Comdisco Group of funds theretofore allocated
       to Comdisco Ventures..............................................   25
                                                                           ---
      Number of shares issuable with respect to Comdisco Group's retained
       interest in Comdisco Ventures after transfer......................   75
                                                                           ===

  . As a result, the total issued and outstanding shares (15) would in the aggregate continue to represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       15
                                     -----
                                    15 + 75

      The Retained Interest Percentage would accordingly continue to remain
83%.

  . Assuming that the board of directors transferred only half of the $500 amount, or $250, from Comdisco Ventures to Comdisco Group, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) would decrease by the amount of cash so transferred ($250) divided by the market value per share of Comdisco Ventures Stock ($20).

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to transfer......... 100
      Adjustment in respect of Comdisco Group's retained interest to reflect transfer to Comdisco Group of cash theretofore allocated to Comdisco Ventures.............................................  12.5
                                                                         -----
      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after transfer............  87.5
                                                                         =====

  .  In that case, as a result, the total issued and the outstanding shares
     (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                      15
                                    -------
                                   15 + 87.5

      The Retained Interest Percentage would accordingly be increased to a little more than 85%.

                       COMDISCO VENTURES STOCK DIVIDENDS

      The following illustrations reflect assumed dividends of Comdisco Ventures Stock on outstanding shares of Comdisco Stock and outstanding shares of the Comdisco Ventures Stock , respectively, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity.

Comdisco Ventures Stock Dividend on Comdisco Stock

      Assume 1,000 shares of Comdisco Stock are outstanding and Comdisco declares a dividend of 1/20 of a share of Comdisco Ventures Stock on each outstanding share of Comdisco Stock.

     Shares previously issued and outstanding................................  20
     Newly issued shares for account of Comdisco Group.......................  50
                                                                              ---
         Total issued and outstanding after dividend.........................  70
                                                                              ===

  . Any dividend of shares of Comdisco Ventures Stock to the holders of shares of Comdisco Stock would be treated as a reduction in the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures.

     Number of shares issuable with respect to Comdisco Group's retained interest in
      Comdisco Ventures prior to dividend................................. 100
     Number of shares distributed on outstanding shares of Comdisco Stock for account of Comdisco Group.......................................  50
                                                                           ---
     Number of shares issuable with respect to Comdisco Group's retained interest in
      Comdisco Ventures after dividend....................................  50
                                                                           ===

  . As a result, the total issued and outstanding shares (70) would in the aggregate represent an Outstanding Interest Percentage of approximately 58%, calculated as follows:

                                      70
                                     -----
                                    70 + 50

      The Retained Interest Percentage would accordingly be reduced to approximately 42%. Note, however, that after the dividend, the holders of Comdisco Stock would also hold 50 shares of the Comdisco Ventures Stock, which would represent half the value attributable to Comdisco Ventures originally held by Comdisco Group.

Comdisco Ventures Stock Dividend on Comdisco Ventures Stock

      Assume Comdisco declares a dividend of 1/5 of a share of Comdisco Ventures Stock on each outstanding share of the Comdisco Ventures Stock of the same series.

      Shares previously issued and outstanding..............................   20
      Newly issued shares for account of Comdisco Ventures..................    4
                                                                              ---
          Total issued and outstanding after dividend.......................   24
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would reflect the stock dividend payable in shares of Comdisco Ventures Stock to holders of shares of Comdisco Ventures Stock. That is, the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would be increased by a number equal to 500% (representing the ratio of the number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures (100) to the number of shares of Comdisco Ventures Stock issued and outstanding (20), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (4), or 20.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to dividend...................  100
      Adjustment in respect of Comdisco Group's retained interest to reflect shares distributed on outstanding shares of the Comdisco
       Ventures Stock....................................................   20
                                                                           ---
      Number of shares Issuable with respect to Comdisco Group's retained interest in Comdisco Ventures after dividend......................  120
                                                                           ===

  . As a result, the total issued and outstanding shares (24) would in the aggregate represent an Outstanding Interest Percentage of approximately 17%, calculated as follows:

                                       24
                                    ------
                                    24 + 120

      The Retained Interest Percentage would accordingly remain approximately
83%.

        CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN COMDISCO GROUP
                             AND COMDISCO VENTURES

Capital Contribution of Cash or Other Assets From Comdisco Group To Comdisco Ventures

      The following illustration reflects the assumed contribution by Comdisco Group to Comdisco Ventures, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity, of $100 of assets allocated to Comdisco Group at a time when the market value of the Comdisco Ventures Stock is $20 per share.

      Shares previously issued and outstanding...............................  20
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would increase to reflect the contribution to Comdisco Ventures of assets theretofore allocated by Comdisco Group by a number equal to the value of the assets contributed ($100) divided by the market value of Comdisco Ventures Stock at that time ($20), or 5 shares.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to contribution................. 100
      Increase to reflect contribution to Comdisco Ventures of assets
       allocated to Comdisco Group.........................................   5
                                                                            ---
      Number of shares issuable with Respect to Comdisco Group's retained interest in Comdisco Ventures after contribution.................... 105
                                                                            ===

  . As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Percentage of 16%, calculated as follows:

                                       20
                                    ------
                                    20 + 105

      The Retained Interest Percentage would accordingly increase to 84%.

Return of Capital Transfer of Cash or Other Assets from Comdisco Ventures To Comdisco Group

      The following illustration reflects the assumed transfer by Comdisco Ventures to Comdisco Group, after the assumed initial issuance of 20 shares of Comdisco Ventures Stock attributed to Comdisco Ventures as an increase in its equity, of $100 of assets allocated to Comdisco Ventures on a date on which the market value of Comdisco Ventures Stock is $20 per share.

      Shares previously issued and outstanding...............................  20
      Newly issued shares....................................................   0
                                                                              ---
          Total issued and outstanding after contribution....................  20
                                                                              ===

  . The number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures would decrease to reflect the transfer to Comdisco Group of assets theretofore allocated to Comdisco Ventures by a number equal to the value of the assets transferred ($100) divided by the market value of Comdisco Ventures Stock at that time ($20), or 5 shares.

      Number of shares issuable with respect to Comdisco Group's retained interest in Comdisco Ventures prior to contribution.................  100
      Decrease to reflect transfer to Comdisco Group of assets allocated to
       Comdisco Ventures...................................................    5
                                                                             ---
      Number of shares issuable with respect to Comdisco Group's retained
       interest in Comdisco Ventures after contribution....................   95
                                                                             ===

  . As a result, the total issued and outstanding shares (20) would in the aggregate represent an Outstanding Interest Percentage of approximately 17.4%, calculated as follows:

                                       20
                                    ------
                                    20 + 95

      The Retained Interest Percentage would accordingly decrease to approximately 82.6%.

                               COMDISCO VENTURES

                              FINANCIAL STATEMENTS

             For the Years Ended September 30, 1999, 1998 and 1997
                  (With Independent Auditors' Report Thereon) and For the Three Months Ended December 31, 1999 and 1998 (Unaudited)


                                     INDEX

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................  F-2

Statements of Earnings and Division Equity--Years ended September 30,
 1999, 1998 and 1997 and three months ended December 31, 1999 and 1998
 (Unaudited)..............................................................  F-3

Balance Sheets--September 30, 1999 and September 30, 1998 and December 31,
 1999 (Unaudited).........................................................  F-4

Statements of Cash Flows--Years ended September 30, 1999, 1998 and 1997 and three months ended December 31, 1999 and 1998 (Unaudited)............  F-5

Notes to Comdisco Ventures Financial Statements...........................  F-6

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Comdisco, Inc.:

      We have audited the accompanying balance sheets of Comdisco Ventures (a division of Comdisco, Inc., "the Company") as of September 30, 1999 and 1998, and the related statements of earnings and division equity, and cash flows for each of the years in the three-year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As described in Note 1 to the financial statements, Comdisco Ventures is a division of Comdisco, Inc.; accordingly the financial statements of Comdisco Ventures should be read in conjunction with the audited financial statements of Comdisco, Inc.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comdisco Ventures at September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

December 2, 1999
Chicago, Illinois

                               COMDISCO VENTURES

                   STATEMENTS OF EARNINGS AND DIVISION EQUITY
                                 (in thousands)

                                Three Months
                                   Ended
                                December 31,    Years Ended September 30,
                              ---------------- ---------------------------
                                1999    1998     1999      1998     1997
                              -------- ------- --------- -------- --------
                                (unaudited)
Revenue
Leasing:
  Operating.................. $ 37,882 $25,326 $ 116,678 $ 83,147 $ 61,544
  Direct financing...........      111     189     1,389    1,073    2,771
  Sales-type.................      --      --        336      866    4,305
                              -------- ------- --------- -------- --------
    Total leasing............   37,993  25,515   118,403   85,086   68,620
Sales........................    2,318   1,269     6,142    7,136    6,942
Interest income on notes.....   11,759   2,314    22,580    6,655    3,139
Warrant sale proceeds and
 capital gains...............   88,725   7,000    80,731   14,938   16,435
Other........................      408     151       683      483      195
                              -------- ------- --------- -------- --------
  Total revenue..............  141,203  36,249   228,539  114,298   95,331
                              -------- ------- --------- -------- --------
Cost and expenses
Leasing:
  Operating..................   28,294  18,405    87,860   59,884   42,740
  Sales-type.................      --      --        254      479    3,615
                              -------- ------- --------- -------- --------
    Total leasing............   28,294  18,405    88,114   60,363   46,355
Sales........................    1,008   1,036     4,460    3,980    4,423
Selling, general and
 administrative..............   18,422   1,562    18,166    5,793    5,436
Interest.....................   10,791   4,014    23,373   10,835    7,670
Bad debt expense.............   21,800     800    23,200    4,786    6,250
                              -------- ------- --------- -------- --------
  Total costs and expenses...   80,315  25,817   157,313   85,757   70,134
                              -------- ------- --------- -------- --------
Earnings before income
 taxes.......................   60,888  10,432    71,226   28,541   25,197
Income taxes.................   23,685   4,160    28,402   11,381   10,047
                              -------- ------- --------- -------- --------
Net earnings................. $ 37,203 $ 6,272 $  42,824 $ 17,160 $ 15,150
                              ======== ======= ========= ======== ========
Division equity at beginning
 of period................... $199,649 $71,080 $  71,080 $ 53,920 $ 38,770
Net earnings.................   37,203   6,272    42,824   17,160   15,150
Other comprehensive income--
 unrealized gains, net of
 tax.........................  114,155  16,374    85,745      --       --
                              -------- ------- --------- -------- --------
    Total comprehensive
     income..................  151,358  22,646   128,569   17,160   15,150
                              -------- ------- --------- -------- --------
Division equity at end of
 period...................... $351,007 $93,726 $ 199,649 $ 71,080 $ 53,920
                              ======== ======= ========= ======== ========


                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                                 BALANCE SHEETS

                                 (in thousands)

                                                                 September 30,
                                                  December 31, -----------------
                                                      1999       1999     1998
                                                  ------------ -------- --------
                                                  (unaudited)
ASSETS
Equity securities................................  $  423,280  $197,335 $ 16,995
Receivables, net.................................     413,815   341,061   66,425
Inventory of equipment...........................       3,825     1,762    1,120
Leased assets:
  Direct financing and sales-type................       4,398     5,106    7,344
  Operating (net of accumulated depreciation)....     326,409   283,241  182,403
                                                   ----------  -------- --------
  Net leased assets..............................     330,807   288,347  189,747
Other assets.....................................      18,478    17,069    6,956
                                                   ----------  -------- --------
                                                   $1,190,205  $845,574 $281,243
                                                   ==========  ======== ========
LIABILITIES AND DIVISION EQUITY
Inter-group payable..............................  $  638,299  $533,297 $189,281
Accounts payable.................................         384       329      561
Deferred income taxes............................     147,973    72,265    4,116
Other liabilities................................      52,542    40,034   16,205
                                                   ----------  -------- --------
                                                      839,198   645,925  210,163
                                                   ----------  -------- --------
Division equity..................................     351,007   199,649   71,080
                                                   ----------  -------- --------
                                                   $1,190,205  $845,574 $281,243
                                                   ==========  ======== ========




                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                           Three Months
                               Ended
                           December 31,        Years Ended September 30,
                         ------------------  -------------------------------
                           1999      1998      1999       1998       1997
                         --------  --------  ---------  ---------  ---------
                            (unaudited)
Cash flows from
 operating activities:
  Operating lease and
   other leasing
   receipts............. $ 40,486  $ 26,239  $ 117,504  $  91,632  $  80,051
  Leasing costs,
   primarily rentals
   paid.................     (193)      (37)       (90)    (1,269)      (111)
  Sales.................    3,527     1,269      6,671      7,220      6,104
  Cost of sales.........   (1,007)      (35)      (113)      (980)      (423)
  Warrant proceeds......   92,044     7,000     80,731     14,938     16,435
  Promissory note
   receipts.............   51,240     8,288     66,912     32,685     15,753
  Other revenue.........    1,172       150     15,231      6,883      3,334
  Selling, general, and
   administrative
   expenses.............   (9,009)   (7,407)    (7,546)    (6,794)    (5,435)
                         --------  --------  ---------  ---------  ---------
      Net cash provided
       by operating
       activities.......  178,260    35,467    279,300    144,315    115,708
                         --------  --------  ---------  ---------  ---------
Cash flows from
 investing activities:
  Equipment purchased
   for leasing..........  (79,447)  (38,942)  (205,624)  (114,188)   (91,297)
  Purchase of property
   and equipment........      (50)       (2)      (324)      (140)      (249)
  Equity investments....  (36,210)   (3,584)   (39,641)    (7,945)    (4,294)
  Issuance of promissory
   notes................ (128,604)  (67,420)  (323,876)   (57,213)   (34,319)
  Other.................    1,690       --      (5,558)     2,366     16,273
                         --------  --------  ---------  ---------  ---------
      Net cash used in
       investing
       activities....... (242,621) (109,948)  (575,023)  (177,120)  (113,886)
                         --------  --------  ---------  ---------  ---------
Cash flows from
 financing activities:
  Net change in inter-
   group loans..........   64,361    74,481    295,723     32,931     (1,948)
  Principal payments on
   nonrecourse debt.....      --        --         --        (126)       126
                         --------  --------  ---------  ---------  ---------
      Net cash provided
       by financing
       activities.......   64,361    74,481    295,723     32,805     (1,822)
                         --------  --------  ---------  ---------  ---------
      Net increase in
       cash and cash
       equivalents......      --        --         --         --         --
Cash and cash
 equivalents at
 beginning of period....      --        --         --         --         --
                         --------  --------  ---------  ---------  ---------
Cash and cash
 equivalents at end of
 period................. $    --   $    --   $     --   $     --   $     --
                         ========  ========  =========  =========  =========
Reconciliation of net
 earnings to net cash
 provided by operating
 activities:
  Net earnings.......... $ 37,203  $  6,272  $  42,824  $  17,160  $  15,150
  Adjustments to
   reconcile net
   earnings to net cash
   provided by operating
   activities:
    Leasing costs,
     primarily
     depreciation and
     amortization.......   28,102    18,368     88,024     59,094     46,244
    Leasing revenue.....    2,493       724      2,238      6,231     11,425
    Principal portion of
     promissory notes...   39,481     5,973     44,332     26,030     12,614
    Cost of sales.......      --      1,001      4,347      3,000      4,000
    Selling, general,
     and administrative
     expenses...........   31,213    (4,954)    33,820      3,785      6,251
    Income taxes........   23,685     4,069     28,402     11,381     10,047
    Interest............   10,791     4,014     23,373     10,835      7,670
    Other--net..........    5,292       --      11,940      6,799      2,307
                         --------  --------  ---------  ---------  ---------
      Net cash provided
       by operating
       activities....... $178,260  $ 35,467  $ 279,300  $ 144,315  $ 115,708
                         ========  ========  =========  =========  =========

                See accompanying notes to financial statements.

                               COMDISCO VENTURES

                         NOTES TO FINANCIAL STATEMENTS

                             (dollars in thousands)

(1) Summary of Significant Accounting Policies

Nature of Operations

      Formed in 1987 as a division of Comdisco, Inc., Comdisco Ventures (the "Company") provides a wide variety of financing products to venture capital-backed start-up companies. These include equipment leases and loans, subordinated debt, receivables financing, and equity financing. Its principal market is North America.

      The Company's cash activity is reflected through the intergroup payable account. Interest expense on each payable account, which amounted to $23,373, $10,835, and $7,670 in the years ended September 30, 1999, 1998, and 1997, respectively, is included in interest expense in the accompanying financial statements.

      The Company is allocated certain shared services and support activity of Comdisco, Inc., consisting of, among other things, financial and accounting services, information technology services, certain selling and marketing activities, executive management, human resources, corporate finance, legal and corporate planning activities. Such allocated expenses amounted to $3,000 during the year ended September 30, 1999 and $1,000 in both of the years ended September 30, 1998 and 1997. The Company was allocated such expenses based on use and other criteria which management believes is reasonable.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

      The Company is included in the consolidated Federal and state income tax returns of Comdisco, Inc. Income tax expense has been computed as if the Company filed its own income tax returns. Related current tax liabilities are settled through the intracompany payable account.

      The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

Lease Accounting

      See Note 4 and 5 of Notes to Financial Statements for a description of lease accounting policies, lease revenue recognition and related costs.

Inventory of Equipment

      Inventory of equipment is stated at the lower of cost or market by categories of similar equipment.

                               COMDISCO VENTURES

Furniture and Equipment

      Furniture and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Furniture and equipment is included as a component of other assets.

Investments in Equity Securities

      The Company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of market value discount to reflect any restrictions on transferability, with unrealized gains and losses reported as a separate component of division equity. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

Warrants

      The Company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

     . Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

     . Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

      The proceeds received from the sale or liquidation are recorded as earnings when received.

Stock-Based Compensation

      The Company utilizes the intrinsic value based method of accounting for its stock-based compensation arrangements.

Interim Financial Information

      The unaudited financial statements as of December 31, 1999 and for the three month periods ended December 31, 1999 and 1998 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for such periods.

(2) Equity Securities

      The Company invests in equity instruments of privately-held companies in networking, communications, software, Internet-based and other industries. For equity instruments, which are non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 1999 and 1998, certain of these investments in privately-held companies became available-for-sale securities when the investees completed initial public offerings.

                               COMDISCO VENTURES

      Equity securities include the following as of September 30:

                                                                1999    1998
                                                              -------- -------
                                                               (in thousands)
      Available-for-sale-securities:
        Cost................................................. $  7,735 $ 3,390
        Unrealized gain......................................  142,612     --
                                                              -------- -------
        Market value.........................................  150,347   3,390
                                                              -------- -------
      Equity instruments (at cost less valuation
       adjustments)..........................................   46,988  13,605
                                                              -------- -------
        Carrying value....................................... $197,335 $16,995
                                                              ======== =======

      Realized gains or losses are recorded upon disposition of investments based upon the difference between the proceeds and the cost basis determined using the specific identification method. All other changes in the valuation of portfolio investments are included as changes in the unrealized appreciation or depreciation of investments in the other comprehensive income. Net realized gains from the sales of equity investments were $5,161, $1,396, and $3,425 in fiscal 1999, 1998 and 1997, respectively. Gross realized gains from the sales of equity securities were $7,646 in fiscal 1999, $2,084 in fiscal 1998, and $3,515 in fiscal 1997.

      The Company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income when received. These proceeds were $75,570, $13,542 and $13,010 in fiscal 1999, 1998, and 1997, respectively.

(3) Receivables

      Receivables include the following at September 30:

                                                                1999     1998
                                                              --------  -------
                                                               (in thousands)
      Equipment loans........................................ $ 85,088  $31,311
      Subordinated loans.....................................  249,565   32,521
      Receivable financing and other.........................    5,477      --
      Nonperforming loans....................................    2,975    1,487
                                                              --------  -------
      Total notes receivable.................................  343,105   65,319
      Accounts...............................................    7,148    3,325
      Other..................................................    7,321    3,781
                                                              --------  -------
      Total receivables......................................  357,574   72,425
      Allowance for credit losses............................  (16,513)  (6,000)
                                                              --------  -------
          Total.............................................. $341,061  $66,425
                                                              ========  =======

      The Company provides loans to early-stage high technology privately held companies in networking, communications, software, and Internet-based and other industries. The Company's loans are generally structured as equipment loans or subordinated loans.

      The amount of each loan varies, but generally does not exceed $10.0 million. The loans bear fixed interest rates with coupons currently ranging from 8.0% to 13.0% per annum. In addition, loan processing fees typically ranging from 0.75% to 1.5% of the principal amount of the loan may be paid at loan closing. As part of the loan transaction, the Company receives warrants to purchase or the right to convert into an equity interest in the borrower at a nominal exercise price. The amount of the warrants

                               COMDISCO VENTURES
received and the exercise price varies based upon borrower-specific valuation factors. Loans provide current income from interest and fees.

      Contractual maturities of total notes receivables as of September 30, 1999, were as follows: 2000--$130,000; 2001--$153,000; 2002--$107,000; 2003 and
thereafter--$13,000. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs

      Changes in the allowance for credit losses (combined notes and accounts receivables) for the years ended September 30 were as follows:

                                                        1999     1998     1997
                                                      --------  -------  ------
                                                          (in thousands)
      Balance at beginning of year................... $  6,000  $ 5,500  $  --
      Provision for credit losses....................   23,200    4,786   6,250
      Net credit losses..............................  (12,687)  (4,286)   (750)
                                                      --------  -------  ------
      Balance at end of year......................... $ 16,513  $ 6,000  $5,500
                                                      ========  =======  ======

(4) Lease Accounting Policies

      FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type or operating method.

Leased Assets

     . Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the estimated amounts.

     . Operating leased assets consist of the equipment cost, less the amount depreciated to date.

Revenue, Costs and Expenses

     . Direct financing leases--Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     . Sales-type leases--Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

             Operating leases--Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line basis over the lease term to the Company's estimate of the equipment's fair market

                               COMDISCO VENTURES
             value at lease termination, also commonly referred to as "residual" value. In estimating the equipment's fair value at lease termination, the Company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The Company's estimates are reviewed continuously to ensure realization, however the amounts the Company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 1999.

     . Initial direct costs related to operating and direct financing leases, including salesperson's commissions, are capitalized and amortized over the lease term.

(5) Leased Assets

      The components of the net investment in direct financing and sales-type leases as of September 30 are as follows:

                                                                1999    1998
                                                               ------  ------
                                                                    (in
                                                                thousands)
      Minimum lease payments receivable....................... $5,540  $7,876
      Estimated residual values...............................    181     717
      Less: unearned revenue..................................   (615) (1,249)
                                                               ------  ------
      Net investment in direct financing and sales-type
       leases................................................. $5,106  $7,344
                                                               ======  ======

      Unearned revenue is recorded as leasing revenue over the lease terms.

      The following is a schedule of future minimum lease payments to be received under direct financing and sales-type leases, based on contractual terms in existence as of September 30, 1999:

                                             Minimum
                                             payments
                                            ----------
                                               (in
                                            thousands)
             Years ending September 30,
               2000........................   $3,147
               2001........................    1,954
               2002........................      422
               2003........................       17
               2004........................      --
                                              ------
                                              $5,540
                                              ======

      Operating leased assets include the following as of September 30:

                                                               1999      1998
                                                             --------  --------
                                                              (in thousands)
      Operating leased assets............................... $432,862  $294,352
      Less: accumulated depreciation
       And amortization..................................... (149,621) (111,949)
                                                             --------  --------
      Net................................................... $283,241  $182,403
                                                             ========  ========

                               COMDISCO VENTURES

      The following is a schedule of future minimum rental payments to be received under operating leases, based on contractual terms in existence as of September 30, 1999:

                                         Minimum
                                         payments
                                         --------
                                             (in
                                          thousands)
             Years ending September 30,
               2000..................... $129,127
               2001.....................  109,085
               2002.....................   66,515
               2003.....................   10,565
               2004.....................      --
                                         --------
                                         $315,292
                                         ========

(6) Lease Portfolio Information

      The size of the Company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 1999:

                                                    Projected year of lease
                                       Cost at            termination
                                        lease   --------------------------------
      Year lease commenced            inception  2000    2001     2002    2003
      --------------------            --------- ------- ------- -------- -------
                                                    (in thousands)
      1995 and prior................. $ 10,476  $10,156 $   320 $    --  $   --
      1996...........................   39,838   38,168   1,393      277     --
      1997...........................   77,909   45,338  31,636      461     474
      1998...........................  113,881    3,942  40,899   64,508   4,532
      1999...........................  204,202       13   9,325  115,465  79,399
                                      --------  ------- ------- -------- -------
                                      $446,306  $97,617 $83,573 $180,711 $84,405
                                      ========  ======= ======= ======== =======

      The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 1999. The table is presented by year of lease commencement and by year of projected lease termination:

                                        Net book      Projected year of lease
                                        value at            termination
                                          lease    -----------------------------
      Year lease commenced             termination  2000    2001   2002    2003
      --------------------             ----------- ------- ------ ------- ------
                                                    (in thousands)
      1996............................   $ 3,625   $ 3,625 $  --  $   --  $  --
      1997............................    10,306     6,421  3,885     --     --
      1998............................    11,790       509  4,549   6,732    --
      1999............................    24,209       --     636  13,710  9,863
                                         -------   ------- ------ ------- ------
                                         $49,930   $10,555 $9,070 $20,442 $9,863
                                         =======   ======= ====== ======= ======

                               COMDISCO VENTURES

(7) Income Taxes

      The Company files its U.S. income tax return as part of the consolidated return with its parent. In accordance with a tax sharing agreement, the Company records its income tax liabilities on a separate return basis.

      The components of the income tax provision (benefit) charged (credited) to operations were as follows:

                                                         1999    1998     1997
                                                        ------- -------  -------
                                                            (in thousands)
      Current:
        U.S. Federal................................... $13,899 $ 9,280  $ 4,776
        U.S. state and local...........................   3,220   2,150    1,106
                                                        ------- -------  -------
                                                         17,119  11,430    5,882
                                                        ------- -------  -------
      Deferred:
        U.S. Federal...................................   9,161     (40)   3,382
        U.S. state and local...........................   2,122      (9)     783
                                                        ------- -------  -------
                                                         11,283     (49)   4,165
                                                        ------- -------  -------
          Total tax provision.......................... $28,402 $11,381  $10,047
                                                        ======= =======  =======

      The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                              Percent of pre-
                                                               tax earnings
                                                             -----------------
                                                             1999  1998  1997
                                                             ----- ----- -----
      U.S. Federal income tax rate.......................... 35.0% 35.0% 35.0%
      Increase resulting from-state income taxes, Net of
       U.S. Federal tax benefit.............................  4.9%  4.9%  4.9%
                                                             ----- ----- -----
                                                             39.9% 39.9% 39.9%
                                                             ===== ===== =====

      Deferred tax assets and liabilities at September 30, 1999 and 1998 were as follows:

                                                              1999      1998
                                                            --------  --------
                                                             (in thousands)
      Deferred tax assets (liabilities):
        Investments........................................ $  3,504  $  3,504
        Accounts receivable................................    1,968       848
        Lease accounting...................................  (18,420)  (11,858)
        Deferred income....................................   (2,450)    3,390
        Accumulated other comprehensive income.............  (56,867)      --
                                                            --------  --------
      Gross deferred tax assets (liabilities)..............  (72,265)   (4,116)
          Less: valuation allowance........................      --        --
                                                            --------  --------
      Net deferred tax assets (liabilities)................  (72,265) $ (4,116)
                                                            ========  ========

                               COMDISCO VENTURES

                   NOTES TO FINANCIAL STATEMENTS--(Concluded)


(8) Commitments

      The Company leases office spaces under operating leases that expire periodically through February 29, 2004. Under the renewal options of the agreement, the Company may extend the lease terms. Rent expense was $272, $198 and $161 in fiscal 1999, 1998 and 1997, respectively. Minimum lease payments for the office spaces are as follows:

                                         Minimum lease
                                           payments
                                         -------------
                                              (in
                                          thousands)
             Years ending September 30,
               2000.....................     $214
               2001.....................      218
               2000.....................       25
               2003.....................       25
               2004 and thereafter......       11
                                             ----
                                             $493
                                             ====

(9) Fair Value of financial instruments

      The estimated fair value of the Company's financial instruments are as follows:

                                                  1999              1998
                                            ----------------- ----------------
                                            Carrying   Fair   Carrying  Fair
                                             amount   value    amount   value
                                            -------- -------- -------- -------
                                                      (in thousands)
      Assets:
        Equity securities.................. $197,335 $197,335 $16,995  $16,995
        Notes receivable including
         noncurrent portion................  341,061  341,061  66,425   66,425

      Fair values were determined as follows:

     . Equity instruments are based on quoted market prices for available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The Company's investment in warrants of public companies were valued at the bid quotation.

     . Notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.

(10) Comprehensive Income

      Comprehensive income for the year ended September 30, 1999 (in thousands) is comprised as follows:

Net income............................................................ $ 42,824
Other comprehensive income:
  Unrealized gains on marketable equity securities....................  142,612
  Less income tax expense.............................................   56,867
                                                                       --------
    Total comprehensive income........................................ $128,569
                                                                       ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Shares


                                     [LOGO]


                            COMDISCO VENTURES STOCK

                                ---------------

                                   PROSPECTUS

                                ---------------

                              Merrill Lynch & Co.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and it is not soliciting an offer to +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                [Alternative Page for International Prospectus]

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED APRIL 12, 2000

PROSPECTUS

                                         Shares


                                     [LOGO]


                            Comdisco Ventures Stock

    Comdisco, Inc. is a Delaware corporation. Our principal executive office is 6111 North River Road, Rosemont, Illinois 60018. Our telephone number is (847) 698-3000.

    This is our initial public offering of Comdisco Ventures Stock, a new series of our common stock intended to reflect the performance of Comdisco Ventures, our venture financing business. The international managers are
offering             shares outside the U.S. and Canada and the U.S.
underwriters are offering               shares in the U.S. and Canada.

    We anticipate that the price to the public will be between $
and $             per share. Currently, no public market exists for Comdisco
Ventures Stock. We intend to list our Comdisco Ventures Stock on the Nasdaq National Market, under the symbol "CDOV."

    Investing in Comdisco Ventures Stock involves risks. See "Risk Factors," beginning on page 8.

                                                        Per
                                                       Share  Total
                                                       ------ -----
     Public offering price...........................  $      $
     Underwriting discount...........................  $      $
     Proceeds, before expenses, to Comdisco..........  $      $

    The international managers may also purchase up to an additional shares of Comdisco Ventures Stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly
purchase up to an additional                 shares.

    The shares of Comdisco Ventures Stock will be ready for delivery on or
about                , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          Merrill Lynch International

            The date of this prospectus is                   , 2000.

                [Alternative Page for International Prospectus]
                                  UNDERWRITING

      We intend to offer the shares of Comdisco Ventures Stock outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International is acting as lead manager for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the
international managers, and concurrently with the sale of               shares
of Comdisco Ventures Stock to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares of Comdisco Ventures Stock listed opposite their names below.

                                                                      Number
           International Manager                                     of Shares
           ---------------------                                     ---------
      Merrill Lynch International...................................
                  ..................................................
                  ..................................................
                  ..................................................
                  ..................................................
                  ..................................................
                                                                     ---------
           Total....................................................
                                                                     =========

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares of Comdisco Ventures Stock in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as U.S. representative. Subject to the terms and conditions in the U.S. purchase
agreement, and concurrently with the sale of                shares of Comdisco
Ventures Stock to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the
U.S. underwriters severally have agreed to purchase,                  shares of
Comdisco Ventures Stock from us. The initial public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares of Comdisco Ventures Stock sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of Comdisco Ventures Stock to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares of Comdisco Ventures Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The lead manager has advised us that the international managers propose initially to offer the shares of Comdisco Ventures Stock to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $. per share. The international managers may allow, and the dealers may reallow, a discount not
in excess of $.    per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

                [Alternative Page for International Prospectus]

      The following table shows the public offering price, underwriting discount and proceeds before expenses to Comdisco. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
      Public offering price..............      $           $            $
      Underwriting discount..............      $           $            $
      Proceeds, before expenses, to
       Comdisco..........................      $           $            $

      The expenses of the offering, not including the underwriting discount,
are estimated at $             and are payable by Comdisco.

Over-allotment Option

      We have granted options to the international managers to purchase up to additional shares of Comdisco Ventures Stock at the public offering price less the underwriting discount. The international managers may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of Comdisco Ventures Stock proportionate to that international manager's initial amount reflected in the above table.

      We have also granted options to the U.S. underwriters, exercisable for 30
days from the date of this prospectus, to purchase up to        additional
shares of Comdisco Ventures Stock to cover any over-allotments on terms similar to those granted to the international managers.

Intersyndicate Agreement

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares of Comdisco Ventures Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares of Comdisco Ventures Stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial
public offering price, up to         shares of Comdisco Ventures Stock offered
by this prospectus for sale to some of Comdisco Ventures' employees and other of our business associates and related persons and for purchase by Comdisco as a contribution to our retirement plan. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We have agreed, with exceptions, not to sell or transfer any Comdisco Ventures Stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch International. Specifically, we have agreed not to directly or indirectly:

     .  offer, pledge, sell or contract to sell any Comdisco Ventures
        Stock;

     .  sell any option or contract to purchase any Comdisco Ventures
        Stock;

                [Alternative Page for International Prospectus]

     .  purchase any option or contract to sell any Comdisco Ventures
        Stock;

     . grant any option, right or warrant for the sale of any Comdisco Ventures Stock;

     .  lend or otherwise dispose of or transfer any Comdisco Ventures
        Stock;

     . request or demand that we file a registration statement related to the Comdisco Ventures Stock; or

     . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Comdisco Ventures Stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to Comdisco Ventures Stock and to securities convertible into or exchangeable or exercisable for or repayable with Comdisco Ventures Stock.

Quotation on the Nasdaq National Market

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CDOV."

   Before this offering, there has been no public market for our Comdisco Ventures Stock. The initial public offering price will be determined through negotiations among us and the U.S. representative and lead manager. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

     . the valuation multiples of publicly traded companies that the U.S. representative and the lead manager believe to be comparable to Comdisco Ventures,

     .  Comdisco Ventures' financial information,

     . the history of, and the prospects for, Comdisco Ventures and the industry in which Comdisco Ventures competes,

     . an assessment of Comdisco Ventures' management, its past and present operations, and the prospects for, and timing of, Comdisco Ventures' future revenues,

     .  the present state of Comdisco Ventures' development, and

     . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to those of Comdisco Ventures.

      An active trading market for the shares may not develop. It is also possible that after the offering the Comdisco Ventures Stock will not trade in the public market at or above the initial public offering price.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares of Comdisco Ventures Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Comdisco Ventures Stock. However, the U.S. representative may engage in transactions that stabilize the price of the Comdisco Ventures Stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the Comdisco Ventures Stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representative may reduce that short position by purchasing shares of Comdisco Ventures Stock in the open market. The U.S. representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the Comdisco Ventures Stock to stabilize its price or to reduce a short position may cause the price of the Comdisco Ventures Stock to be higher than it might be in the absence of such purchases.

                [Alternative Page for International Prospectus]
      The U.S. representative may also impose a penalty bid on underwriters and selling group members. This means that if the U.S. representative purchases shares of Comdisco Ventures Stock in the open market to reduce the underwriter's short position or to stabilize the price of such shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares of Comdisco Ventures Stock in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Comdisco Ventures Stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representative or the lead manager will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK Selling Restrictions

      Each international manager has agreed that

     . it has not offered or sold and will not offer or sell any shares of Comdisco Ventures Stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     . it has complied and will comply with all the applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the Comdisco Ventures Stock in, from or otherwise involving the United Kingdom; and

     . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of Comdisco Ventures Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to the our company or shares of our Comdisco Ventures Stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of Comdisco Ventures Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares of Comdisco Venture Stock offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover pages of this prospectus.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                [Alternative Page for International prospectus]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Shares

                                     [LOGO]

                            COMDISCO VENTURES STOCK

                               ----------------

                              P R O S P E C T U S

                               ----------------

                          Merrill Lynch International

                                      , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth all expenses, other than underwriting discounts and commissions, we will pay in connection with the sale of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee and the Nasdaq National Market listing fee.

      SEC Registration fee............................................. $39,600
      Nasdaq National Market listing fee...............................       *
      Blue Sky fees and expenses.......................................   5,000
      Printing and engraving expenses..................................       *
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Transfer Agent and registrar fees and expenses...................       *
      Miscellaneous....................................................       *
                                                                        -------
      Total............................................................ $     *
                                                                        =======

--------
   *To be completed by amendment

Item 15. Indemnification of Officers and Directors.

      Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director reasonably incurred.

      In accordance with the Delaware Law, our restated certificate of incorporation contains a provision to limit the personal liability of the directors of Comdisco for violations of their fiduciary duty. This provision eliminates each director's liability to Comdisco or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Comdisco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

      Pursuant to most of Comdisco's employee benefit plans, including, without limitation, its long-term incentive plans and stock option plans, directors, officers and employees of Comdisco are indemnified against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans.

      Pursuant to underwriting agreements filed as exhibits to registration statements relating to underwritten offerings of securities issued or guaranteed by Comdisco, the underwriters have agreed to indemnify Comdisco, each officer and director of Comdisco and each person, if any, who controls Comdisco within the meaning of the Securities Act of 1933, against certain liabilities, including liabilities under said Act.

      Comdisco is insured for liabilities it may incur pursuant to its restated certificate of incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain key employees are insured against certain losses which may arise out of their employment and which are not recoverable under the indemnification provisions of Comdisco's restated certificate of incorporation.

Item 16. Exhibits.

      (a) Exhibits and Financial Statement Schedules

     Exhibit
     Number                               Description
     -------                              -----------
      1.1      Form of U.S. Underwriting Agreement between Comdisco, Inc. and the U.S. Underwriters.

      1.2      Form of International Underwriting Agreement between Comdisco,
               Inc. and the International Underwriters.

      4.1 The rights of holders of Comdisco Ventures Stock are defined in the Fourth Article of the Amended and Restated Certificate of Incorporation of Comdisco, Inc. (filed as Annex II to Comdisco
               Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

      4.2 The Policy Statement regarding Comdisco Ventures Stock Matters of Comdisco, Inc.

      4.3      Form of Amended and Restated Preferred Stock Purchase Rights
               Plan of Comdisco, Inc.

      4.4      Form of Temporary Certificate of Comdisco Ventures Stock.

      5.1      Opinion of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc., as to the legality of the Comdisco Ventures Stock being registered.

      8.1      Tax Opinion of Hopkins & Sutter.

     10.1      Form of Comdisco Ventures Management Incentive Plan (filed as
               Annex III to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
               Incentive Plan (filed as Annex IV to Comdisco Inc.'s Proxy
               Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
               Option Plan (filed as Annex V to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
               (filed as Annex VI to Comdisco Inc.'s Proxy Statement on
               Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

     23.1      Consent of Jeremiah M. Fitzgerald, Vice President and Chief
               Legal Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

     23.2      Consent of KPMG LLP.

     23.3 Consent of Hopkins & Sutter (included in the opinion of counsel filed as
               Exhibit 8.1).

     24.1      Powers of Attorney (See page II-4).

      (b) Financial Statement Schedules

          None

Item 17. Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Comdisco, Inc., certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on April 12, 2000.

                                            Comdisco, Inc.

                                                 /s/ Nicholas K. Pontikes
                                            By: _______________________________
                                                    Nicholas K. Pontikes,
                                                          President

                        POWER OF ATTORNEY AND SIGNATURES

      Each person whose signature appears below constitutes and appoints Nicholas K. Pontikes, John J. Vosicky and William N. Pontikes, and each of them, each with full power to act without the others, such person's true and lawful attorney-in-fact agent, each with full power of substitution and resubstitution, in such person's name and on such person's behalf, to sign any amendment or amendments to this Registration Statement, and to sign any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and exchange Commission. Each of the undersigned ratifies and confirms all that any of the attorneys agents shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                Title                    Date
                 ---------                                -----                    ----
       /s/ Nicholas K. Pontikes             President, Chief Executive        April 12, 2000
___________________________________________   Officer and Director (Principal
          (Nicholas K. Pontikes)              Executive Officer)

          /s/ John J. Vosicky               Executive Vice President, Chief   April 12, 2000
___________________________________________   Financial Officer and Director
             (John J. Vosicky)                (Principal Financial Officer)

          /s/ David J. Keenan               Senior Vice President and         April 12, 2000
___________________________________________   Controller (Principal
             (David J. Keenan)                Accounting Officer)

        /s/ Robert A. Bardagy               Director                          April 12, 2000
___________________________________________
           (Robert A. Bardagy)

         /s/ C. Keith Hartley               Director                          April 12, 2000
___________________________________________
            (C. Keith Hartley)

   /s/ Harry M. Jansen Kraemer, Jr.         Director                          April 12, 2000
___________________________________________
      (Harry M. Jansen Kraemer, Jr.)

             Signature                        Title                  Date
             ---------                        -----                  ----
     /s/ Carolyn N. Murphy           Director                   April 12, 2000
____________________________________
        (Carolyn N. Murphy)

     /s/ Thomas H. Patrick           Director                   April 12, 2000
____________________________________
        (Thomas H. Patrick)

    /s/ William N. Pontikes          Director                   April 12, 2000
____________________________________
       (William N. Pontikes)

         /s/ Rick Kash               Director                   April 12, 2000
____________________________________
            (Rick Kash)

      /s/ Philip A. Hewes            Director                   April 12, 2000
____________________________________
         (Philip A. Hewes)

       /s/ James Voelker             Director                   April 12, 2000
____________________________________
          (James Voelker)

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Description
 -------                                -----------
  1.1      Form of U.S. Underwriting Agreement between Comdisco, Inc. and the
           U.S. Underwriters.

  1.2      Form of International Underwriting Agreement between Comdisco, Inc.
           and the International Underwriters.

  4.1 The rights of holders of Comdisco Ventures Stock are defined in the Fourth Article of the Amended and Restated Certificate of
           Incorporation of Comdisco, Inc. (filed as Annex II to Comdisco
           Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

  4.2      The Policy Statement regarding Comdisco Ventures Stock Matters of
           Comdisco, Inc.

  4.3      Form of Amended and Restated Preferred Stock Purchase Rights Plan of
           Comdisco, Inc.

  4.4      Form of Temporary Certificate of Comdisco Ventures Stock.

  5.1      Opinion of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc., as to the legality of the Comdisco
           Ventures Stock being registered.

  8.1      Tax Opinion of Hopkins & Sutter.

 10.1      Form of Comdisco Ventures Management Incentive Plan (filed as Annex
           III to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March
           20, 2000 and incorporated herein by reference).

 10.2      Form of Amended and Restated 1998 Long-Term Stock Ownership
           Incentive Plan (filed as Annex IV to Comdisco Inc.'s Proxy Statement on Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.3      Form of Amended and Restated 1999 Non-Employee Directors' Stock
           Option Plan (filed as Annex V to Comdisco Inc.'s Proxy Statement on
           Schedule 14A, dated March 20, 2000 and incorporated herein by reference).

 10.4      Form of Amended and Restated U.S. Employee Stock Purchase Plan
           (filed as Annex VI to Comdisco Inc.'s Proxy Statement on Schedule
           14A, dated March 20, 2000 and incorporated herein by reference).

 23.1      Consent of Jeremiah M. Fitzgerald, Vice President and Chief Legal
           Officer of Comdisco, Inc. (included in the opinion of counsel filed as Exhibit 5.1).

 23.2      Consent of KPMG LLP.

 23.3 Consent of Hopkins & Sutter (included in the opinion of counsel filed as
           Exhibit 8.1).

 24.1      Powers of Attorney (See page II-4).